                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                            Washington D.C. 20549



                                  FORM 11-K

[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2003
                          -----------------


                                     OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934

For the transition period from ___________to ______________

Commission file number  1-16167
                       --------


         A. Full title of the plan and the address of the plan, if different from that of issuer named below:

                    MONSANTO SAVINGS AND INVESTMENT PLAN
                        800 North Lindbergh Boulevard
                          St. Louis, Missouri 63167


         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                              MONSANTO COMPANY
                        800 North Lindbergh Boulevard
                          St. Louis, Missouri 63167

                    MONSANTO SAVINGS AND INVESTMENT PLAN

               FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                    FOR THE PLAN YEAR ENDED DEC. 31, 2003

                                     AND

                   REPORT OF INDEPENDENT REGISTERED PUBLIC
                              ACCOUNTING FIRM

                                      MONSANTO SAVINGS AND INVESTMENT PLAN


                                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                                                TABLE OF CONTENTS

                                                                                                            PAGE

Report of Independent Registered Public Accounting Firm                                                        1

Financial Statements:

     Statements of Net Assets Available for Benefits as of Dec. 31, 2003 and 2002                              2

     Statement of Changes in Net Assets Available for Benefits for the
         Plan Year Ended Dec. 31, 2003                                                                         3

     Notes to Financial Statements                                                                             4

Supplemental Schedules:

     1.  Assets Held for Investment as of Dec. 31, 2003                                                       10

     2.  Schedule of Assets Held for Investment Acquired and Disposed of Within the
         Plan Year Ended Dec. 31, 2003                                                                        34

     3.  Schedule of Reportable Transactions for the Plan Year Ended Dec. 31, 2003                            88

         Supplemental Schedule 4 is omitted because of the absence of the conditions under which it is required.

Signature                                                                                                     93

Exhibit Index                                                                                                 94

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Monsanto Company Employee Benefits Plan Committee

We have audited the accompanying statements of net assets available for benefits of the Monsanto Savings and Investment Plan (the "Plan") as of Dec. 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended Dec. 31, 2003. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of Dec. 31, 2003 and 2002, and the changes in net assets available for benefits for the year ended Dec. 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the Table of Contents are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information by fund in the statements of net assets available for benefits and the statement of changes in net assets available for benefits is presented for the purpose of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of the individual funds. The supplemental schedules and supplemental information are the responsibility of the Plan's management. Such supplemental schedules and supplemental information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
May 27, 2004

MONSANTO SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DEC. 31, 2003 AND 2002
(DOLLARS IN THOUSANDS)
---------------------------------------------------------------------------------------------------------------------------




                                                                                            2003                 2002
                                                                                      ----------------     ----------------
Contributions receivable:
  Employee                                                                               $    1,318           $    1,192
  Employer                                                                                      469                  430

Investment receivables                                                                        3,478                1,366
Investments:
     Cash and temporary investments                                                          31,330               27,196
     Mellon Daily Liquidity Stock Index Fund*                                                93,635               64,909
     Capital Guardian International Equity Fund                                              48,917               32,628
     Debt securities including U.S. Government securities                                    43,206               33,616
     Common stock--Pfizer Corporation*                                                      378,237                   --
     Common stock--Pharmacia Corporation*                                                        --              381,849
     Common stock--Monsanto Company*                                                        230,675              153,770
     Common stock--Solutia Inc.                                                                 263                3,169
     Common and preferred stock--other                                                      316,229              245,261
     Investment contracts                                                                   440,213              441,310
     Loans to participants                                                                   16,761               15,407
                                                                                         ----------           ----------
     Total investments                                                                    1,599,466            1,399,115
                                                                                         ----------           ----------

TOTAL ASSETS                                                                              1,604,731            1,402,103
                                                                                         ----------           ----------

ESOP debt                                                                                    23,125               30,347

Other liabilities                                                                             3,677                1,458
                                                                                         ----------           ----------

TOTAL LIABILITIES                                                                            26,802               31,805
                                                                                         ----------           ----------

NET ASSETS AVAILABLE FOR BENEFITS                                                        $1,577,929           $1,370,298
                                                                                         ==========           ==========



* Individual investment securities which represent five percent or more of net assets available for benefits.

          The above statements should be read in conjunction with the accompanying Notes to Financial Statements.

MONSANTO SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DEC. 31, 2003
(DOLLARS IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------------------


                                                                                                                2003
Contributions:
   Employer                                                                                                  $    5,999
   Employee                                                                                                      48,803
                                                                                                             ----------
                                                                                                                 54,802

Investment Income (Loss):
   Interest                                                                                                      29,507
   Dividends--Pfizer Corporation                                                                                  8,935
   Dividends--Monsanto Company                                                                                    4,019
   Dividends--other                                                                                               5,469
   Net change in fair value of investments:
     Common stock--Pfizer Corporation                                                                            60,667
     Common stock--Monsanto Company                                                                              83,878
     Common and preferred stock--other                                                                           94,532
     Debt securities                                                                                              1,902

Interest income on loans to participants                                                                            895

Interest expense on ESOP debt                                                                                    (1,631)

Rollovers and transfers in/(out)--net
   Rollovers from other plans                                                                                     6,109

Administrative expenses                                                                                          (4,107)
Withdrawals                                                                                                    (137,346)
                                                                                                             ----------

NET INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS                                                               207,631

NET ASSETS AVAILABLE FOR BENEFITS, BEGINNING OF YEAR                                                          1,370,298
                                                                                                             ----------

NET ASSETS AVAILABLE FOR BENEFITS, END OF YEAR                                                               $1,577,929
                                                                                                             ==========





          The above statement should be read in conjunction with the accompanying Notes to Financial Statements.

MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DEC. 31, 2003
----------------------------------------------------------------------------

1.   INFORMATION REGARDING THE PLAN

     GENERAL
     -------
     The following description of the Monsanto Savings and Investment Plan (the "Plan" or the "SIP") provides only general information.
     Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     The Plan was established as of June 11, 2001, as a successor to a portion of the Pharmacia Corporation Savings and Investment Plan ("Pharmacia Plan") for the benefit of certain employees and former employees ("Transferred Participants") of Monsanto Company ("Monsanto" or the "Company"). Effective July 1, 2001, the assets of the Pharmacia Plan that were allocated to the accounts of the Transferred Participants were transferred to the trust established under the Plan. Also effective July 1, 2001, a portion of the unallocated assets and liabilities (primarily debt) of the leveraged employee stock ownership plan ("ESOP") component of the Pharmacia Plan were transferred to the Plan.

     Effective July 1, 2001, through June 30, 2002, the assets of the trust established under the Plan were collectively invested with the assets of the Pharmacia Plan in the Pharmacia Corporation and Monsanto Company Defined Contribution and Employee Stock Ownership Master Trust (the "Master Trust"). Within the Master Trust, each participating plan was entitled to an interest in the Master Trust's net assets and net earnings. As of June 30, 2002, the Plan's proportionate interests in the total net assets of the Master Trust was approximately 51 percent. Effective as of July 1, 2002: (i) assets and liabilities from the Master Trust representing the Pharmacia Plan's interest and obligations in and under the Master Trust were transferred to the Pharmacia Savings Plan Master Trust and the Pharmacia Savings Plan ESOP Trust for Pharmacia Common Stock; and (ii) Monsanto and the trustee of the Plan entered into the Monsanto Company Defined Contribution and Employee Stock Ownership Master Trust Agreement which continued the trust established pursuant to the Plan and also continued a trust to hold assets under the Plan. All assets in the Master Trust are held for the Plan.

     ADMINISTRATION
     --------------
     Monsanto is the sponsor of the Plan. The Monsanto Employee Benefits Plans Committee is responsible for administering plan operations in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA") and Plan documents. The Monsanto Pension and Savings Funds Investment Committee is responsible for monitoring Plan investments. The trustee of the Plan is The Northern Trust Company.

     PARTICIPANT ACCOUNTS
     --------------------
     The Plan is a contributory defined contribution profit sharing plan with individual accounts for each participant. Employees who have attained age 18 are generally eligible to participate in the Plan as soon as administratively possible. The cost of Plan administration is borne partially by Plan participants and partially by Monsanto, as Plan sponsor.

     Each participant's account is credited with the participant's contributions, Company contributions and Plan earnings/(losses). Participants' accounts are valued on a daily basis. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account balance.

     CONTRIBUTIONS AND VESTING
     -------------------------
     The Plan provides for voluntary employee contributions generally ranging from one percent to 25 percent of an employee's eligible pay. Employees have an option to make before-tax contributions or after-tax contributions. Subject to Internal Revenue Service ("IRS") discrimination tests, contributions may be all before-tax, all after-tax, or a combination of both. Generally, employee contributions to the Plan may be invested in one percent increments and allocated in any combination to the following investment fund types: a fixed income fund, a balanced fund consisting of both fixed income and equity securities, a growth and income equity fund, an international equity fund, a growth equity fund, a U.S. equity index fund, and asset allocation funds consisting of varying pre-set mixes of the aforementioned investment fund types. Prior to Aug. 14, 2002, contributions could also be invested in the Pharmacia (Employee) Common Stock Fund, which invested in Pharmacia Corporation common stock. Beginning Aug. 14, 2002, contributions could be invested in the Monsanto (Employee) Common Stock Fund, which invests in Monsanto common stock. See below for further discussion regarding the spinoff of Monsanto by Pharmacia Corporation ("Pharmacia") and the conversion of shares of Pharmacia common stock to shares of Monsanto common stock. In addition, the Plan includes four asset allocation funds which allow participants varying degrees of risk and return, including (in order of risk tolerance - least to greatest) the Conservative Portfolio Fund, the Moderate Portfolio Fund, the Moderately Aggressive Portfolio Fund, and the Aggressive Portfolio Fund. Investments in the U.S. Equity Index Fund, the Balanced Fund, the Growth and Income Equity Fund, the Growth Equity Fund, the Fixed Income Fund and the International Equity Fund are used in predetermined mixes to form the asset allocation funds. As a result of the spinoff in 1997 of Solutia Inc. ("Solutia"), a former subsidiary of the former Monsanto Company, certain Transferred Participants' accounts received common stock of Solutia. This stock is maintained in the Solutia Non-Employer Stock Fund, and no contributions, either employee or employer, subsequent to the spinoff can be made to this fund.

     On Aug. 13, 2002, Pharmacia completed a spinoff of Monsanto by distributing its entire ownership interest via a tax-free dividend of shares of Monsanto common stock to Pharmacia's shareowners. The shares of Monsanto common stock received in respect of participants' accounts were deposited in the Monsanto Common Stock Fund. Shares of Pharmacia common stock then held in participants' accounts were transferred to the Pharmacia Non-Employer Stock Fund, and no contributions, either employee or employer, subsequent to the spinoff may be made to this fund. The Pharmacia common stock continued to be held in the Pharmacia Non-Employer Stock Fund until April 16, 2003, at which time the shares were exchanged for shares of common stock of Pfizer Inc. ("Pfizer") as a result of the acquisition of Pharmacia by Pfizer. The ratio was 1.4 shares of Pfizer stock for one share of Pharmacia stock. As a result of this acquisition, all of the shares of common stock of Pharmacia held in the Pharmacia Non-Employer Stock Fund were exchanged for shares of common stock of Pfizer, and the Pharmacia Non-Employer Stock Fund was replaced by the Pfizer Non-Employer Stock Fund. This Pfizer stock is currently maintained in the Pfizer Non-Employer Stock Fund, and no contributions, either employee or employer, can be made to this fund. Until Dec. 30, 2005, Plan participants may continue holding portions of their accounts in the Pfizer Non-Employer Stock Fund or may reallocate all or any part of such holdings to the Monsanto (Employee) Stock Fund or the other investment funds (excluding the Monsanto (Employer) and Solutia Stock Funds) and/or pre-mixed portfolios offered under the Plan. The Pfizer Non-Employer Stock Fund shall be discontinued effective as of the close of business on Dec. 30, 2005. Any amounts remaining invested in the Pfizer Non-Employer Stock Fund as of the close of business on Dec. 30, 2005, will automatically be transferred to the Plan's default investment choice, which is currently the Moderate Portfolio. The change in fair value of Pharmacia stock held in the Pharmacia Non-Employer Stock Fund during the year ended Dec. 31, 2003, is included in "Net change in fair value of investments: Common Stock--Pfizer Corporation" in the Statement of Changes in Net Assets Available for Benefits.

     Effective for paychecks received after Sept. 1, 2002, the Monsanto SIP was amended to allow eligible participants to make a before-tax catch-up contribution election. Participants may be eligible to make a catch-up contribution if they are at least age 50 on or before December 31 of the calendar year and either currently contributing at least seven percent of their eligible pay per pay period to the SIP or had reached the IRS annual limit on before-tax contributions ($12,000 in 2003). For 2003, they could have elected a before-tax catch-up contribution of up to $2,000. The catch-up contributions are not eligible for Company matching contributions and are subject to the same rules as other before-tax contributions. The annual catch-up contribution limit may increase in future years in accordance with limits prescribed by the IRS.

     The before-tax option allows participants to elect to make before-tax contributions from gross pay before most income taxes are deducted. The participants generally cannot withdraw before-tax contributions without income tax penalties until age 59 1/2, retirement, disability, death or termination of employment. After-tax contributions are made from participants' pay after income taxes are deducted. Withdrawal of after-tax employee contributions can be made with no penalty. Participants may change the amounts of their contributions and transfer their contributions among the investment options.

     LEVERAGED ESOP
     --------------
     Employee contributions to the Plan, up to a maximum of seven percent of eligible pay, generally are matched 60 percent by Monsanto. The Plan also has a discretionary match employer contribution feature. In December 2003, Monsanto made a discretionary performance contribution of an additional 37.5 percent on the first 10 percent of eligible pay. Company contributions and related earnings are invested solely in Monsanto common stock. In part, this is accomplished through an ESOP feature that was added to the Pharmacia Plan in October 1991 and has been subsequently retained. Generally, Company contributions vest and become non-forfeitable at the rate of 20 percent per year of service, such that Company contributions are 100 percent vested after five years of service. A participant who has less than five years of participation in the Plan or predecessor plan cannot withdraw Company matching contributions that are not vested or that were received in the last 24 months, and cannot diversify any Company matching contributions into the other investment options in the Plan. Upon completion of five years of participation in the Plan, all Company matched amounts may be withdrawn from the Plan or diversified into the other investment options (excluding the Pfizer and Solutia Stock Funds) in the Plan. Company contributions immediately vest upon a change of control of the Company.

     In 1991, the ESOP component of the Pharmacia Plan issued $100 million in amortizing notes and $100 million in amortizing debentures, both guaranteed by Pharmacia, and borrowed $50 million from Pharmacia. In January 1992, the proceeds from the borrowings were used to purchase approximately 18.5 million shares of common stock from Pharmacia at the average price of $13.40 per share. In 1996 and 1997, the ESOP component of the Pharmacia Plan borrowed an additional $3.7 million and $4.3 million, respectively, from Pharmacia to make payments on existing ESOP borrowings.

     The Pharmacia Plan's ESOP debt was restructured effective as of July 1, 2001, in connection with the establishment and transfer of assets and liabilities to the Plan. The Plan's ESOP component received a transfer from the Pharmacia Plan's ESOP of 3,029,255 unallocated shares of Pharmacia common stock. Immediately following the debt restructuring and transfer, the Plan's ESOP debt consisted of two promissory notes (the "Notes") to Monsanto: (i) one note payable in the principal amount of $2.2 million, bearing interest at the rate of seven percent per annum, and having a maturity date of Dec. 15, 2021 (the "7.00% Note"), and (ii) the other note payable in the principal amount of $40.6 million, bearing interest at the rate of 5.71 percent per annum, and providing for semi-annual amortization of principal and a final maturity date of Dec. 15, 2006 (the "5.71% Note"). Following the spinoff of Monsanto from Pharmacia on Aug. 13, 2002, the unallocated Pharmacia shares held by the Plan's ESOP component were gradually converted to shares of Monsanto common stock through open market transactions and through the exchange of Pharmacia stock for Monsanto stock with certain Pharmacia employee benefit plans at market rates. These Pharmacia shares are now fully converted. The unallocated shares of Pharmacia common stock, which were converted to Monsanto shares as described above, held by the Plan's ESOP component are released for allocation to participant accounts in accordance with the terms of the Plan as interest and principal on the Notes are paid. In 2003, approximately 1,367,000 equivalent shares of Monsanto stock were released for allocation to participant accounts. As of Dec. 31, 2003, approximately 3,900,000 shares of Monsanto stock remained unallocated with an approximate market value of $113 million.

     The Plan obtains funds to repay the ESOP borrowings primarily through Company contributions and dividends paid on Monsanto common stock purchased with ESOP borrowings. As of Dec. 31, 2003, the 5.71% Note had an outstanding principal balance of $23 million and the 7.00% Note (due in 2021) had an outstanding principal balance of $83 thousand. Interest on the Notes is payable semiannually on June 15 and December 15. In 2003, employer contributions included $1.6 million in cash to meet the interest payments on the Notes. Scheduled maturities on the 5.71% Note are $7,917 in 2004, $7,760 in 2005 and $7,366 in 2006 (all in
     thousands).

     PARTICIPANT LOANS
     -----------------
     Most Plan participants can obtain loans from their accounts. A participant with a Plan account balance of over $2,000 may borrow up to the legal limit of 50 percent of the total vested account balance (including the value of the employer-contributed portion of the Monsanto Common Stock Fund account), but not more than $50,000 minus the excess of the participant's highest outstanding loan balance during the last 12 months or 100 percent of his or her employee account value. The minimum loan is $1,000, and the maximum number of outstanding loans at any one time is two.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting.

     In accordance with the American Institute of Certified Public Accountants Audit and Accounting Guide, Audits of Employee Benefit Plans, benefits payable to persons who have withdrawn from participation in a defined contribution plan should be disclosed in the footnotes to the financial statements rather than be recorded as a liability of the plan. As of Dec. 31, 2003, there were no such benefits payable.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.

     Fixed income fund investments in guaranteed investment contracts, issued by insurance companies, are valued at contract value plus accrued interest because these investments have fully benefit-responsive features. Investments other than guaranteed investment contracts are stated at fair values, which are generally determined by quoted market prices. The value of outstanding participant loans is determined based on the outstanding principal balance as of the last day of the period, which approximates fair value.

     Purchases and sales of securities are recorded on a trade-date basis.

     Dividend income is recorded on the ex-dividend date. Realized gains and losses from security transactions are reported on the average cost method. In the statement of changes in net assets available for benefits, the Plan presents the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains and losses and the unrealized appreciation (depreciation) on these investments.

     The Plan pays certain outside service provider expenses (e.g. recordkeeping and trustee fees) incurred in the operation of the Plan. Investment manager fees are paid by the Plan and are included in Administrative Expenses. Certain other expenses are paid by Monsanto.

     The Plan provides for various investment options in any combination of stocks, mutual funds, common/collective trusts, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

3.   GUARANTEED INVESTMENT CONTRACTS

     The Fixed Income Fund invests in synthetic guaranteed investment contracts. Synthetic guaranteed investment contracts are comprised of two components: an underlying portfolio of fixed income securities and a benefit responsive contract. Benefit responsive contracts are issued by financial services companies to allow participants' account balances to reflect the contract value of the underlying fixed income investments (principal plus interest) rather than the market value of those investments. Upon proper notification to the financial service provider, the benefit responsive agreement may be terminated. A single uniform contract (the "Global Wrap Benefit Responsive Contract") was in place on Dec. 31, 2003 and 2002, with Commonwealth General Corporation, J.P. Morgan Chase Bank and State Street Bank.

     The following summarizes the contract value of the synthetic guaranteed investment contracts as of Dec. 31, 2003 and 2002.

                                                                    AS OF DEC. 31,
       GUARANTEED INVESTMENT CONTRACTS                       --------------------------
       (DOLLARS IN THOUSANDS)                                  2003              2002

       Commonwealth General Corporation                      $176,085          $176,524
       J.P. Morgan Chase Bank                                 132,064           132,393
       State Street Bank                                      132,064           132,393
                                                             --------          --------
             Total                                           $440,213          $441,310
                                                             ========          ========


     The rate of return for the synthetic guaranteed investment contracts generally fluctuates with the return on the underlying assets. The 12-month average yield for such contracts, net of all applicable administrative and investment fees, was 5.69 percent for the period from Jan. 1, 2003, to Dec. 31, 2003, and 5.85 percent for the period from Jan. 1, 2002, to Dec. 31, 2002. Participant accounts are credited with an interest rate which is determined quarterly by the issuers of the benefit responsive contracts based on the investments in the underlying fixed income portfolio. The annual interest rates as of Dec. 31, 2003 and 2002, were 5.87 percent and 6.41 percent, respectively.

     The Plan values these synthetic guaranteed investment contracts at contract value plus accrued interest. The total estimated fair value of the synthetic guaranteed investment contracts was $461 million and $468 million as of Dec. 31, 2003 and 2002, respectively.

     The above-mentioned synthetic guaranteed investment contracts, Mellon Daily Liquidity Stock Index Fund, Pfizer common stock (for 2003), Pharmacia common stock (for 2002), and Monsanto common stock represent the only investments of the Plan which are individually greater than five percent of the Plan's ending assets.

4.   NONPARTICIPANT-DIRECTED INVESTMENTS

     Except as noted below, all other funds in the Plan are participant-directed. The Plan's ESOP debt and related principal and interest payments are also nonparticipant-directed. Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investment amounts in the Plan (as of Dec. 31, 2003 and 2002, and for the period Jan. 1, 2003, to Dec. 31, 2003) is outlined in the table below.

  (DOLLARS IN THOUSANDS)
  NET ASSETS:                                         AS OF DEC. 31, 2003           AS OF DEC. 31, 2002

  Cash and temporary investments                            $  1,205                        $  1,333
  Common stock--Monsanto Company                             203,868                         144,286
                                                            --------                        --------
       Total Assets                                          205,073                         145,619

  Accrued expenses                                                10                              --
  ESOP debt                                                   23,125                          30,347
                                                            --------                        --------
       Total Liabilities                                      23,135                          30,347
                                                            --------                        --------
              Net Assets                                    $181,938                        $115,272
                                                            ========                        ========

  (DOLLARS IN THOUSANDS)                                                 YEAR ENDED
  CHANGES IN NET ASSETS:                                               DEC. 31, 2003

     Contributions                                                         $ 5,999
     Interest income                                                            22
     Dividends                                                               3,675
     Net appreciation                                                       68,265
     Interest expense on ESOP debt                                          (1,631)
     Administrative expense                                                   (695)
     Withdrawals and transfers                                              (8,969)
                                                                           -------
           Changes in Net Assets                                           $66,666
                                                                           =======


5.   INFORMATION REGARDING TAX STATUS

     On Oct. 17, 2003, the IRS issued Monsanto a favorable determination letter that the Plan is qualified for federal income tax purposes in compliance with section 401(a) of the Internal Revenue Code.

6.   PRIORITIES UPON TERMINATION OF THE PLAN

     If the Plan is terminated, all participants' account balances will be fully vested, and all participants would then be entitled to a full distribution of their account balances as more fully described and set forth in the Plan document.

7.   PARTY-IN-INTEREST INVESTMENTS AND TRANSACTIONS

     There were no nonexempt prohibited transactions with parties-in-interest during the period from Jan. 1, 2003, to Dec. 31, 2003.

8.   SUBSEQUENT EVENTS

     As of Jan. 2, 2004, employee contributions to the Plan could be invested in one percent increments and allocated to four new investment fund types: a treasury inflation-protected securities (TIPs) fund, a value equity fund, a small cap growth equity fund and a small cap value equity fund.

     As of Jan. 2, 2004, certain limitations were imposed on investment transfers. If participants transfer amounts out of the small cap growth equity fund, the small cap value equity fund, the international equity fund, or the Monsanto (Employee) Common Stock Fund, they will not be permitted to transfer any amounts into such fund until at least 30 calendar days after the date of their last transfer out of the fund.

                                    *****

MONSANTO SAVINGS AND INVESTMENT PLAN
SUPPLEMENTAL SCHEDULE 1
----------------------------------------------------------------------------










                      ASSETS HELD FOR INVESTMENT AS OF

                                DEC. 31, 2003

5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Non-Interest Bearing Cash - USD
---------------------------------------------------------------------------------------------------------------------------------

USD - United States dollar                                                       -339,077.600      -339,077.600      -339,077.600
---------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                              -339,077.60       -339,077.60
---------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST BEARING CASH - USD                                                               -339,077.60       -339,077.60

Receivable Income - USD
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

INCOME FROM SECURITIES LENDING ACTIVITIES                                               5.000             0.000             0.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                  0.00              0.00
---------------------------------------------------------------------------------------------------------------------------------
TOTAL RECEIVABLE INCOME - USD                                                                              0.00              0.00

Receivables - Other - USD
---------------------------------------------------------------------------------------------------------------------------------

Pending trade purchases: United States dollar                                           0.000    -3,215,770.490    -3,215,770.490
Pending trade sales: United States dollar                                               0.000     2,601,258.010     2,601,258.010
---------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                              -614,512.48       -614,512.48
---------------------------------------------------------------------------------------------------------------------------------
TOTAL RECEIVABLES - OTHER - USD                                                                     -614,512.48       -614,512.48

U.S. Government Securities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FHLMC GOLD E00228 6.5 07-01-2008 CUSIP: 31294JHD3                                 168,632.300       165,259.660       179,156.810
FHLMC GOLD E01140 6 05-01-2017 CUSIP: 31294KHR9                                   782,488.590       808,530.800       821,113.790
FHLMC GOLD E78398 6.5 07-01-2014 CUSIP: 3128GDKK5                                 504,918.190       516,554.970       534,954.760
FHLMC GOLD GROUP E00400 7.5 10-01-2010 CUSIP: 31294JNR5                            53,802.660        54,786.230        57,405.230
FHLMC GOLD G10449 7 02-01-2011 CUSIP: 31283JQA2                                   264,453.170       270,754.590       282,108.330
FHLMC GOLD G11206 6 01-01-2015 CUSIP: 31283KKT4                                   308,566.050       317,533.750       324,087.850
FHLMC GROUP #E00379 7.5 MTG PARTN CTF DUE 06-01-2010 REG CUSIP: 31294JM47          54,337.510        55,330.870        57,975.900
FHLMC GROUP #E00386 7.5 MTG PARTN CTF DUE 08-01-2010 REG CUSIP: 31294JNB0          67,898.020        69,139.290        72,444.400
FHLMC GROUP #E20179 7.5 MTG PARTN CTF DUE 06-01-2010 REG CUSIP: 31335KFU5          13,965.080        14,220.360        14,906.400


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               11



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FHLMC MULTICLASS SER T-41 CL 2A 7 07-25-2032 CUSIP: 31392MEM0                     756,524.930       785,840.270       815,628.440
FHLMC POOL # G1-1184 5.5 09-01-2016 BEO CUSIP: 31283KJ58                        1,391,234.050     1,429,275.610     1,442,610.930
FHLMC POOL # G11288 6.5 06-01-2017 BEO CUSIP: 31283KND6                         1,072,412.380     1,122,179.030     1,136,006.430
FHLMC POOL # G11431 6 02-01-2018 BEO CUSIP: 31283KSU3                             724,060.750       748,724.070       759,737.400
FHLMC POOL # G11452 6.5 04-01-2018 BEO CUSIP: 31283KTH1                         1,265,620.480     1,331,867.820     1,343,937.080
FNMA POOL # 190791 6 DUE 02-01-2009 REG CUSIP: 31368H2Y8                          234,382.090       235,590.620       246,797.540
FNMA POOL # 224484 7.5 DUE 06-01-2011 REG CUSIP: 31369YJ55                        219,741.480       227,596.420       234,157.840
FNMA POOL # 313224 7 DUE 12-01-2011 REG CUSIP: 31374F4H9                          248,851.150       256,549.980       265,890.490
FNMA POOL # 313543 6.983 DUE 06-01-2007 REG CUSIP: 31374GHU4                      227,594.370       229,096.840       248,314.110
FNMA POOL # 323165 6 DUE 06-01-2013 REG CUSIP: 31374S6A4                           37,804.740        39,488.230        39,744.580
FNMA POOL # 383308 6.26 DUE 03-01-2011 REG CUSIP: 31377PYD0                       160,251.530       160,624.700       177,169.280
FNMA POOL # 535755 6.298 DUE 03-01-2011 REG CUSIP: 31384WE48                      707,979.000       730,988.310       780,519.940
FNMA POOL # 545090 6 DUE 07-01-2016 REG CUSIP: 31385HRK0                          663,849.620       695,901.110       697,058.700
FNMA POOL # 545962 5.5 DUE 12-01-2013 REG CUSIP: 31385JQP6                        913,890.380       947,233.090       951,507.940
FNMA POOL # 555299 7 11-01-2017 BEO CUSIP: 31385W3G2                            1,794,725.490     1,908,578.400     1,919,720.940
FNMA POOL #50927 6.5 GTD MTG PASS THRU CTF DUE 11-01-2008 CUSIP: 313615SQ0        153,255.740       153,483.970       161,321.590
FNMA POOL #50973 6.0 GTD MTG PASS THRU CTF DUE 01-01-2009 CUSIP: 313615T63        309,393.820       305,892.700       325,782.720
FNMA PREASSIGN 00619 7 06-25-2042 CUSIP: 31392DF49                                304,485.500       320,708.870       328,559.040
FNMA PREASSIGN 00837 7.5 04-25-2029 CUSIP: 31358S4W8                              335,595.810       344,301.490       366,428.680
FNMA REMIC SER 2002-57 CL AB 5.5 DUE 12-31-2040 BEO CUSIP: 31392D3E0              292,275.970       295,472.730       293,791.710
FNMA REMIC SER 2003-W17 CL PT1 10.26127 08-25-2032 CUSIP: 31393UAN3               747,704.110       856,588.520       856,588.520
FNMA SERIES 2001-W3 CLASS-A 7 09-25-2041 CUSIP: 3139216F0                         417,281.440       453,402.360       450,272.960
FNMA 2001-T10 CL A1 PASS THRU 7 12-25-2031 CUSIP: 3139216A1                       361,182.780       376,837.770       389,738.970
SMALL BUS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 I 6.9/ CUSIP: 83162CHT3         172,537.370       176,219.320       189,948.810
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 F CUSIP: 83162CHN6         144,710.650       150,051.570       160,545.470
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2003-20 B CUSIP: 83162CMU4         393,390.580       392,038.300       393,217.880
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 6.1 DUE 07-01-2018 CUSIP: 83162CJJ3        299,284.110       299,284.110       321,899.810
UNITED STATES TREAS NTS BD INFLATION INDEXED 3 DUE 07-1 CUSIP: 912828AF7           90,000.000        94,539.180       100,955.420
US TREAS NTS DTD 02/15/1995 7.5 DUE 02-15-2005 REG CUSIP: 912827S86               590,000.000       641,016.270       630,723.570
US TREAS NTS DTD 05/15/2002 4.375 DUE 05-15-2007 REG CUSIP: 912828AC4           2,000,000.000     2,107,187.500     2,117,890.000
US TREAS NTS DTD 08/31/2003 2 DUE 08-31-2005 REG CUSIP: 912828BJ8               2,000,000.000     2,013,281.250     2,012,890.000


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               12



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

US TREAS NTS INFLATION-INDEXED NT 3.5 DUE 01-15-2011 CUSIP: 9128276R8             245,000.000       252,399.590       292,658.320
US TREAS NTS NT 1.25 DUE 05-31-2005 REG CUSIP: 912828BB5                        3,450,000.000     3,444,949.220     3,440,836.800
US TREAS NTS 4.875 DUE 02-15-2012 REG CUSIP: 9128277L0                            830,000.000       894,519.540       879,021.460
US TREAS NTS 5.625 DUE 02-15-2006 REG CUSIP: 912827W81                          1,800,000.000     1,955,531.250     1,939,851.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                         28,649,350.53     29,055,877.84
---------------------------------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT SECURITIES                                                                  28,649,350.53     29,055,877.84

Corporate Debt Instruments - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

AMERN HOME PRODS CORP NT 6.95 DUE 03-15-2011 BEO CUSIP: 026609AM9                 270,000.000       269,527.500       304,929.090
BANKAMERICA CAP II SER 2 8 BD DUE 12-15-2026/06 BEO CUSIP: 066048AA7              300,000.000       316,629.000       343,729.200
BURL NORTHN SANTA FE RY CO PASS THRU TR SER 2000-1 8.251 D CUSIP: 12189PAG7       368,881.530       368,881.530       463,861.150
CIT GROUP INC NEW SR NT 5.75 DUE 09-25-2007 CUSIP: 125581AC2                      175,000.000       174,902.380       188,824.300
CITICORP CAP I 7.933 DUE 02-15-2027/02-15-2 CUSIP: 17303PAA0                      300,000.000       313,161.000       345,787.200
HEWLETT PACKARD CO GLOBAL NT 5.5 DUE 07-01-2007/06-30-2 CUSIP: 428236AF0          400,000.000       399,200.000       432,320.400
SCHERING PLOUGH CORP SR NT 5.3 DUE 12-01-2013/11-26-2 CUSIP: 806605AE1            125,000.000       124,538.750       127,181.130
UN PAC RR CO PASS THRU TR PASS THRU CTF SER 1999-A 7.6 DUE CUSIP: 907833AH0       854,466.290       854,466.290     1,016,737.980
WYETH WYE 5.50 02/01/2014 5.5 DUE 02-01-2014/12-16-2 CUSIP: 983024AE0             400,000.000       399,216.000       404,566.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          3,220,522.45      3,627,936.45
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT INSTRUMENTS - PREFERRED                                                       3,220,522.45      3,627,936.45

Corporate Debt Instruments - Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

AMERADA HESS CORP NT DTD 08/15/2001 6.65DUE 08-15-2011/08- CUSIP: 023551AH7       125,000.000       134,339.000       135,468.500
AMERADA HESS CORP NT 7.875 DUE 10-01-2029 BEO CUSIP: 023551AF1                    125,000.000       137,645.700       137,147.380
AOL TIME WARNER INC DEB DTD 04/08/2002 7.7 DUE 05-01-2032 CUSIP: 00184AAG0        644,000.000       670,074.220       751,616.260
AT&T CORP USD SR NT DUE 11-15-2031/11-14-2 CUSIP: 001957BD0                       595,000.000       520,752.000       695,294.990
AT&T CORP 8.05 USD SR NT DUE 11-15-2011/11-14-2 CUSIP: 001957BC2                  375,000.000       353,218.420       431,617.500
BK 1 CAP III 8.75 BDS 01/09/30 USD 8.75 DUE 09-01-2030/08- CUSIP: 06423KAA9       250,000.000       292,780.500       328,495.250


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               13



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

BSTN PPTYS LTD PARTNERSHIP SR NT 5.625 DUE 04-15-2015/04- CUSIP: 10112RAF1        250,000.000       250,748.000       249,837.500
BSTN PPTYS LTD PARTNERSHIP SR NT 6.25 DUE 01-15-2013/01- CUSIP: 10112RAB0         175,000.000       175,613.500       187,782.530
CIGNA CORP SR NT 7 DUE 01-15-2011/01-14-2 CUSIP: 125509BF5                        315,000.000       313,651.800       352,266.710
COMCAST CORP NEW NT 5.3 DUE 01-15-2014/01-14-2 CUSIP: 20030NAE1                   400,000.000       390,964.000       398,671.600
DILLARD DEPT STORES INC 7.75 DEBDUE 05-15-2027 BEO CUSIP: 254063AW0               370,000.000       265,223.400       370,000.000
EOP OPER LTD PARTNERSHIP EOP OPER LP 5.875 DUE 01-15-20 CUSIP: 268766BY7          350,000.000       348,642.000       365,382.150
FORD MTR CR CO FORD MTR CR CO 7.25 DUE 10-25-2011 BEO CUSIP: 345397TY9            695,000.000       691,419.620       753,771.980
FORD MTR CR CO NT 7.375 DUE 10-28-2009 BEO CUSIP: 345397SM6                       200,000.000       213,626.000       219,632.200
GEN MTR ACCEPT CORP 8.875 BD DUE 6-1-2010 REG (OPT CUSIP: 370424FV0               740,000.000       876,655.800       866,101.920
HLTH NET INC SR NT 8.375 DUE 04-15-2011 BEO CUSIP: 42222GAC2                      300,000.000       298,932.000       360,471.300
MAY DEPT STORES CO 7.875 DEB DUE 08-15-2036/16 CUSIP: 577778BD4                   520,000.000       559,239.200       592,607.600
MAY DEPT STORES CO 8.5 DUE 06-01-2019 BEO CUSIP: 577778BM4                        185,000.000       192,031.850       232,670.060
PG&E NATL ENERGY GROUP INC SR NT 10.375 DUE 05-16-2011/05- CUSIP: 69334TAC2       390,000.000       385,643.320       273,000.000
PVTPL OVERSEAS PVT INV CRP U S GVT GTD SER 1996 503-D TR CUSIP: 690353CJ4         411,110.210       411,110.210       443,464.580
RAYTHEON CO NT 8.3 DUE 03-01-2010 BEO CUSIP: 755111BH3                            260,000.000       284,427.000       311,976.080
RAYTHEON CO 6.75 DUE 08-15-2007 REG CUSIP: 755111AE1                              490,000.000       494,473.700       542,884.230
SAFECO CORP NT 6.875 DUE 07-15-2007 REG CUSIP: 786429AK6                          100,000.000       100,572.240       110,954.600
SAFECO CORP SR NT 7.25 DUE 09-01-2012 BEO CUSIP: 786429AN0                        200,000.000       230,916.000       229,762.400
ST PAUL COS INC SR NT 8.125 DUE 04-15-2010/04-17-2 CUSIP: 792860AD0               275,000.000       296,881.750       328,881.030
TIME WARNER ENTMT CO L P SR SUB DEB 8.375 DUE 07-15-20 CUSIP: 88731EAJ9           100,000.000       112,013.000       126,979.200
TIME WARNER ENTMT CO L P 8.375 DUE 03-15-2023 REG CUSIP: 88731EAF7                295,000.000       308,932.480       365,538.930
UNUM CORP NT 6.75 DUE 12-15-2028 BEO CUSIP: 903192AA0                             175,000.000       125,000.000       166,662.830
UNUMPROVIDENT CORP SR NT 7.625 DUE 03-01-2011 BEO CUSIP: 91529YAC0                175,000.000       175,876.020       192,785.250
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          9,611,402.73     10,521,724.56
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT INSTRUMENTS - OTHER                                                           9,611,402.73     10,521,724.56


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               14



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Preferred
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

ADR NEWS CORP LTD SPONSORED ADR REPSTG PFD LTD CUSIP: 652487802                    72,400.960     1,621,179.610     2,190,129.040
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          1,621,179.61      2,190,129.04
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE STOCK - PREFERRED                                                                  1,621,179.61      2,190,129.04

Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

#REORG/ 24/7 REAL MEDIA INC REV SPLIT EFF 2/26/04 CUSIP: 901314104                 21,800.000        33,673.860        29,212.000
#REORG/ADVANCE PCS CASH & STK MERGER TO CAREMARK RX INC SE CUSIP: 00790K109           800.000        20,270.710        42,128.000
#REORG/EXTD STAY AMER INC CASH MERGER EFF 5/11/04 CUSIP: 30224P101                  3,000.000        42,806.500        43,440.000
#REORG/FLEETBOSTON FINL CORP STK MERGER TO BK OF AMER CORP CUSIP: 339030108        12,300.000       395,146.360       536,895.000
#REORG/HUGHES ELECTRONICS NAME CHANGE TODIRECTV GROUP INC CUSIP: 444418107         10,701.810       202,351.430       177,114.960
#REORG/I-STAT CORP CASH MERGER EFF 1/28/04 CUSIP: 450312103                         1,700.000        20,410.370        26,010.000
#REORG/NEW FOCUS INC STK MERGER TO BOOKHAM TECH SEC # CUSIP: 644383101              3,500.000        16,468.930        17,570.000
#REORG/THERASENSE INC CASH MERGER EFF 4-5-05 CUSIP: 883381105                       3,050.000        45,281.200        61,915.000
ABBOTT LAB COM CUSIP: 002824100                                                    26,200.000     1,027,878.510     1,220,920.000
ACCENTURE LTD BERMUDA CLS A COM CUSIP: G1150G111                                   12,900.000       265,665.680       339,528.000
ADMINISTAFF INC COM CUSIP: 007094105                                                3,250.000        33,304.060        56,485.000
ADOLOR CORP COM CUSIP: 00724X102                                                      780.000         9,368.810        15,615.600
ADR AKZO NOBEL N V SPONSORED ADR CUSIP: 010199305                                  54,400.000     1,789,984.050     2,078,080.000
ADR ASTRAZENECA PLC SPONSORED ADR UK CUSIP: 046353108                               7,700.000       284,979.440       372,526.000
ADR BOOKHAM TECH PLC SPONSORED CUSIP: 09856Q108                                     6,000.000        13,051.200        15,000.000
ADR FLAMEL TECHNOLOGIES SA SPONSORED ADR CUSIP: 338488109                           2,900.000        63,416.530        77,691.000
ADR HONDA MOTOR CO. LTD AMER DEPOSITARY SHARES REPRESENTIN CUSIP: 438128308         1,500.000        29,537.850        33,750.000
ADR INTERCONTINENTAL HOTELS GROUP PLC SPONSORED ADR CUSIP: 458573102               74,152.000       418,305.730       709,634.640
ADR MATSUSHITA ELEC INDL LTD ADR CUSIP: 576879209                                  91,000.000     1,058,551.280     1,268,540.000
ADR NOKIA CORP SPONSORED ADR CUSIP: 654902204                                      53,875.000     1,118,702.790       915,875.000
ADR NOVARTIS AG SPONSORED ADR ISIN #US66987V1098 CUSIP: 66987V109                   8,900.000       382,336.290       408,421.000
ADR NV EUR0.02(NY REG) CUSIP: N07059111                                             8,600.000       171,444.430       172,430.000
ADR RIO TINTO PLC CUSIP: 767204100                                                 11,100.000       625,076.830     1,235,541.000
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104 CUSIP: 771195104                 4,500.000       376,518.400       453,911.400


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               15



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

ADR SAP AKTIENGESELLSCHAFT SPONSORED ADR CUSIP: 803054204                          24,100.000       741,172.930     1,001,596.000
ADR SCOTTISH PWR PLC SPONSORED ADR FINALINSTALMENT CUSIP: 81013T705                17,700.000       404,818.830       481,086.000
ADR SONY CORP AMER DEPY RCPT FOR DOLLAR-VALIDATED C CUSIP: 835699307               54,500.000     1,987,305.140     1,889,515.000
ADR SYNGENTA AG SPONSORED ADR CUSIP: 87160A100                                     35,100.000       410,230.420       473,148.000
ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR CUSIP: 874039100                 98,276.000       855,418.860     1,006,346.240
ADR TEVA PHARMACEUTICAL INDS LTD ADR ISIN #US8816242098 CUSIP: 881624209           22,300.000     1,095,330.560     1,264,633.000
ADR TOTAL SA CUSIP: 89151E109                                                       7,100.000       484,124.830       656,821.000
ADR UNILEVER N V NY SHS NEW CUSIP: 904784709                                       27,000.000     1,507,892.250     1,752,300.000
ADR VODAFONE GROUP PLC NEW SPONSORED ADR CUSIP: 92857W100                          35,175.000       711,776.670       880,782.000
ADTRAN INC COM CUSIP: 00738A106                                                       900.000        30,601.020        27,900.000
ADVANCED ENERGY INDS INC COM CUSIP: 007973100                                       2,400.000        50,795.840        62,520.000
AETNA INC CUSIP: 00817Y108                                                            500.000        23,623.860        33,790.000
AFFILIATED COMPUTER SVCS INC CL A COM CUSIP: 008190100                                900.000        37,251.130        49,014.000
AFFILIATED MANAGERS GROUP INC COM STK CUSIP: 008252108                              1,130.000        74,279.110        78,636.700
AFLAC INC COM CUSIP: 001055102                                                      4,500.000       149,230.490       162,810.000
AGERE SYS INC CL A CUSIP: 00845V100                                                 5,500.000        19,393.320        16,775.000
AGILENT TECHNOLOGIES INC COM CUSIP: 00846U101                                      22,100.000       473,833.740       646,204.000
AIR PROD & CHEM INC COM CUSIP: 009158106                                           14,200.000       620,593.520       750,186.000
ALCOA INC COM STK CUSIP: 013817101                                                 43,700.000       972,411.550     1,660,600.000
ALCON INC CUSIP: H01301102                                                         15,600.000       833,668.290       944,424.000
ALLERGAN INC COM CUSIP: 018490102                                                   4,900.000       324,021.700       376,369.000
ALLIANCE DATA SYS CORP COM CUSIP: 018581108                                         3,450.000        47,626.710        95,496.000
ALLIANCE GAMING CORP COM NEW NEW CUSIP: 01859P609                                   2,900.000        42,999.840        71,485.000
ALLIANT TECHSYSTEMS INC COM CUSIP: 018804104                                          500.000        28,726.370        28,880.000
ALLSTATE CORP COM CUSIP: 020002101                                                      0.000             0.000             0.000
ALLTEL CORP COM CUSIP: 020039103                                                   13,200.000       664,721.400       614,856.000
ALTERA CORP COM CUSIP: 021441100                                                   17,600.000       226,218.070       399,520.000
AMDOCS ORD GBP0.01 CUSIP: G02602103                                                 1,400.000        18,847.940        31,472.000
AMER ELEC PWR CO INC COM CUSIP: 025537101                                          31,800.000       984,235.370       970,218.000
AMER EXPRESS CO COM CUSIP: 025816109                                               44,400.000     1,942,047.350     2,141,412.000
AMERADA HESS CORP COM CUSIP: 023551104                                             20,900.000     1,231,125.840     1,111,253.000


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               16



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

AMERISOURCEBERGEN CORP COM CUSIP: 03073E105                                           500.000        31,461.910        28,075.000
AMERN INTL GROUP INC COM CUSIP: 026874107                                          51,762.000     3,581,645.040     3,430,785.360
AMERN STD COS INC DEL COM CUSIP: 029712106                                            200.000        15,195.300        20,140.000
AMGEN INC COM CUSIP: 031162100                                                     75,600.000     4,106,728.000     4,672,080.000
AMSURG CORP COM CUSIP: 03232P405                                                    1,370.000        34,708.850        51,909.300
ANALOG DEVICES INC COM CUSIP: 032654105                                             6,200.000       218,829.750       283,030.000
ANGIOTECH PHARMACEUTICALS INC COM CUSIP: 034918102                                  2,070.000        92,701.960        95,220.000
ANHEUSER BUSCH COS INC COM CUSIP: 035229103                                        34,900.000     1,674,187.000     1,838,532.000
ANTHEM INC COM CUSIP: 03674B104                                                       500.000        32,753.960        37,500.000
APACHE CORP COM CUSIP: 037411105                                                      200.000        12,990.460        16,220.000
APOLLO GROUP INC CL A CUSIP: 037604105                                              4,900.000       329,583.570       333,200.000
APPLIED FILMS CORP COM CUSIP: 038197109                                             2,060.000        43,235.970        68,021.200
APPLIED MATERIALS INC COM CUSIP: 038222105                                         70,300.000     1,204,308.620     1,578,235.000
AQUANTIVE INC COM CUSIP: 03839G105                                                  5,500.000        50,922.530        56,375.000
ARAMARK CORP CL B CUSIP: 038521100                                                  1,000.000        22,180.820        27,420.000
ARCHER-DANIELS-MIDLAND CO COM CUSIP: 039483102                                     39,500.000       571,007.920       601,190.000
ASPEN INS HOLDINGS LTD CUSIP: G05384105                                               200.000         4,500.000         4,962.000
ASYST TECHNOLOGIES INC COM CUSIP: 04648X107                                         2,500.000        23,120.750        43,375.000
AT&T CORP COM NEW CUSIP: 001957505                                                117,900.000     2,536,816.750     2,393,370.000
AT&T WIRELESS SVCS INC COM CUSIP: 00209A106                                       244,000.000     1,604,233.040     1,949,560.000
ATHEROGENICS INC COM CUSIP: 047439104                                                 860.000         5,659.510        12,857.000
AUG TECH CORP COM STK ISIN#US05106U1051 CUSIP: 05106U105                            1,900.000        18,244.460        35,245.000
AVAYA INC COM CUSIP: 053499109                                                     52,200.000       365,254.740       675,468.000
AVOCENT CORP COM CUSIP: 053893103                                                   1,070.000        33,192.110        39,076.400
AVON PROD INC COM CUSIP: 054303102                                                 23,800.000     1,381,927.940     1,606,262.000
AXCELIS TECHNOLOGIES INC COM STK ISIN# US0545401095 CUSIP: 054540109                6,500.000        30,881.650        66,430.000
BAKER HUGHES INC COM CUSIP: 057224107                                              51,600.000     1,433,261.320     1,659,456.000
BANK ONE CORP COM CUSIP: 06423A103                                                 53,000.000     1,797,933.160     2,416,270.000
BAXTER INTL INC COM CUSIP: 071813109                                               32,500.000       801,916.560       991,900.000
BCE INC COM STK CUSIP: 05534B109                                                   37,200.000       676,009.270       831,792.000
BEASLEY BROADCAST GROUP INC CL A CUSIP: 074014101                                   3,050.000        39,163.540        50,111.500


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               17



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

BECTON DICKINSON & CO COM CUSIP: 075887109                                         16,000.000       476,264.270       658,240.000
BED BATH BEYOND INC COM CUSIP: 075896100                                           35,400.000     1,307,200.540     1,534,590.000
BIOGEN IDEC INC COM STK CUSIP: 09062X103                                              800.000        30,016.460        29,424.000
BISYS GROUP INC COM CUSIP: 055472104                                                1,500.000        25,775.220        22,320.000
BJ SVCS CO COM CUSIP: 055482103                                                    20,475.000       685,557.090       735,052.500
BJS WHSL CLUB INC COM STK CUSIP: 05548J106                                            650.000        12,137.020        14,924.000
BK AMER CORP COM CUSIP: 060505104                                                  14,611.000       957,503.180     1,175,162.730
BK HAW CORP COM CUSIP: 062540109                                                      500.000        17,410.090        21,100.000
BK OF THE OZARKS INC COM CUSIP: 063904106                                           1,880.000        22,523.910        42,318.800
BLACK & DECKER CORP COM CUSIP: 091797100                                           19,200.000       825,593.070       946,944.000
BMC SOFTWARE INC COM STK CUSIP: 055921100                                          23,100.000       317,551.470       430,815.000
BOEING CO COM CUSIP: 097023105                                                     12,300.000       388,917.960       518,322.000
BRIGHAM EXPL CO COM CUSIP: 109178103                                                4,700.000        29,230.620        37,736.300
BRISTOL MYERS SQUIBB CO COM CUSIP: 110122108                                       60,200.000     1,610,485.980     1,721,720.000
BROADCOM CORP CL A CUSIP: 111320107                                                16,500.000       459,409.150       562,485.000
BSTN SCIENTIFIC CORP COM CUSIP: 101137107                                          20,400.000       665,144.300       749,904.000
C D W CORP COM CUSIP: 12512N105                                                       800.000        43,933.490        46,208.000
CA MICRO DEVICES CORP CUSIP: 130439102                                              3,000.000        11,292.400        27,390.000
CAP 1 FNCL COM CUSIP: 14040H105                                                    29,200.000       954,277.550     1,789,668.000
CARDINAL HLTH INC CUSIP: 14149Y108                                                 23,400.000     1,395,143.170     1,431,144.000
CAREER ED CORP COM CUSIP: 141665109                                                 1,250.000        24,851.740        50,087.500
CAREMARK RX INC COM CUSIP: 141705103                                                9,200.000       218,646.210       233,036.000
CARMAX INC COM CUSIP: 143130102                                                     8,800.000       268,461.000       272,184.000
CATERPILLAR INC COM CUSIP: 149123101                                                4,100.000       211,079.870       340,382.000
CENT FGHT LINES INC NEV COM CUSIP: 153491105                                        1,300.000        20,048.860        23,075.000
CENT PAC FINL CORP COM CUSIP: 154760102                                             2,900.000        82,543.080        87,116.000
CHARLES RIV ASSOCS INC COM CUSIP: 159852102                                         2,160.000        68,952.910        69,098.400
CHARTER 1 FINCL INC COM CUSIP: 160903100                                           30,955.000       954,184.450     1,069,495.250
CHEESECAKE FACTORY INC COM CUSIP: 163072101                                         1,610.000        61,024.240        70,888.300
CHEVRONTEXACO CORP COM CUSIP: 166764100                                            26,100.000     2,038,336.700     2,254,779.000
CHGO MERCANTILE EXCHANGE HLDGS INC CL A CUSIP: 167760107                              550.000        37,265.910        39,798.000


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               18



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

CHORDIANT SOFTWARE INC COM STK ISIN#US1704041078 CUSIP: 170404107                   5,000.000        22,099.690        27,250.000
CHUBB CORP COM CUSIP: 171232101                                                    28,500.000     1,786,186.580     1,940,850.000
CIGNA CORP COM CUSIP: 125509109                                                    17,300.000       832,547.290       994,750.000
CIMA LABS INC COM CUSIP: 171796105                                                    970.000        24,258.110        31,641.400
CINTAS CORP COM CUSIP: 172908105                                                      900.000        36,688.460        45,117.000
CISCO SYS INC COM CUSIP: 17275R102                                                253,100.000     5,483,568.540     6,147,799.000
CIT GROUP INC NEW COM CUSIP: 125581108                                             46,200.000     1,007,040.930     1,660,890.000
CITIGROUP INC COM CUSIP: 172967101                                                115,033.000     4,539,868.990     5,583,701.820
CITRIX SYS INC COM CUSIP: 177376100                                                 1,700.000        40,304.920        36,057.000
CLEAR CHANNEL COMMUNICATIONS INC COM CUSIP: 184502102                              32,600.000     1,262,269.450     1,526,658.000
CLOROX CO COM CUSIP: 189054109                                                     23,800.000     1,053,838.480     1,155,728.000
COCA COLA CO COM CUSIP: 191216100                                                  26,500.000     1,135,009.530     1,344,875.000
COLGATE-PALMOLIVE CO COM CUSIP: 194162103                                           6,575.000       370,275.120       329,078.750
COLUMBIA BKG SYS INC COM CUSIP: 197236102                                           2,120.000        29,138.180        45,919.200
COMCAST CORP NEW CL A CUSIP: 20030N101                                             57,857.000     1,408,361.120     1,901,759.590
COMCAST CORP NEW CL A SPL CUSIP: 20030N200                                         68,400.000     1,807,589.450     2,139,552.000
COMERICA INC COM CUSIP: 200340107                                                  16,700.000       770,460.150       936,202.000
COML CAP BANCORP INC COM CUSIP: 20162L105                                           3,700.000        29,619.700        79,217.000
COMPUTER SCI CORP COM CUSIP: 205363104                                             25,900.000       881,608.890     1,145,557.000
COMPUWARE CORP COM CUSIP: 205638109                                               110,300.000       776,610.040       666,212.000
COMSTOCK RES INC COM NEW CUSIP: 205768203                                           2,950.000        33,636.290        56,935.000
CONCORD CAMERA CORP COM CUSIP: 206156101                                            4,350.000        29,088.000        40,237.500
CONOCOPHILLIPS COM CUSIP: 20825C104                                                24,400.000     1,264,521.420     1,599,908.000
COOPER COS INC COM NEW CUSIP: 216648402                                             1,260.000        39,513.670        59,383.800
CORIO INC COM CUSIP: 218875102                                                      3,900.000         9,476.080        10,686.000
CORNING INC COM CUSIP: 219350105                                                   20,600.000        33,489.890       214,858.000
COST PLUS INC CAL COM CUSIP: 221485105                                                770.000        20,329.170        31,570.000
COSTCO WHSL CORP NEW COM CUSIP: 22160K105                                           9,100.000       324,983.610       338,338.000
COVANCE INC COM CUSIP: 222816100                                                    2,400.000        57,469.290        64,320.000
COVENANT TRANS INC NEV CL A CUSIP: 22284P105                                        1,870.000        32,125.690        35,548.700
COX RADIO INC CL A CUSIP: 224051102                                                 1,000.000        25,647.730        25,230.000


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               19



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

CRAY INC COM CUSIP: 225223106                                                       5,500.000        45,793.490        54,615.000
CULP INC COM CUSIP: 230215105                                                       3,250.000        24,785.280        35,425.000
CUMULUS MEDIA INC CL A DEL CUSIP: 231082108                                         3,750.000        64,468.150        82,500.000
CYPRESS SEMICONDUCTOR CORP COM CUSIP: 232806109                                     2,500.000        24,063.350        53,400.000
DANAHER CORP COM CUSIP: 235851102                                                   2,650.000       173,971.130       243,137.500
DEAN FOODS CO NEW COM CUSIP: 242370104                                              1,300.000        33,677.400        42,731.000
DELL INC COM STK CUSIP: 24702R101                                                 140,800.000     4,183,957.180     4,781,568.000
DELPHI CORP COM CUSIP: 247126105                                                   90,500.000     1,182,030.760       924,005.000
DIGITAL THEATER SYS INC OC-COM COM STK CUSIP: 25389G102                             2,220.000        48,975.210        54,811.800
DILLARDS INC CL A COM CUSIP: 254067101                                             14,400.000       546,300.000       237,024.000
DIRECT GEN CORP COM STK CUSIP: 25456W204                                            3,210.000        71,029.690       106,251.000
DOLLAR TREE STORES INC COM CUSIP: 256747106                                           500.000        15,011.060        15,030.000
DOMINION RES INC VA NEW COM CUSIP: 25746U109                                        7,700.000       412,778.280       491,491.000
DONNELLEY R R & SONS CO COM CUSIP: 257867101                                       33,000.000     1,024,347.720       994,950.000
DOT HILL SYS CORP COM CUSIP: 25848T109                                              6,750.000        75,253.310       102,262.500
DOW CHEM CO COM CUSIP: 260543103                                                   82,554.000     2,461,219.430     3,431,769.780
DST SYS INC COM CUSIP: 233326107                                                    1,100.000        40,606.420        45,936.000
DU PONT E I DE NEMOURS & CO COM STK CUSIP: 263534109                               16,000.000       618,945.860       734,240.000
DUKE ENERGY CORP COM STK CUSIP: 264399106                                          49,800.000       897,013.300     1,018,410.000
E W BANCORP INC COM CUSIP: 27579R104                                                1,120.000        38,792.910        60,121.600
EASTMAN KODAK CO COM CUSIP: 277461109                                              24,500.000       979,213.220       628,915.000
EATON CORP COM CUSIP: 278058102                                                     5,400.000       432,704.410       583,092.000
EBAY INC COM CUSIP: 278642103                                                      41,775.000     2,183,394.600     2,698,247.250
ED LENDING GROUP INC COM CUSIP: 28140A109                                           1,900.000        19,000.000        25,441.000
EDO CORP COM CUSIP: 281347104                                                         700.000        17,286.780        17,255.000
ELECTR ARTS COM CUSIP: 285512109                                                   56,100.000     2,454,174.900     2,680,458.000
ELECTR DATA SYS CORP NEW COM CUSIP: 285661104                                      83,300.000     1,654,836.520     2,044,182.000
ELI LILLY & CO COM CUSIP: 532457108                                                 5,000.000       341,273.940       351,650.000
EMC CORP COM CUSIP: 268648102                                                     127,700.000     1,635,276.230     1,649,884.000
EMERSON ELEC CO COM CUSIP: 291011104                                                8,900.000       468,803.850       576,275.000
EMULEX CORP COM NEW CUSIP: 292475209                                                  800.000        15,578.270        21,344.000


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               20



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

ENGELHARD CORP COM CUSIP: 292845104                                                21,000.000       362,891.060       628,950.000
ENTERCOM COMMUNICATIONS CORP CL A CUSIP: 293639100                                    500.000        24,069.060        26,480.000
EVERGREEN RES INC COM NO PAR CUSIP: 299900308                                       2,650.000        54,914.050        86,151.500
EXELON CORP COM CUSIP: 30161N101                                                    8,600.000       393,633.300       570,696.000
EXPEDITORS INTL WASH INC COM CUSIP: 302130109                                       1,000.000        34,476.690        37,660.000
EXTREME NETWORKS INC COM CUSIP: 30226D106                                           5,500.000        51,090.440        39,655.000
EXXON MOBIL CORP COM CUSIP: 30231G102                                              41,716.000     1,521,128.430     1,710,356.000
F P L GROUP INC COM CUSIP: 302571104                                                9,000.000       554,535.160       588,780.000
FAIRCHILD SEMICONDUCTOR INTL INC COM CUSIP: 303726103                               2,500.000        39,860.440        62,425.000
FASTENAL CO COM CUSIP: 311900104                                                      600.000        21,331.610        29,964.000
FEDEX CORP COM CUSIP: 31428X106                                                    20,400.000       754,785.690     1,377,000.000
FIRST DATA CORP COM CUSIP: 319963104                                               22,800.000       770,791.860       936,852.000
FIRSTENERGY CORP COM CUSIP: 337932107                                              16,600.000       542,837.420       584,320.000
FLUOR CORP NEW COM CUSIP: 343412102                                                22,900.000       687,312.640       907,756.000
FMC TECHNOLOGIES INC COM CUSIP: 30249U101                                           1,180.000        23,489.080        27,494.000
FNMA COM STK CUSIP: 313586109                                                      16,175.000     1,185,281.440     1,214,095.500
FORD MTR CO DEL COM PAR $0.01 CUSIP: 345370860                                     10,433.000       153,740.450       166,928.000
FOREST LAB INC COM CUSIP: 345838106                                                 4,100.000       215,566.590       253,380.000
FRKLN BK CORP DEL COM CUSIP: 352451108                                              1,800.000        26,100.000        34,200.000
FRKLN RES INC COM CUSIP: 354613101                                                  3,600.000       166,701.250       187,416.000
G & K SVCS INC CL A CUSIP: 361268105                                                1,060.000        33,650.540        38,955.000
GAMESTOP CORP CL A CUSIP: 36466R101                                                 2,120.000        30,835.400        32,669.200
GANNETT INC COM CUSIP: 364730101                                                    1,300.000        96,516.710       115,908.000
GAP INC COM CUSIP: 364760108                                                       36,000.000       443,557.830       835,560.000
GARTNER GROUP INC NEW CL A COM CUSIP: 366651107                                     3,550.000        34,695.210        40,150.500
GEN COMMUNICATION INC CL A CUSIP: 369385109                                         5,500.000        54,273.210        47,850.000
GEN ELEC CO COM CUSIP: 369604103                                                  229,300.000     7,685,222.150     7,103,714.000
GEN MILLS INC COM CUSIP: 370334104                                                 19,900.000       880,697.820       901,470.000
GEN-PROBE INC NEW COM CUSIP: 36866T103                                              2,750.000        33,004.530       100,292.500
GENENTECH INC COM STK CUSIP: 368710406                                             11,000.000       676,552.390     1,029,270.000
GENERAL MOTORS CORP COMMON STOCK CUSIP: 370442105                                  20,100.000       873,404.640     1,073,340.000


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               21



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

GENUINE PARTS CO COM CUSIP: 372460105                                              35,000.000       998,805.100     1,162,000.000
GENUS INC COM STK CUSIP: 372461103                                                  3,000.000        16,807.020        18,000.000
GILEAD SCI INC COM CUSIP: 375558103                                                27,400.000     1,492,175.790     1,593,036.000
GILLETTE CO COM CUSIP: 375766102                                                   19,500.000       594,926.210       716,235.000
GLOBAL IMAGING SYS INC COM CUSIP: 37934A100                                         1,270.000        23,706.170        40,322.500
GOLDEN W. FNCL CORP COM CUSIP: 381317106                                           17,900.000       752,911.540     1,847,101.000
GOLDMAN SACHS GROUP INC COM CUSIP: 38141G104                                       33,700.000     2,883,142.840     3,327,201.000
GOODRICH CORPORATION CUSIP: 382388106                                               1,500.000        41,547.360        44,535.000
GREY WOLF INC COM CUSIP: 397888108                                                 23,600.000        85,545.890        88,264.000
GUITAR CTR INC COM CUSIP: 402040109                                                 1,790.000        35,476.740        58,318.200
GYMBOREE CORP COM CUSIP: 403777105                                                  4,600.000        68,393.200        79,258.000
HARLEY DAVIDSON INC COM CUSIP: 412822108                                            9,225.000       451,592.430       438,464.250
HARMAN INTL INDS INC NEW COM STK USD0.01 CUSIP: 413086109                           1,000.000        64,366.350        73,980.000
HARRIS & HARRIS GROUP INC COM CUSIP: 413833104                                      2,300.000        18,400.000        26,519.000
HARSCO CORP COM CUSIP: 415864107                                                      800.000        33,966.960        35,056.000
HCA INC COM CUSIP: 404119109                                                       72,200.000     2,493,802.570     3,101,712.000
HEWLETT PACKARD CO COM CUSIP: 428236103                                           131,525.000     2,310,970.540     3,021,129.250
HIBBETT SPORTING GOODS INC COM CUSIP: 428565105                                     3,810.000        55,245.770       113,538.000
HILTON HOTELS CORP COM CUSIP: 432848109                                             1,800.000        23,442.890        30,834.000
HOME DEPOT INC COM CUSIP: 437076102                                                25,000.000       846,364.310       887,250.000
HONEYWELL INTL INC COM STK CUSIP: 438516106                                        32,500.000       965,810.700     1,086,475.000
IMAX CORP COM CUSIP: 45245E109                                                      2,650.000        24,180.460        20,961.500
IMPAC MED SYS INC COM CUSIP: 45255A104                                              1,400.000        24,418.810        35,784.000
INAMED CORP COM CUSIP: 453235103                                                      915.000        43,334.160        43,974.900
INGERSOLL-RAND CO CL A CUSIP: G4776G101                                             1,800.000       120,666.750       122,184.000
INTEGRATED ALARM SVCS GROUP INC COM CUSIP: 45890M109                                2,950.000        27,131.000        25,075.000
INTEL CORP COM CUSIP: 458140100                                                   239,400.000     5,430,783.300     7,708,680.000
INTERACTIVECORP COM STK CUSIP: 45840Q101                                            9,400.000       330,689.310       318,942.000
INTERSIL CORP CUSIP: 46069S109                                                      1,400.000        37,551.820        34,790.000
INTL BUSINESS MACHS CORP COM CUSIP: 459200101                                       6,700.000       541,949.810       620,956.000
INTL PAPER CO COM CUSIP: 460146103                                                 37,017.000     1,350,734.520     1,595,802.870


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               22



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

INTUIT COM CUSIP: 461202103                                                        19,400.000       874,784.440     1,026,454.000
INVT TECH GROUP INC NEW COM CUSIP: 46145F105                                        2,850.000        52,857.510        46,027.500
IPAYMENT INC COM STK CUSIP: 46262E105                                               1,550.000        29,369.680        52,700.000
ISTA PHARMACEUTICALS INC COM NEW CUSIP: 45031X204                                   1,860.000        17,670.000        17,260.800
J P MORGAN CHASE & CO COM CUSIP: 46625H100                                         60,860.000     1,810,357.840     2,235,387.800
JABIL CIRCUIT INC COM CUSIP: 466313103                                              1,500.000        35,275.170        42,450.000
JARDEN CORP COM CUSIP: 471109108                                                    3,990.000        71,858.380       109,086.600
JOHNSON & JOHNSON COM CUSIP: 478160104                                             10,575.000       548,273.730       546,304.500
JONES LANG LASALLE INC COM STK CUSIP: 48020Q107                                     1,500.000        31,605.630        31,095.000
JOS A BK CLOTHIERS INC COM CUSIP: 480838101                                           770.000        30,612.120        26,711.300
JUNIPER NETWORKS INC COM CUSIP: 48203R104                                           9,400.000       175,005.640       175,592.000
K.V PHARMACEUTICAL CL A CUSIP: 482740206                                            2,600.000        36,645.410        66,300.000
KCS ENERGY INC CUSIP: 482434206                                                     1,900.000        15,200.000        20,045.000
KELLOGG CO COM CUSIP: 487836108                                                    13,800.000       468,873.390       525,504.000
KELLWOOD CO COM CUSIP: 488044108                                                    1,260.000        45,627.450        51,660.000
KERR MCGEE CORP COM CUSIP: 492386107                                               23,100.000     1,120,508.270     1,073,919.000
KEY ENERGY SVCS INC CUSIP: 492914106                                                6,800.000        67,610.170        70,108.000
KEYCORP NEW COM CUSIP: 493267108                                                   34,700.000       924,876.260     1,017,404.000
KIMBERLY-CLARK CORP COM CUSIP: 494368103                                            9,500.000       475,994.030       561,355.000
KINDRED HEALTHCARE INC COM STK CUSIP: 494580103                                       970.000        47,325.740        50,420.600
KLA-TENCOR CORP CUSIP: 482480100                                                    8,800.000       428,283.030       516,296.000
KNIGHT TRADING GROUP INC CL A COM CUSIP: 499063105                                  3,800.000        24,825.800        55,632.000
KNIGHT-RIDDER INC COM STK CUSIP: 499040103                                          6,700.000       452,477.270       518,379.000
KOHLS CORP COM CUSIP: 500255104                                                    10,700.000       544,620.390       480,858.000
KRAFT FOODS INC CL A CUSIP: 50075N104                                              16,400.000       488,133.960       528,408.000
KYPHON INC COM CUSIP: 501577100                                                     1,850.000        44,370.790        45,935.500
L-3 COMMUNICATIONS HLDG CORP COM CUSIP: 502424104                                     700.000        30,761.130        35,952.000
LAB CORP AMER HLDGS COM NEW CUSIP: 50540R409                                       15,700.000       550,885.930       580,115.000
LABOR READY INC COM NEW CUSIP: 505401208                                            4,150.000        27,925.450        54,365.000
LAMAR ADVERTISING CO CL A COM CUSIP: 512815101                                        600.000        23,685.190        22,392.000
LANDSTAR SYS INC COM CUSIP: 515098101                                                 990.000        32,154.410        37,659.600


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               23



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

LAUDER ESTEE COS INC CL A CUSIP: 518439104                                          1,200.000        41,738.660        47,112.000
LCC INTL INC CL A CUSIP: 501810105                                                  8,700.000        44,161.630        46,649.400
LEHMAN BROS HLDGS INC COM CUSIP: 524908100                                          1,200.000        92,316.360        92,664.000
LIN TV CORP CL A CUSIP: 532774106                                                   2,500.000        55,613.400        64,525.000
LINENS N THINGS INC COM CUSIP: 535679104                                              800.000        19,942.090        24,064.000
LOEWS CORP COM CUSIP: 540424108                                                    29,200.000     1,337,895.830     1,443,940.000
LOWES COS INC COM CUSIP: 548661107                                                 61,800.000     2,903,600.350     3,423,102.000
LTD BRANDS CUSIP: 532716107                                                        36,420.000       524,514.440       656,652.600
LUBRIZOL CORP COM CUSIP: 549271104                                                  8,500.000       312,902.630       276,420.000
LUFKIN INDS INC COM CUSIP: 549764108                                                  900.000        22,871.700        25,911.000
M & T BK CORP COM CUSIP: 55261F104                                                    600.000        56,832.990        58,980.000
MACATAWA BK CORP COM CUSIP: 554225102                                               1,300.000        19,152.940        36,803.000
MACROMEDIA INC COM CUSIP: 556100105                                                 4,650.000        80,697.770        82,956.000
MANTECH INTL CORP CL A CUSIP: 564563104                                             1,330.000        20,866.720        33,183.500
MARRIOTT INTL INC NEW COM STK CL A CUSIP: 571903202                                 3,700.000       147,295.660       170,940.000
MARSH & MCLENNAN CO'S INC COM CUSIP: 571748102                                     22,700.000     1,203,564.910     1,087,103.000
MARVEL ENTERPRISES INC COM STK CUSIP: 57383M108                                     3,400.000        56,902.020        98,974.000
MARVELL TECH GROUP MARVELL TECH GROUP INC CUSIP: G5876H105                          7,000.000       271,343.350       265,510.000
MASCO CORP COM CUSIP: 574599106                                                    33,500.000       621,728.010       918,235.000
MATTEL INC COM CUSIP: 577081102                                                       500.000         9,304.480         9,635.000
MAXIM INTEGRATED PRODS INC COM CUSIP: 57772K101                                    29,900.000     1,211,959.860     1,489,020.000
MAY DEPT STORES CO COM CUSIP: 577778103                                            58,000.000     1,457,925.570     1,686,060.000
MBIA INC COM CUSIP: 55262C100                                                       7,400.000       371,993.990       438,302.000
MBNA CORP COM CUSIP: 55262L100                                                     81,700.000     1,476,633.330     2,030,245.000
MC DONALDS CORP COM CUSIP: 580135101                                              112,125.000     2,277,290.420     2,784,063.750
MEDIMMUNE INC COM CUSIP: 584699102                                                  8,400.000       271,496.600       213,360.000
MEDTRONIC INC COM CUSIP: 585055106                                                 69,300.000     3,143,110.290     3,368,673.000
MELLON FINL CORP COM CUSIP: 58551A108                                              28,500.000       745,035.390       915,135.000
MERCANTILE BK CORP COM CUSIP: 587376104                                             1,020.000        33,925.200        37,230.000
MERCK & CO INC COM CUSIP: 589331107                                                15,600.000       677,023.600       720,720.000
MERCURY INTERACTIVE CORP COM CUSIP: 589405109                                         900.000        36,765.750        43,776.000


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               24



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MERRILL LYNCH & CO INC COM CUSIP: 590188108                                        41,525.000     2,182,424.110     2,435,441.250
METAL MGMT INC COM NEW STK NEW CUSIP: 591097209                                     3,880.000        82,297.550       143,288.400
METTLER-TOLEDO INTL INC COM CUSIP: 592688105                                        1,430.000        54,905.560        60,360.300
MGI PHARMA INC COM CUSIP: 552880106                                                   500.000        20,322.290        20,575.000
MGIC INVT CORP WIS COM CUSIP: 552848103                                             8,700.000       355,566.990       495,378.000
MICROCHIP TECH INC COM CUSIP: 595017104                                             8,000.000       220,053.020       266,880.000
MICROSOFT CORP COM CUSIP: 594918104                                               263,200.000     7,516,783.170     7,248,528.000
MICROSTRATEGY INC CL A NEW CUSIP: 594972408                                           780.000        30,884.840        40,934.400
MOLEX INC CL A CUSIP: 608554200                                                       800.000        21,510.500        23,488.000
MOLINA HEALTHCARE INC COM CUSIP: 60855R100                                          1,700.000        38,041.740        42,891.000
MONRO MUFFLER BRAKE INC COM CUSIP: 610236101                                        1,860.000        13,296.460        37,218.600
MONSANTO CO NEW COM CUSIP: 61166W101                                            8,015,114.000    81,264,607.380   230,674,980.920
MORGAN STANLEY CUSIP: 617446448                                                    46,700.000     2,272,253.980     2,702,529.000
MOTOROLA INC COM CUSIP: 620076109                                                  85,300.000       731,167.700     1,200,171.000
MTC TECHNOLOGIES INC COM CUSIP: 55377A106                                           2,400.000        43,105.150        77,328.000
MYKROLIS CORP COM CUSIP: 62852P103                                                  5,020.000        52,951.590        80,721.600
NABORS INDUSTRIES COM USD0.10 CUSIP: G6359F103                                      1,100.000        37,610.370        45,650.000
NAVIGATORS GROUP INC COM CUSIP: 638904102                                           1,110.000        28,836.360        34,265.700
NCR CORP COM CUSIP: 62886E108                                                      25,100.000       678,351.330       973,880.000
NEKTAR THERAPEUTICS COM CUSIP: 640268108                                            2,450.000        32,552.950        33,344.500
NELNET INC CL A CUSIP: 64031N108                                                    3,200.000        69,682.500        71,680.000
NEUROCRINE BIOSCIENCES INC COM CUSIP: 64125C109                                       300.000        15,854.710        16,362.000
NEXSTAR BROADCASTING GROUP INC CL A CUSIP: 65336K103                                1,500.000        21,000.000        20,565.000
NIKE INC CL B CUSIP: 654106103                                                     13,500.000       711,159.400       924,210.000
NOBLE CORPORATION COM CUSIP: G65422100                                             14,300.000       494,241.860       511,654.000
NORDSTROM INC COM CUSIP: 655664100                                                 25,600.000       589,229.540       878,080.000
NOVA CHEMICALS CORP COM CUSIP: 66977W109                                           19,500.000       489,462.770       525,525.000
NOVELL INC COM CUSIP: 670006105                                                    30,800.000       238,112.940       324,016.000
NPS PHARMACEUTICALS INC COM CUSIP: 62936P103                                        1,720.000        37,871.820        52,872.800
NS GROUP INC COM CUSIP: 628916108                                                   2,900.000        24,030.940        28,130.000
NVE CORP COM NEW CUSIP: 629445206                                                     500.000        20,244.570        25,650.000


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               25



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

OCCIDENTAL PETE CORP COM CUSIP: 674599105                                          65,100.000     1,773,551.170     2,749,824.000
ODYSSEY HEALTHCARE INC COM CUSIP: 67611V101                                         4,050.000        51,263.240       118,503.000
ON SEMICONDUCTOR CORP COM CUSIP: 682189105                                         12,500.000        60,335.490        80,625.000
ONLINE RES CORP COM CUSIP: 68273G101                                                3,200.000        19,595.620        21,148.800
ONYX PHARMACEUTICALS INC DEL COM CUSIP: 683399109                                   2,000.000        30,216.490        56,460.000
ORACLE CORP COM CUSIP: 68389X105                                                  148,000.000     1,815,685.290     1,953,600.000
OSI PHARMACEUTICALS INC COM CUSIP: 671040103                                        1,150.000        17,426.300        37,041.500
OVERLAND STORAGE INC COM CUSIP: 690310107                                           4,030.000        80,622.870        75,764.000
OVERNITE CORP COM CUSIP: 690322102                                                  2,560.000        49,481.250        58,240.000
O2 MICRO INTL O2 MICRO INTL LTD COM STK CUSIP: G6797E106                            1,270.000        13,290.190        28,448.000
PACKAGING CORP AMER COM ISIN US6951561090 CUSIP: 695156109                         22,300.000       475,295.350       487,478.000
PATTERSON-UTI ENERGY INC COM CUSIP: 703481101                                         400.000        11,089.780        13,168.000
PEETS COFFEE & TEA INC COM CUSIP: 705560100                                         1,700.000        26,735.320        29,597.000
PENFORD CORP COM CUSIP: 707051108                                                   2,900.000        42,586.200        39,817.000
PENWEST PHARMACEUTICALS CO COM CUSIP: 709754105                                     2,490.000        55,898.530        43,027.200
PEOPLESOFT INC COM CUSIP: 712713106                                                12,200.000       251,653.760       278,160.000
PEPSICO INC COM CUSIP: 713448108                                                   46,050.000     2,082,500.780     2,146,851.000
PERFORMANCE FOOD GROUP CO COM CUSIP: 713755106                                      2,800.000        93,311.630       101,276.000
PFIZER INC COM STK $.11 1/9 PAR CUSIP: 717081103                               10,705,833.000   210,843,991.760   378,237,079.890
PITNEY BOWES INC COM CUSIP: 724479100                                              30,600.000     1,022,432.940     1,242,972.000
PROCTER & GAMBLE CO COM CUSIP: 742718109                                           30,200.000     2,684,581.960     3,016,376.000
PROGENICS PHARMACEUTICALS INC COM CUSIP: 743187106                                    760.000        11,338.860        14,333.600
PROGRESSIVE CORP OH COM CUSIP: 743315103                                           20,300.000     1,132,201.540     1,696,877.000
PROSPERITY BANCSHARES INC COM CUSIP: 743606105                                        930.000        15,569.430        20,943.600
PRUDENTIAL FINL INC COM CUSIP: 744320102                                           25,900.000       902,042.730     1,081,843.000
QUALCOMM INC COM CUSIP: 747525103                                                   1,900.000       102,841.920       102,467.000
RADIO 1 INC CL D NON VTG CUSIP: 75040P405                                           2,500.000        41,677.680        48,250.000
RADWARE LTD COM STK CUSIP: M81873107                                                4,450.000        72,718.330       121,262.500
RED HAT INC COM CUSIP: 756577102                                                    3,550.000        28,878.180        66,633.500
REDWOOD TR INC COM CUSIP: 758075402                                                 2,710.000        85,510.920       137,803.500
REGIS CORP MINN COM CUSIP: 758932107                                                2,400.000        80,275.350        94,848.000


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               26



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

RENAL CARE GROUP INC COM CUSIP: 759930100                                           1,780.000        56,992.850        73,336.000
ROHM & HAAS CO COM CUSIP: 775371107                                                24,600.000       845,555.250     1,050,666.000
ROPER INDS INC NEW COM CUSIP: 776696106                                             1,750.000        75,203.100        86,205.000
RUDOPLH TECHNOLOGIES INC COM CUSIP: 781270103                                       1,220.000        28,371.430        29,938.800
SAFECO CORP COM CUSIP: 786429100                                                    4,200.000       145,618.220       163,506.000
SBC COMMUNICATIONS INC COM CUSIP: 78387G103                                        33,951.000     1,031,636.720       885,102.570
SCHERING-PLOUGH CORP COM CUSIP: 806605101                                         112,200.000     2,883,918.530     1,951,158.000
SCHLUMBERGER LTD COM STK CUSIP: 806857108                                          16,300.000       982,108.210       891,936.000
SCHNITZER STL INDS INC CL A CUSIP: 806882106                                        1,600.000        30,336.980        96,800.000
SCRIPPS E.W INC NEW CL A COM CUSIP: 811054204                                       6,500.000       504,796.100       611,910.000
SELECT COMFORT CORP OC-CAP STK CUSIP: 81616X103                                     4,440.000        47,675.180       109,934.400
SEMTECH CORP CUSIP: 816850101                                                       2,400.000        34,838.160        54,552.000
SENSYTECH INC COM CUSIP: 81726S101                                                  1,620.000        12,960.000        22,680.000
SIERRA WIRELESS INC COM STK CUSIP: 826516106                                        3,610.000        64,236.210        55,521.800
SINA CORPORATION COM STK USD0.133 CUSIP: G81477104                                  1,440.000        16,447.390        48,600.000
SLM CORP COM CUSIP: 78442P106                                                      18,800.000       708,803.300       708,384.000
SMITH INTL INC COM CUSIP: 832110100                                                   700.000        24,184.770        29,064.000
SOHU COM INC COM CUSIP: 83408W103                                                   1,370.000        22,508.640        41,113.700
SOLUTIA INC COM STK CUSIP: 834376105                                              720,395.000    14,015,475.920       262,944.180
SOUTHWESTN ENERGY CO COM CUSIP: 845467109                                           2,350.000        27,867.240        56,165.000
SPANISH BROADCASTING SYS INC CL A COM STK CUSIP: 846425882                          6,100.000        59,933.390        64,050.000
SPX CORP COM CUSIP: 784635104                                                         800.000        42,836.550        47,048.000
ST JUDE MED INC COM CUSIP: 790849103                                               12,375.000       726,378.740       759,206.250
ST PAUL TRAVELERS CORP CUSIP: 792860108                                            31,300.000     1,192,640.200     1,241,045.000
ST STR CORP COM CUSIP: 857477103                                                   10,100.000       491,971.360       526,008.000
STARBUCKS CORP COM CUSIP: 855244109                                                36,100.000       941,497.310     1,193,466.000
STARWOOD HOTELS & RESORTS WORLDWIDE INC PAIRED CTF 1 B SH CUSIP: 85590A203         15,200.000       432,949.650       546,744.000
STORAGE TECH CORP COM (NEW) CUSIP: 862111200                                       20,100.000       326,954.120       517,575.000
STRATASYS INC COM CUSIP: 862685104                                                  1,830.000        31,332.900        49,885.800
STRYKER CORP COM CUSIP: 863667101                                                   6,800.000       513,419.890       578,068.000
SUNGARD DATA SYS INC COM CUSIP: 867363103                                             800.000        18,611.060        22,168.000


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               27



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

SUPERCONDUCTOR TECHNOLOGIES INC COM CUSIP: 867931107                                6,700.000        35,961.630        37,386.000
SUPPORT SOFT INC CUSIP: 868587106                                                   2,900.000        26,289.170        38,135.000
SYMANTEC CORP COM CUSIP: 871503108                                                 29,600.000       680,150.480     1,025,640.000
SYSCO CORP COM CUSIP: 871829107                                                     7,700.000       254,328.470       286,671.000
TANOX INC COM STK CUSIP: 87588Q109                                                    710.000         6,173.690        10,543.500
TARGET CORP COM CUSIP: 87612E106                                                   28,400.000     1,082,405.450     1,090,560.000
TETRA TECHNOLOGIES INC DEL COM CUSIP: 88162F105                                     1,960.000        17,906.580        47,510.400
THERMO ELECTRON CORP COM CUSIP: 883556102                                          33,000.000       526,774.930       831,600.000
THERMOGENESIS CORP COM NEW CUSIP: 883623209                                         4,200.000        22,419.600        21,756.000
TIFFANY & CO COM CUSIP: 886547108                                                  18,400.000       428,449.890       831,680.000
TIME WARNER INC NEW COM CUSIP: 887317105                                          112,700.000     1,489,601.410     2,027,473.000
TJX COS INC COM NEW CUSIP: 872540109                                               30,800.000       656,699.960       679,140.000
TORCHMARK CORP COM CUSIP: 891027104                                                21,000.000       787,896.180       956,340.000
TREX INC COM CUSIP: 89531P105                                                       2,280.000        78,368.350        86,594.400
TRIAD GTY INC CUSIP: 895925105                                                        930.000        39,897.760        46,825.500
TRIBUNE CO COM CUSIP: 896047107                                                     3,300.000       156,090.420       170,280.000
TRIDENT MICROSYSTEMS INC COM CUSIP: 895919108                                       4,060.000        46,464.840        70,725.200
TX INSTRS INC COM CUSIP: 882508104                                                 57,200.000     1,413,450.090     1,680,536.000
TXU CORP COM CUSIP: 873168108                                                      14,700.000       592,792.570       348,684.000
UCBH HLDGS INC COM CUSIP: 90262T308                                                 1,780.000        36,971.710        69,366.600
ULTRA PETE CORP COM NPV CUSIP: 903914109                                            5,600.000        50,091.530       137,872.000
UN PAC CORP COM CUSIP: 907818108                                                   19,300.000     1,060,423.990     1,340,964.000
UNITED PARCEL SVC INC CL B CUSIP: 911312106                                         4,300.000       279,403.640       320,565.000
UNITEDHEALTH GROUP INC COM CUSIP: 91324P102                                        34,900.000     1,078,587.440     2,030,482.000
UNIVISION COMMUNICATIONS INC CL A CUSIP: 914906102                                 14,300.000       447,340.850       567,567.000
UNOCAL CORP COM CUSIP: 915289102                                                   45,100.000     1,575,421.340     1,661,033.000
UNOVA INC COM CUSIP: 91529B106                                                      2,100.000        45,854.960        48,195.000
UNUMPROVIDENT CORP COM CUSIP: 91529Y106                                            40,300.000       943,988.030       635,531.000
US BANCORP CUSIP: 902973304                                                        48,073.000       961,734.830     1,431,613.940
UTD NAT FOODS INC COM CUSIP: 911163103                                              2,850.000        60,359.680       102,343.500
UTD PANAM FINL CORP COM CUSIP: 911301109                                            5,970.000        82,163.220        99,758.700


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               28



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

UTD TECHNOLOGIES CORP COM CUSIP: 913017109                                         10,300.000       808,859.350       976,131.000
UTD THERAPEUTICS CORP DEL COM STK CUSIP: 91307C102                                  2,520.000        51,915.060        57,834.000
UTI WORLDWIDE INC ORD NPV CUSIP: G87210103                                            880.000        21,220.500        33,378.400
V F CORP COM CUSIP: 918204108                                                      14,800.000       442,865.830       639,952.000
VALSPAR CORP COM CUSIP: 920355104                                                     400.000        18,749.070        19,768.000
VANS INC COM CUSIP: 921930103                                                       2,350.000        12,733.290        26,813.500
VARIAN MED SYS INC COM ISIN #US9222091057 CUSIP: 92220P105                            300.000        15,743.570        20,730.000
VCA ANTECH INC COM STK CUSIP: 918194101                                             4,400.000        50,058.440       136,312.000
VERITAS SOFTWARE CORP COM CUSIP: 923436109                                         36,600.000     1,195,650.560     1,360,056.000
VERIZON COMMUNICATIONS COM CUSIP: 92343V104                                        20,572.000       809,765.100       721,665.760
VIACOM COM CL B CUSIP: 925524308                                                  111,747.000     4,894,955.050     4,959,331.860
VICURON PHARMACEUTICALS INC COM CUSIP: 926471103                                    2,550.000        36,156.260        47,557.500
VISTACARE INC CL A COM CUSIP: 92839Y109                                             1,020.000        17,082.940        35,853.000
VITRAN INC COM CUSIP: 92850E107                                                     2,500.000        34,375.000        35,375.000
W MARINE INC CUSIP: 954235107                                                       3,510.000        59,251.760        97,613.100
WACHOVIA CORP 2ND NEW COM CUSIP: 929903102                                         32,100.000     1,009,452.830     1,495,539.000
WAL-MART STORES INC COM CUSIP: 931142103                                           89,200.000     4,747,620.270     4,732,060.000
WALGREEN CO COM CUSIP: 931422109                                                   40,600.000     1,341,606.060     1,477,028.000
WEATHERFORD INTL LTD CUSIP: G95089101                                               8,300.000       337,457.600       298,800.000
WELLPOINT HLTH NETWORKS INC CL A (NEW) DELAW EFF 8-4-97 CUSIP: 94973H108            8,500.000       456,635.370       824,415.000
WELLS FARGO & CO NEW COM STK CUSIP: 949746101                                      41,500.000     1,942,801.180     2,443,935.000
WESTN SIERRA BANCORP COM CUSIP: 959522103                                             980.000        30,369.370        46,060.000
WESTWOOD 1 INC COM CUSIP: 961815107                                                21,600.000       676,936.680       738,936.000
WHIRLPOOL CORP COM CUSIP: 963320106                                                12,300.000       649,831.140       893,595.000
WHITING PETE CORP NEW COM STK CUSIP: 966387102                                      1,800.000        27,900.000        33,120.000
WHOLE FOODS MKT INC COM CUSIP: 966837106                                            5,400.000       290,726.510       362,502.000
WILLIAMS SONOMA INC COM CUSIP: 969904101                                            1,300.000        34,170.650        45,201.000
WILLIS GROUP HOLDINGS COM CUSIP: G96655108                                          1,000.000        28,877.950        34,070.000
WILSON GREATBATCH TECHNOLOGIES INC COM CUSIP: 972232102                             1,500.000        42,902.590        63,405.000
WINTRUST FINL CORP COM CUSIP: 97650W108                                             1,710.000        53,362.250        77,121.000
WRIGHT MED GROUP INC COM CUSIP: 98235T107                                           2,300.000        48,314.540        70,012.000


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               29



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

WRIGLEY WM JR CO CAP CUSIP: 982526105                                               1,200.000        64,904.670        67,452.000
WYETH COM CUSIP: 983024100                                                         61,775.000     2,402,443.520     2,622,348.750
XEROX CORP COM CUSIP: 984121103                                                   195,000.000     1,967,099.700     2,691,000.000
XL CAP LTD SHS A CUSIP: G98255105                                                  18,900.000     1,450,904.410     1,465,695.000
XTO ENERGY INC COM CUSIP: 98385X106                                                 1,000.000        18,252.110        28,300.000
YAHOO INC COM CUSIP: 984332106                                                     74,300.000     2,804,116.750     3,356,131.000
ZENITH NATL INS CORP COM CUSIP: 989390109                                           1,560.000        43,728.330        50,778.000
ZIMMER HLDGS INC COM CUSIP: 98956P102                                               5,000.000       278,338.430       352,000.000
ZIONS BANCORP COM CUSIP: 989701107                                                    500.000        31,019.890        30,665.000
ZOLL MED CORP COM CUSIP: 989922109                                                    940.000        30,903.980        33,351.200
1ST ST BANCORPORATION COM CUSIP: 336453105                                            850.000        23,625.750        29,537.500
3M CO COM CUSIP: 88579Y101                                                         11,200.000       720,522.130       952,336.000
4 KIDS ENTMT INC COM CUSIP: 350865101                                               1,190.000        26,775.000        30,963.800
99 CENTS ONLY STORES COM CUSIP: 65440K106                                           1,390.000        41,506.800        37,849.700
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                        573,235,032.48    920,505,895.26
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE STOCK - COMMON                                                                   573,235,032.48    920,505,895.26

Participant Loans
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MONSANTO PARTICIPANT LOANS CUSIP: 999899602                                    16,761,089.400    16,761,089.400    16,761,089.400
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                         16,761,089.40     16,761,089.40
---------------------------------------------------------------------------------------------------------------------------------
TOTAL PARTICIPANT LOANS                                                                           16,761,089.40     16,761,089.40


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               30


5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Value of Interest in Common/Collective Trusts
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

COLTV STIF CUSIP: 195997KR1                                                    18,538,352.280    18,538,352.280    18,538,352.280
MFB NTGI-QM COLTV DAILY RUSSELL 1000 VALUE EQTY INDEX F CUSIP: 658991369                0.000             0.000             0.060
MFO CAP GUARDIAN INTL NON-US EQTY (FUND 003-05) CUSIP: 1399977Q7                3,751,316.500    43,302,567.370    48,917,167.160
MFO MELLON BNK EB DAILY LIQUIDITY INDEX FD CUSIP: 585992795                       395,306.750    91,637,310.990    93,634,728.640
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                        153,478,230.64    161,090,248.14
---------------------------------------------------------------------------------------------------------------------------------
TOTAL VALUE OF INTEREST IN COMMON/COLLECTIVE TRUSTS                                              153,478,230.64    161,090,248.14

Value of Interest in Registered Investment Companies
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MFB NTGI-QM COLTV DAILY RUSSELL 2000 VALUE EQTY INDEX F CUSIP: 658991393                0.000             0.000             0.030
MFB NTGI-QM COLTV DIALY TIPS FD-LENDING CUSIP: 658991666                                0.000             0.000             0.010
MFO FFTW FDS INC U S SHORT-TERM PORTFOLIO CUSIP: 30242R105                      1,356,522.990    12,800,969.740    12,792,011.800
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                         12,800,969.74     12,792,011.84
---------------------------------------------------------------------------------------------------------------------------------
TOTAL VALUE OF INTEREST IN REGISTERED INVESTMENT COM                                              12,800,969.74     12,792,011.84

Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

AGREE RLTY CORP COM CUSIP: 008492100                                                1,440.000        35,352.210        40,723.200
EQTY INNS INC COM CUSIP: 294703103                                                  5,000.000        40,066.200        45,250.000
EQTY OFFICE PPTYS TR REIT CUSIP: 294741103                                         56,400.000     1,517,163.850     1,615,860.000
EQTY RESDNTL EFF 5/15/02 CUSIP: 29476L107                                          34,100.000       794,232.050     1,006,291.000
GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR RATE CUSIP: 999500FC0                 440,213,113.170   440,213,113.170   440,213,113.170
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                        442,599,927.48    442,921,237.37
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                                      442,599,927.48    442,921,237.37


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               31



5500 SUPPLEMENTAL SCHEDULES

31 DEC 03

Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                              Shares/Par Value   Historical Cost     Current Value
---------------------------------------------------------------------------------------------------------------------------------
Other Liabilities
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

LIAB RE: MONSANTO COMPANY INTERNAL LOAN                                           -82,638.820       -82,638.820       -82,638.820
LIAB RE: MONSANTO COMPANY LOAN DUE                                            -23,042,628.000   -23,042,628.000   -23,042,628.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                        -23,125,266.82    -23,125,266.82
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER LIABILITIES                                                                          -23,125,266.82    -23,125,266.82

Payable Other
---------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

&&&INVESTMENT MANAGEMENT EXPENSE ACCRUAL CUSIP: 999899537                              10.000             0.000             0.000
FEE FOR SECURITIES LENDING ACTIVITY FOR CUSIP: 999766066                                5.000             0.000             0.000
RECORDKEEPING EXPENSE ACCRUAL CUSIP: 999899529                                         14.000             0.000             0.000
TRUSTEE/CUSTODY EXPENSE ACCRUAL CUSIP: 999899511                                       14.000             0.000             0.000
---------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                  0.00              0.00
---------------------------------------------------------------------------------------------------------------------------------
TOTAL PAYABLE OTHER                                                                                        0.00              0.00
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                          1,217,898,848.16  1,575,387,293.00


NORTHERN TRUST                                                        Generated by Northern Trust from periodic data on 18 May 04

                                                               32

MONSANTO SAVINGS AND INVESTMENT PLAN

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DEC. 31, 2003
---------------------------------------------------------------------------------------------------------------------
                                                                                      (DOLLARS IN THOUSANDS)
                                                                                                           CURRENT
Identity of issuer, borrower, lessor or similar party                               COST                    VALUE
See attached detail                                                             $ 1,217,899              $ 1,575,387

Reconciling items:
-----------------
Pending Trade Sales listed on Detail                                                 (2,601)                  (2,601)
Pending Trade Purchases listed on Detail                                              3,216                    3,216
Negative cash reclassified to other liabilities                                         339                      339
ESOP loan balance*                                                                   23,125                   23,125
                                                                                -----------              -----------
Subtotal                                                                        $ 1,241,978              $ 1,599,466
                                                                                ===========              ===========


* Represents party-in-interest to the plan

MONSANTO SAVINGS AND INVESTMENT PLAN
SUPPLEMENTAL SCHEDULE 2
----------------------------------------------------------------------------










               SCHEDULE OF ASSETS HELD FOR INVESTMENT ACQUIRED

                 AND DISPOSED OF WITHIN THE PLAN YEAR ENDED

                                DEC. 31, 2003

5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C00184A105  ###REORG/AOL TIME WARNER INC.(00184A105) AS THERE WAS A
            NAME CHNGINTO TIME WARN
                                                                         Acquisitions       60,800.00    -669,363.54
                                                                         Dispositions      -55,300.00                    777,375.18
                                                                         Free Delivery     -60,800.00
C090597105  ###REORG/BIOGEN INCPER A 1.15 STOCK MERGERTO BIOGEN IDEC
            SEC#2005597 EFF 11/13/0
                                                                         Acquisitions        1,100.00     -44,952.76
                                                                         Dispositions       -1,100.00                     36,633.17
C524651106  ###REORG/LEGATO SYSTEMS STOCK MERGER TO EMC CORP
            SEC#2-289812 EFF 10/20/03
                                                                         Acquisitions       12,500.00     -74,250.00
                                                                         Dispositions      -12,500.00                    104,432.59
C830018107  ###REORG/6 CONTINENT EXCH INTERCONTINENTALHOTEL 2002557
            MITCHELLS#2002287 4/15/0
                                                                         Acquisitions       18,100.00    -141,858.75
                                                                         Dispositions      -87,500.00                    111,422.50
C247025109  #REORG DELL COMPUTER / A 1 N/C TO DELL INC 2003647
            EFF 7/18/03
                                                                         Acquisitions       18,500.00    -514,443.29
                                                                         Dispositions      -43,000.00                  1,266,637.64
                                                                         Free Delivery     -81,500.00
C901314104  #REORG/ 24/7 REAL MEDIA INC REV SPLIT EFF 2/26/04
                                                                         Acquisitions       26,700.00     -41,242.75
                                                                         Dispositions       -4,900.00                      6,618.17
C00790K109  #REORG/ADVANCE PCS CASH & STK MERGER TO CAREMARK RX INC
            SEC #2109231 EFF 3/25/04
                                                                         Acquisitions          300.00      -8,614.38
                                                                         Dispositions       -2,000.00                     88,548.36
CG07644100  #REORG/BK OF BERMUDA LTD CASH MERGER EFF2/18/04
                                                                         Acquisitions        2,000.00     -78,541.16
                                                                         Dispositions       -2,000.00                     88,324.77
C095811105  #REORG/BLUE RHINO INC CASH MERGER EFF 4/20/04
                                                                         Acquisitions          800.00      -8,476.72
                                                                         Dispositions       -2,600.00                     31,963.50
C206197105  #REORG/CONCORD EFS INC STK MERGER TO 1STDATA CORP SEC
            #2321292 EFF 2/26/04
                                                                         Acquisitions          600.00      -9,708.84
                                                                         Dispositions       -2,500.00                     28,151.99
C29664R106  #REORG/ESPERION THERAPEUTICS CASH MERGEREFF 2/10/04
                                                                         Acquisitions        3,500.00     -56,000.00
                                                                         Dispositions       -3,500.00                     79,875.21
C339030108  #REORG/FLEETBOSTON FINL CORP STK MERGER TO BK OF AMER
            CORP #2028343 3/31/04
                                                                         Dispositions      -47,500.00                  1,445,918.51
                                                                         Free Delivery     -18,400.00


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       35



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------

                                                                         Free Receipt       18,400.00
C37957V106  #REORG/GLOBESPAN VIRATA INC STK MERGER TO CONEXANT
            SYSTEMS 2196547 EFF 2/27/04
                                                                         Acquisitions        5,300.00     -32,780.52
                                                                         Dispositions      -12,900.00                     70,955.65
C370442832  #REORG/GM CORP PLAN OF REORG TO HUGHES ELECTRONICS
            CU444418107 NEWS SEC2-006040
                                                                         Acquisitions       13,000.00    -202,351.43
                                                                         Free Delivery     -13,000.00
C441815107  #REORG/HOUSEHOLD INTERNATIONAL PER A 2.675 PER 1 PLAN OF
            MERGER EFF 3/28/03
                                                                         Acquisitions       11,900.00    -339,388.00
                                                                         Dispositions      -25,500.00                    681,561.90
                                                                         Free Delivery     -11,900.00
                                                                         Free Receipt       11,900.00
C444418107  #REORG/HUGHES ELECTRONICS NAME CHANGE TODIRECTV GROUP INC
            #2007308 EFF 3/17/04
                                                                         Free Delivery     -10,701.60
                                                                         Free Receipt       21,403.41
C450312103  #REORG/I-STAT CORP CASH MERGER EFF 1/28/04
                                                                         Acquisitions        2,000.00     -24,012.20
                                                                         Dispositions         -300.00                      3,740.82
C449370105  #REORG/IDEC PHARMACEUTICALS NAME CHANGE TO BIOGEN IDEC
            SEC#2005997 EFF 11/12/03
                                                                         Acquisitions        2,100.00     -73,849.04
                                                                         Dispositions       -1,500.00                     51,523.44
                                                                         Free Delivery      -1,500.00
C461858102  #REORG/INVIVO CORP CASH MERGER EFF 1/27/04
                                                                         Acquisitions        1,000.00     -19,531.45
                                                                         Dispositions       -1,500.00                     30,366.12
C41014S106  #REORG/JOHN HANCOCK FINL SERVICES INC STK MERGER MANULIFE
            #2527917 4/28/04
                                                                         Acquisitions       22,700.00    -654,179.32
                                                                         Dispositions      -32,500.00                  1,061,345.82
                                                                         Free Delivery      -8,600.00
                                                                         Free Receipt        8,600.00
C60668M108  #REORG/MITCHELLS & BUTLERS PLC SPONS ADRPLAN OF REORG TO
            MITCHELLS&BUTLERS
                                                                         Dispositions      -74,152.75                    251,313.69
                                                                         Free Receipt       74,152.75
C67072M103  #REORG/NUVELO INC REV SPLIT TO NUVELO INC SEC #2006888
            EFF 2/20/04
                                                                         Acquisitions        8,300.00     -20,335.00
                                                                         Dispositions       -8,300.00                     26,103.03
C671802106  #REORG/OAK TECH CASH & STK MERGER TO ZORAN CORP SEC
            # 2950671 EFF 8/12/03
                                                                         Acquisitions        4,300.00     -17,326.42


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       36



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions       -4,300.00                     12,527.06
C71713U102  #REORG/PHARMACIA CORP STOCK MERGER TO PFIZER INC SEC
            # 2712656 4/16/03
                                                                         Acquisitions        2,900.00    -118,248.95
                                                                         Dispositions     -288,746.00                 12,216,978.62
                                                                         Free Delivery  -8,917,581.00
                                                                         Free Receipt       68,281.00
C739419109  #REORG/PRACTICEWORKS INC CASH MERGER EFF10/08/03
                                                                         Acquisitions          400.00      -7,657.20
                                                                         Dispositions         -400.00                      8,563.59
C852559103  #REORG/STAKE TECHNOLOGY LTD NAME CHANGEDTO SUNOPTA INC
            SEC #2005403 EFF 10/31/03
                                                                         Acquisitions        4,650.00     -17,656.52
                                                                         Dispositions       -4,650.00                     27,875.97
C883381105  #REORG/THERASENSE INC CASH MERGER EFF 4-5-05
                                                                         Acquisitions        4,200.00     -62,354.44
                                                                         Dispositions       -1,150.00                     19,063.10
C89420G109  #REORG/TRAVELERS PPTYS COS CORP CL A STKMERGER ST PAUL
            COMPINIES 2783300 4/2/04
                                                                         Acquisitions       11,900.00    -190,995.00
                                                                         Dispositions      -61,553.00                  1,011,382.16
C902984103  #REORG/USA INTERACTIVE N/C TO INTERACTIVE CORP 2003395
            EFF 6-23-03
                                                                         Acquisitions        2,000.00     -75,860.32
                                                                         Free Delivery      -2,000.00
C985509108  #REORG/YELLOW CORP NAME CHANGE TO YELLOWROADWAY CORP
            SEC#2-005895 EFF 12/12/03
                                                                         Acquisitions        2,000.00     -49,478.20
                                                                         Dispositions       -2,000.00                     49,553.87
C002824100  ABBOTT LAB COM
                                                                         Acquisitions       15,700.00    -613,575.15
                                                                         Dispositions      -30,100.00                  1,261,890.98
                                                                         Free Delivery     -10,600.00
                                                                         Free Receipt       10,600.00
CG1150G111  ACCENTURE LTD BERMUDA CLS A COM
                                                                         Acquisitions       17,925.00    -369,778.76
                                                                         Dispositions       -8,625.00                    169,721.26
                                                                         Free Delivery     -12,900.00
                                                                         Free Receipt       12,900.00
C00437P107  ACCREDITED HOME LENDERS HLDG CO COM STK
                                                                         Acquisitions        4,900.00     -49,963.35
                                                                         Dispositions       -4,900.00                     94,262.55
CG0070K103  ACE LTD ORD STK USD0.0416


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       37



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions        3,900.00    -133,741.53
                                                                         Dispositions      -32,000.00                  1,044,694.16
C004934105  ACTEL CORP COM
                                                                         Acquisitions          200.00      -3,842.00
                                                                         Dispositions       -1,300.00                     26,676.95
C007094105  ADMINISTAFF INC COM
                                                                         Acquisitions        4,500.00     -46,113.31
                                                                         Dispositions       -1,250.00                     16,523.19
C00724X102  ADOLOR CORP COM
                                                                         Acquisitions        1,000.00     -12,011.30
                                                                         Dispositions         -220.00                      3,448.02
C046353108  ADR ASTRAZENECA PLC SPONSORED ADR UK
                                                                         Acquisitions       11,200.00    -413,130.65
                                                                         Dispositions       -3,500.00                    167,783.13
C055622104  ADR BP P L C SPONSORED ADR
                                                                         Acquisitions        7,500.00    -308,743.19
                                                                         Dispositions      -12,600.00                    530,107.08
                                                                         Free Delivery      -4,500.00
                                                                         Free Receipt        4,500.00
C12328X107  ADR BUSINESS OBJECTS S A SPONSORED ADR
                                                                         Acquisitions          600.00      -9,260.28
                                                                         Dispositions       -3,300.00                     70,082.44
C338488109  ADR FLAMEL TECHNOLOGIES SA SPONSORED ADR
                                                                         Acquisitions        5,230.00    -106,665.29
                                                                         Dispositions       -2,330.00                     80,284.69
C458573102  ADR INTERCONTINENTAL HOTELS GROUP PLC SPONSORED ADR
                                                                         Dispositions           -0.75                          1.92
                                                                         Free Receipt       74,152.75
C576879209  ADR MATSUSHITA ELEC INDL LTD ADR
                                                                         Acquisitions       21,300.00    -175,463.22
                                                                         Dispositions       -6,300.00                     80,881.90
C652487802  ADR NEWS CORP LTD SPONSORED ADR REPSTG PFD LTD
                                                                         Acquisitions        3,300.00     -94,275.73
                                                                         Dispositions      -14,996.00                    412,704.63
                                                                         Free Delivery      -1,197.30
                                                                         Free Receipt        2,394.26
C654902204  ADR NOKIA CORP SPONSORED ADR
                                                                         Acquisitions       85,450.00  -1,401,701.88


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       38



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions     -204,875.00                  3,256,322.13
                                                                         Free Delivery     -40,400.00
                                                                         Free Receipt       40,400.00
CN07059111  ADR NV EUR0.02(NY REG)
                                                                         Acquisitions        9,000.00    -174,835.71
                                                                         Dispositions      -15,500.00                    268,019.13
C767204100  ADR RIO TINTO PLC
                                                                         Acquisitions        5,800.00    -454,758.07
                                                                         Dispositions       -8,200.00                    809,939.64
C803054204  ADR SAP AKTIENGESELLSCHAFT SPONSORED ADR
                                                                         Acquisitions       43,000.00  -1,319,845.06
                                                                         Dispositions      -20,200.00                    723,461.39
C861012102  ADR STMICROELECTRONICS N V SHS-N Y REGISTRY
                                                                         Acquisitions       10,000.00    -215,590.43
                                                                         Dispositions      -20,900.00                    556,311.09
C881624209  ADR TEVA PHARMACEUTICAL INDS LTD ADR ISIN #US8816242098
                                                                         Acquisitions       32,325.00  -1,660,100.17
                                                                         Dispositions      -15,025.00                    865,625.96
                                                                         Free Delivery      -8,300.00
                                                                         Free Receipt        8,300.00
C89151E109  ADR TOTAL SA
                                                                         Acquisitions        1,500.00    -112,278.13
                                                                         Dispositions       -1,400.00                    103,348.61
C904784709  ADR UNILEVER N V NY SHS NEW
                                                                         Acquisitions       18,500.00  -1,063,335.89
                                                                         Dispositions       -1,000.00                     63,441.02
C92857W100  ADR VODAFONE GROUP PLC NEW SPONSORED ADR
                                                                         Acquisitions       83,500.00  -1,652,480.03
                                                                         Dispositions      -48,325.00                    991,897.43
C007973100  ADVANCED ENERGY INDS INC COM
                                                                         Acquisitions        3,300.00     -69,824.03
                                                                         Dispositions         -900.00                     22,421.94
C00817Y108  AETNA INC
                                                                         Acquisitions        7,100.00    -424,707.39
                                                                         Dispositions       -7,700.00                    460,763.12
                                                                         Free Delivery      -6,400.00
                                                                         Free Receipt        6,400.00
C008190100  AFFILIATED COMPUTER SVCS INC CL A COM


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       39



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions          700.00     -31,672.62
                                                                         Dispositions       -1,250.00                     63,308.96
C001084102  AGCO CORP COM
                                                                         Acquisitions        1,700.00     -32,018.24
                                                                         Dispositions       -4,750.00                     86,076.12
C00845V100  AGERE SYS INC CL A
                                                                         Acquisitions        7,300.00     -25,815.06
                                                                         Dispositions       -1,800.00                      5,470.73
C008492100  AGREE RLTY CORP COM
                                                                         Acquisitions        1,700.00     -41,735.25
                                                                         Dispositions         -260.00                      6,822.08
C009158106  AIR PROD & CHEM INC COM
                                                                         Acquisitions       12,300.00    -540,859.33
                                                                         Dispositions       -3,300.00                    139,680.87
                                                                         Free Delivery      -4,600.00
                                                                         Free Receipt        4,600.00
C013817101  ALCOA INC COM STK
                                                                         Acquisitions        2,300.00     -45,284.70
                                                                         Dispositions      -20,500.00                    542,474.59
                                                                         Free Delivery     -11,500.00
                                                                         Free Receipt       11,500.00
CH01301102  ALCON INC
                                                                         Acquisitions       18,200.00    -965,124.82
                                                                         Dispositions       -2,600.00                    143,994.25
                                                                         Free Delivery      -2,600.00
                                                                         Free Receipt        2,600.00
C018490102  ALLERGAN INC COM
                                                                         Acquisitions        7,100.00    -475,773.53
                                                                         Dispositions       -2,200.00                    174,738.13
C01859P609  ALLIANCE GAMING CORP COM NEW NEW
                                                                         Acquisitions        2,590.00     -39,660.90
                                                                         Dispositions       -4,100.00                     90,088.86
C018804104  ALLIANT TECHSYSTEMS INC COM
                                                                         Acquisitions          300.00     -15,978.80
                                                                         Dispositions       -2,120.00                    107,458.09
C020002101  ALLSTATE CORP COM
                                                                         Acquisitions       22,800.00    -802,773.23
                                                                         Dispositions      -28,300.00                  1,133,005.76


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       40



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Free Delivery      -4,800.00
                                                                         Free Receipt        4,800.00
C020039103  ALLTEL CORP COM
                                                                         Acquisitions        8,700.00    -441,503.40
                                                                         Free Delivery      -3,900.00
                                                                         Free Receipt        3,900.00
C02144G107  ALTEON INC COM
                                                                         Acquisitions        4,100.00     -21,914.69
                                                                         Dispositions       -4,100.00                     22,672.21
C021441100  ALTERA CORP COM
                                                                         Acquisitions        6,600.00     -96,424.96
                                                                         Dispositions      -13,000.00                    271,804.49
CG02602103  AMDOCS ORD GBP0.01
                                                                         Acquisitions        3,600.00     -48,466.14
                                                                         Dispositions       -2,200.00                     48,279.58
C025816109  AMER EXPRESS CO COM
                                                                         Acquisitions       32,400.00  -1,464,604.77
                                                                         Dispositions       -5,000.00                    213,535.55
C03073E105  AMERISOURCEBERGEN CORP COM
                                                                         Acquisitions          325.00     -18,489.64
                                                                         Dispositions       -8,125.00                    461,868.13
                                                                         Free Delivery      -3,200.00
                                                                         Free Receipt        3,200.00
C026874107  AMERN INTL GROUP INC COM
                                                                         Acquisitions       12,200.00    -719,488.98
                                                                         Dispositions      -34,800.00                  2,016,227.11
C02886P109  AMERN PHARMACEUTICALS PARTNERS INC COM
                                                                         Acquisitions        1,750.00     -32,034.63
                                                                         Dispositions       -1,750.00                     38,711.64
C029712106  AMERN STD COS INC DEL COM
                                                                         Acquisitions          400.00     -30,390.60
                                                                         Dispositions         -900.00                     66,354.39
C031162100  AMGEN INC COM
                                                                         Acquisitions       30,900.00  -1,901,172.86
                                                                         Dispositions      -23,100.00                  1,393,403.00
                                                                         Free Delivery      -7,600.00
                                                                         Free Receipt        7,600.00
C031538101  AMIS HLDGS INC COM


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       41



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions        2,000.00     -40,010.00
                                                                         Dispositions       -2,000.00                     36,048.70
C03232P405  AMSURG CORP COM
                                                                         Acquisitions        1,000.00     -22,696.90
                                                                         Dispositions         -630.00                     22,458.90
C032511107  ANADARKO PETRO CORP COM
                                                                         Acquisitions          500.00     -23,121.18
                                                                         Dispositions       -2,300.00                    102,609.06
C032654105  ANALOG DEVICES INC COM
                                                                         Acquisitions        9,100.00    -321,185.60
                                                                         Dispositions       -2,900.00                    133,572.80
C034918102  ANGIOTECH PHARMACEUTICALS INC COM
                                                                         Acquisitions        2,200.00     -98,453.72
                                                                         Dispositions         -130.00                      5,517.07
C035229103  ANHEUSER BUSCH COS INC COM
                                                                         Acquisitions       32,900.00  -1,658,896.28
                                                                         Dispositions      -25,400.00                  1,298,048.11
                                                                         Free Delivery      -6,800.00
                                                                         Free Receipt        6,800.00
C03674B104  ANTHEM INC COM
                                                                         Acquisitions          300.00     -22,548.64
                                                                         Dispositions       -1,000.00                     73,768.48
C00184AAG0  AOL TIME WARNER INC DEB DTD 04/08/2002 7.7
            DUE 05-01-2032 BEO
                                                                         Acquisitions      194,000.00    -214,236.82
                                                                         Dispositions      -50,000.00                     51,623.00
C037411105  APACHE CORP COM
                                                                         Acquisitions        1,000.00     -64,952.32
                                                                         Dispositions       -7,740.00                    450,534.61
C038197109  APPLIED FILMS CORP COM
                                                                         Acquisitions        4,800.00    -100,744.02
                                                                         Dispositions       -2,740.00                     78,960.55
C038222105  APPLIED MATERIALS INC COM
                                                                         Acquisitions       51,700.00    -865,791.54
                                                                         Dispositions      -28,700.00                    528,685.57
C03839G105  AQUANTIVE INC COM
                                                                         Acquisitions        8,150.00     -75,315.27
                                                                         Dispositions       -2,650.00                     29,017.02
C038521100  ARAMARK CORP CL B


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       42



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions          300.00      -6,578.94
                                                                         Dispositions       -1,900.00                     48,827.24
C040157109  ARGONAUT GROUP INC COM STK USD0.10
                                                                         Acquisitions        1,900.00     -30,507.60
                                                                         Dispositions       -1,900.00                     27,508.21
C04289L107  ART TECH GROUP INC OC-COM ISIN US04289L107
                                                                         Acquisitions        6,300.00     -15,155.28
                                                                         Dispositions       -6,300.00                     10,892.18
C042923102  ARTISAN COMPONENTS INC COM
                                                                         Acquisitions        2,000.00     -39,058.15
                                                                         Dispositions       -2,000.00                     43,092.46
CG05384105  ASPEN INS HOLDINGS LTD
                                                                         Acquisitions          300.00      -6,750.00
                                                                         Dispositions         -100.00                      2,345.95
C045327103  ASPEN TECH INC COM
                                                                         Acquisitions        5,100.00     -14,596.58
                                                                         Dispositions       -8,500.00                     31,731.99
C046220109  ASTA FDG INC COM
                                                                         Acquisitions          900.00     -21,198.60
                                                                         Dispositions         -900.00                     24,934.88
C04648X107  ASYST TECHNOLOGIES INC COM
                                                                         Acquisitions        8,300.00     -55,472.14
                                                                         Dispositions       -5,800.00                     49,797.56
C047439104  ATHEROGENICS INC COM
                                                                         Acquisitions          500.00      -3,308.36
                                                                         Dispositions       -2,640.00                     28,471.00
C05106U105  AUG TECH CORP COM STK ISIN#US05106U1051
                                                                         Acquisitions        2,800.00     -26,886.57
                                                                         Dispositions         -900.00                     16,581.53
C053015103  AUTO DATA PROCESSING INC COM
                                                                         Acquisitions       12,575.00    -448,945.37
                                                                         Dispositions      -23,375.00                    858,331.06
                                                                         Free Delivery      -9,900.00
                                                                         Free Receipt        9,900.00
C053332102  AUTOZONE INC COM
                                                                         Acquisitions        1,900.00    -140,207.94
                                                                         Dispositions       -5,100.00                    463,453.43
                                                                         Free Delivery      -4,900.00


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       43



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Free Receipt        4,900.00
C053893103  AVOCENT CORP COM
                                                                         Acquisitions        1,500.00     -46,531.00
                                                                         Dispositions         -430.00                     15,841.45
C054303102  AVON PROD INC COM
                                                                         Acquisitions       16,300.00    -980,222.14
                                                                         Dispositions       -3,100.00                    164,204.43
C054923107  AXCAN PHARMA INC COM STK
                                                                         Acquisitions          770.00      -8,700.46
                                                                         Dispositions       -6,000.00                     86,446.26
C054540109  AXCELIS TECHNOLOGIES INC COM STK ISIN# US0545401095
                                                                         Acquisitions       13,065.00     -61,971.30
                                                                         Dispositions       -6,565.00                     62,952.72
CG0692U109  AXIS CAP HLDGS LTD
                                                                         Acquisitions          400.00      -8,800.00
                                                                         Dispositions         -400.00                     10,186.20
C057224107  BAKER HUGHES INC COM
                                                                         Acquisitions       25,600.00    -777,141.34
                                                                         Dispositions       -1,700.00                     51,758.50
C064057102  BANK N.Y. CO INC COM
                                                                         Acquisitions       25,000.00    -627,260.31
                                                                         Dispositions      -49,800.00                  1,481,423.44
                                                                         Free Delivery     -21,700.00
                                                                         Free Receipt       21,700.00
C06423A103  BANK ONE CORP COM
                                                                         Acquisitions        1,300.00     -45,483.09
                                                                         Dispositions      -13,600.00                    508,986.75
C06652B103  BANKUNITED FINL CORP CL A
                                                                         Acquisitions        2,200.00     -34,090.09
                                                                         Dispositions       -2,200.00                     44,413.75
C068306109  BARR PHARMACEUTICALS INC COM
                                                                         Acquisitions          500.00     -33,522.25
                                                                         Dispositions         -500.00                     39,224.03
C071813109  BAXTER INTL INC COM
                                                                         Acquisitions       32,900.00    -786,059.53
                                                                         Dispositions      -22,400.00                    600,713.53
                                                                         Free Delivery      -6,800.00
                                                                         Free Receipt        6,800.00


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       44



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C05534B109  BCE INC COM STK
                                                                         Acquisitions       25,300.00    -482,169.45
                                                                         Free Delivery     -18,100.00
                                                                         Free Receipt       18,100.00
C073325102  BEA SYS INC COM
                                                                         Acquisitions       21,400.00    -253,997.49
                                                                         Dispositions      -23,800.00                    293,691.60
                                                                         Free Delivery     -16,600.00
                                                                         Free Receipt       16,600.00
C074014101  BEASLEY BROADCAST GROUP INC CL A
                                                                         Acquisitions        3,790.00     -48,441.40
                                                                         Dispositions         -740.00                     10,095.65
C075896100  BED BATH BEYOND INC COM
                                                                         Acquisitions       23,600.00    -937,111.93
                                                                         Dispositions      -14,000.00                    530,709.51
                                                                         Free Delivery      -3,100.00
                                                                         Free Receipt        3,100.00
C079860102  BELLSOUTH CORP COM STK
                                                                         Acquisitions        7,800.00    -220,740.00
                                                                         Dispositions      -16,700.00                    423,985.53
                                                                         Free Delivery      -7,800.00
                                                                         Free Receipt        7,800.00
C086516101  BEST BUY INC COM STK
                                                                         Acquisitions        6,000.00    -310,701.18
                                                                         Dispositions       -6,000.00                    324,371.11
C09062X103  BIOGEN IDEC INC COM STK
                                                                         Dispositions         -700.00                     25,776.26
                                                                         Free Receipt        1,500.00
C090613100  BIOMET INC COM
                                                                         Acquisitions        2,500.00     -71,955.58
                                                                         Dispositions       -2,500.00                     79,881.61
C09067J109  BIOVAIL CORP COM
                                                                         Acquisitions        2,700.00     -98,839.40
                                                                         Dispositions       -2,700.00                     98,319.24
C055472104  BISYS GROUP INC COM
                                                                         Acquisitions        4,400.00     -81,781.01
                                                                         Dispositions       -7,200.00                    101,293.95
                                                                         Free Delivery      -3,600.00


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       45



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Free Receipt        3,600.00
C055482103  BJ SVCS CO COM
                                                                         Acquisitions       16,575.00    -566,676.46
                                                                         Dispositions      -11,400.00                    394,196.34
                                                                         Free Delivery     -13,000.00
                                                                         Free Receipt       13,000.00
C05548J106  BJS WHSL CLUB INC COM STK
                                                                         Acquisitions        2,500.00     -46,680.85
                                                                         Dispositions       -1,850.00                     45,005.53
C060505104  BK AMER CORP COM
                                                                         Acquisitions        9,800.00    -727,129.63
                                                                         Dispositions       -6,600.00                    513,926.35
                                                                         Free Delivery      -6,674.00
                                                                         Free Receipt        6,674.00
C062540109  BK HAW CORP COM
                                                                         Acquisitions          900.00     -31,338.17
                                                                         Dispositions         -400.00                     15,517.73
C06423KAA9  BK 1 CAP III 8.75 BDS 01/09/30 USD 8.75 DUE
            09-01-2030/08-31-2030 BEO
                                                                         Acquisitions      125,000.00    -168,136.75
                                                                         Dispositions     -135,000.00                    174,792.60
C097023105  BOEING CO COM
                                                                         Acquisitions       23,100.00    -743,308.51
                                                                         Dispositions      -26,300.00                    906,283.26
C109178103  BRIGHAM EXPL CO COM
                                                                         Acquisitions        9,400.00     -58,461.23
                                                                         Dispositions       -4,700.00                     35,926.57
C110122108  BRISTOL MYERS SQUIBB CO COM
                                                                         Acquisitions       30,600.00    -758,243.63
                                                                         Dispositions      -15,900.00                    411,692.87
                                                                         Free Delivery     -19,700.00
                                                                         Free Receipt       19,700.00
C111320107  BROADCOM CORP CL A
                                                                         Acquisitions       16,500.00    -459,409.15
                                                                         Dispositions       -6,100.00                    156,257.18
C101137107  BSTN SCIENTIFIC CORP COM
                                                                         Acquisitions       52,775.00  -2,625,324.44
                                                                         Dispositions      -53,375.00                  2,634,570.07
C119848109  BUFFALO WILD WINGS INC COM STK


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       46



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions          600.00     -10,200.00
                                                                         Dispositions         -600.00                     14,182.36
C12189T104  BURL NORTHN SANTA FE CORP COM
                                                                         Acquisitions       15,200.00    -404,593.60
                                                                         Dispositions      -32,600.00                    865,766.68
                                                                         Free Delivery     -15,200.00
                                                                         Free Receipt       15,200.00
C12512N105  C D W CORP COM
                                                                         Acquisitions        1,100.00     -60,029.45
                                                                         Dispositions         -300.00                     17,863.14
C130439102  CA MICRO DEVICES CORP
                                                                         Acquisitions        7,000.00     -26,348.93
                                                                         Dispositions       -4,000.00                     31,531.19
C14040H105  CAP 1 FNCL COM
                                                                         Acquisitions        7,200.00    -207,516.24
                                                                         Dispositions       -4,600.00                    142,614.79
C14055X102  CAPITALSOURCE INC COM
                                                                         Acquisitions          600.00      -8,700.00
                                                                         Dispositions         -600.00                     10,279.15
C14149Y108  CARDINAL HLTH INC
                                                                         Acquisitions       23,125.00  -1,358,345.34
                                                                         Dispositions      -22,115.00                  1,251,456.74
                                                                         Free Delivery      -5,600.00
                                                                         Free Receipt        5,600.00
C141705103  CAREMARK RX INC COM
                                                                         Acquisitions       11,300.00    -259,886.64
                                                                         Dispositions      -36,900.00                    628,032.66
C143130102  CARMAX INC COM
                                                                         Acquisitions       11,500.00    -350,829.72
                                                                         Dispositions       -2,700.00                     87,753.34
C146229109  CARTER INC FORMERLY CARTER HLDGS INC TO COM COM
                                                                         Acquisitions           25.00        -475.00
                                                                         Dispositions          -25.00                        622.66
C149123101  CATERPILLAR INC COM
                                                                         Acquisitions        9,900.00    -506,317.46
                                                                         Dispositions      -24,700.00                  1,550,987.99
                                                                         Free Delivery      -4,300.00
                                                                         Free Receipt        4,300.00


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       47



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C159852102  CHARLES RIV ASSOCS INC COM
                                                                         Acquisitions        2,800.00     -89,383.40
                                                                         Dispositions         -640.00                     20,142.33
C160903100  CHARTER 1 FINCL INC COM
                                                                         Acquisitions       26,500.00    -818,849.86
                                                                         Dispositions       -7,850.00                    244,192.84
                                                                         Free Delivery      -9,100.00
                                                                         Free Receipt        9,100.00
C163072101  CHEESECAKE FACTORY INC COM
                                                                         Acquisitions        2,170.00     -81,985.59
                                                                         Dispositions       -2,060.00                     73,316.30
C166764100  CHEVRONTEXACO CORP COM
                                                                         Acquisitions        4,500.00    -289,373.42
                                                                         Dispositions      -11,800.00                    848,449.70
                                                                         Free Delivery      -5,900.00
                                                                         Free Receipt        5,900.00
C167760107  CHGO MERCANTILE EXCHANGE HLDGS INC CL A
                                                                         Acquisitions          600.00     -40,626.33
                                                                         Dispositions          -50.00                      3,418.84
C168615102  CHICOS FAS INC COM
                                                                         Acquisitions        4,100.00     -93,621.84
                                                                         Dispositions       -4,100.00                    128,783.16
                                                                         Free Delivery      -4,100.00
                                                                         Free Receipt        4,100.00
C170388102  CHOICEPOINT INC COM
                                                                         Acquisitions        2,000.00     -68,875.41
                                                                         Dispositions       -2,000.00                     72,738.80
C170404107  CHORDIANT SOFTWARE INC COM STK ISIN#US1704041078
                                                                         Acquisitions        5,900.00     -26,077.64
                                                                         Dispositions         -900.00                      3,662.82
C171232101  CHUBB CORP COM
                                                                         Acquisitions       21,600.00  -1,260,235.48
                                                                         Dispositions      -11,400.00                    684,786.22
                                                                         Free Delivery      -8,300.00
                                                                         Free Receipt        8,300.00
C171796105  CIMA LABS INC COM
                                                                         Acquisitions        1,500.00     -42,942.00
                                                                         Dispositions       -1,730.00                     54,189.57


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       48



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C172908105  CINTAS CORP COM
                                                                         Acquisitions        1,600.00     -65,223.93
                                                                         Dispositions         -700.00                     32,486.46
C17275R102  CISCO SYS INC COM
                                                                         Acquisitions      100,200.00  -1,772,511.82
                                                                         Dispositions      -66,800.00                  1,074,498.69
                                                                         Free Delivery     -35,600.00
                                                                         Free Receipt       35,600.00
C17288Q109  CITADEL SEC SOFTWARE INC COM
                                                                         Acquisitions        7,100.00     -25,178.75
                                                                         Dispositions       -7,100.00                     18,909.89
C172967101  CITIGROUP INC COM
                                                                         Acquisitions       55,600.00  -2,284,478.75
                                                                         Dispositions      -68,000.00                  2,714,026.80
                                                                         Free Delivery     -12,800.00
                                                                         Free Receipt       12,800.00
C177376100  CITRIX SYS INC COM
                                                                         Acquisitions        6,100.00    -134,850.69
                                                                         Dispositions       -4,400.00                    101,604.42
                                                                         Free Delivery      -3,400.00
                                                                         Free Receipt        3,400.00
C184502102  CLEAR CHANNEL COMMUNICATIONS INC COM
                                                                         Acquisitions       29,000.00  -1,110,593.80
                                                                         Dispositions       -3,500.00                    144,800.07
C189054109  CLOROX CO COM
                                                                         Acquisitions       27,600.00  -1,222,098.40
                                                                         Dispositions       -3,800.00                    174,133.81
C191216100  COCA COLA CO COM
                                                                         Acquisitions       27,000.00  -1,157,390.73
                                                                         Dispositions      -21,000.00                    905,263.14
C191219104  COCA COLA ENTERPRISES INC COM
                                                                         Acquisitions          700.00     -14,255.48
                                                                         Dispositions       -9,100.00                    171,382.53
C192446102  COGNIZANT TECH SOLUTIONS CORP CL A
                                                                         Acquisitions          700.00     -44,659.20
                                                                         Dispositions       -2,100.00                     41,127.41
C19244C109  COGNOS INC COM
                                                                         Acquisitions        6,700.00    -179,201.97


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       49



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions      -11,100.00                    330,601.36
                                                                         Free Delivery      -8,000.00
                                                                         Free Receipt        8,000.00
C19259P300  COINSTAR INC COM
                                                                         Acquisitions        2,100.00     -37,366.94
                                                                         Dispositions       -2,100.00                     30,260.93
C194162103  COLGATE-PALMOLIVE CO COM
                                                                         Acquisitions       15,200.00    -867,755.31
                                                                         Dispositions      -26,225.00                  1,395,828.26
C197236102  COLUMBIA BKG SYS INC COM
                                                                         Acquisitions          375.00      -6,881.25
                                                                         Dispositions       -1,180.00                     22,518.76
C501049100  COM KROLL INC DEL
                                                                         Acquisitions        1,000.00     -24,012.25
                                                                         Dispositions       -4,500.00                     90,685.80
C20030N200  COMCAST CORP NEW CL A SPL
                                                                         Acquisitions       24,100.00    -667,071.47
                                                                         Dispositions      -38,700.00                  1,153,215.05
                                                                         Free Delivery     -26,400.00
                                                                         Free Receipt       26,400.00
C200340107  COMERICA INC COM
                                                                         Acquisitions        7,300.00    -326,761.18
                                                                         Dispositions       -3,600.00                    169,080.47
                                                                         Free Delivery      -6,000.00
                                                                         Free Receipt        6,000.00
C20162L105  COML CAP BANCORP INC COM
                                                                         Acquisitions        2,500.00     -38,537.69
                                                                         Dispositions       -2,550.00                     46,897.89
C204912109  COMPUTER ASSOC INTL INC COM
                                                                         Acquisitions       28,100.00    -410,648.21
                                                                         Dispositions      -28,100.00                    713,872.58
                                                                         Free Delivery      -2,600.00
                                                                         Free Receipt        2,600.00
C204925101  COMPUTER NETWORK TECH CORP COM
                                                                         Acquisitions          700.00      -4,492.39
                                                                         Dispositions       -4,000.00                     28,216.14
C205363104  COMPUTER SCI CORP COM
                                                                         Acquisitions        6,100.00    -190,754.81


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       50



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions       -1,700.00                     66,829.87
C205768203  COMSTOCK RES INC COM NEW
                                                                         Acquisitions        2,615.00     -36,115.84
                                                                         Dispositions       -4,035.00                     55,095.02
C206016107  CONCEPTUS INC COM
                                                                         Acquisitions        1,500.00     -16,214.01
                                                                         Dispositions       -2,300.00                     29,848.42
C206156101  CONCORD CAMERA CORP COM
                                                                         Acquisitions        9,400.00     -58,790.08
                                                                         Dispositions       -5,050.00                     51,546.13
C216648402  COOPER COS INC COM NEW
                                                                         Acquisitions          800.00     -27,850.55
                                                                         Dispositions       -1,340.00                     44,746.66
C221485105  COST PLUS INC CAL COM
                                                                         Acquisitions          200.00      -5,306.38
                                                                         Dispositions       -1,180.00                     49,123.41
C22160K105  COSTCO WHSL CORP NEW COM
                                                                         Acquisitions        9,100.00    -324,983.61
                                                                         Dispositions       -9,900.00                    292,628.84
C222816100  COVANCE INC COM
                                                                         Acquisitions        3,400.00     -81,414.83
                                                                         Dispositions       -1,000.00                     24,966.82
C22284P105  COVENANT TRANS INC NEV CL A
                                                                         Acquisitions        2,340.00     -40,236.59
                                                                         Dispositions         -470.00                      8,311.99
C224051102  COX RADIO INC CL A
                                                                         Acquisitions        1,300.00     -28,488.42
                                                                         Dispositions       -2,600.00                     60,383.84
C225223106  CRAY INC COM
                                                                         Acquisitions        8,915.00     -73,908.26
                                                                         Dispositions       -3,415.00                     38,239.28
C22757R109  CROSS TIMBERS RTY TR TR UNIT
                                                                         Dispositions          -25.90                        512.13
                                                                         Free Receipt           25.90
C22943D105  CTI MOLECULAR IMAGING INC COM
                                                                         Acquisitions        3,000.00     -58,715.04
                                                                         Dispositions       -3,000.00                     51,773.21
C230215105  CULP INC COM


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       51



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions        3,800.00     -28,979.71
                                                                         Dispositions         -550.00                      5,538.24
C231082108  CUMULUS MEDIA INC CL A DEL
                                                                         Acquisitions        1,000.00     -14,799.50
                                                                         Dispositions       -1,750.00                     32,696.10
C126667104  CV THERAPEUTICS INC COM
                                                                         Acquisitions        1,750.00     -39,589.05
                                                                         Dispositions       -1,750.00                     41,402.74
C232572107  CYMER INC COM
                                                                         Acquisitions        2,000.00     -54,339.54
                                                                         Dispositions       -3,000.00                     97,932.21
C232806109  CYPRESS SEMICONDUCTOR CORP COM
                                                                         Acquisitions        7,100.00     -68,178.83
                                                                         Dispositions       -4,600.00                     91,173.67
C232861104  D & K HEALTHCARE RES INC COM
                                                                         Acquisitions        2,300.00     -23,153.18
                                                                         Dispositions       -2,300.00                     25,037.41
C235851102  DANAHER CORP COM
                                                                         Acquisitions        1,725.00    -120,288.18
                                                                         Dispositions      -11,175.00                    826,596.92
                                                                         Free Delivery     -11,000.00
                                                                         Free Receipt       11,000.00
C237194105  DARDEN RESTAURANTS INC COM
                                                                         Acquisitions       16,300.00    -337,259.78
                                                                         Dispositions      -27,500.00                    525,843.56
                                                                         Free Delivery      -9,800.00
                                                                         Free Receipt        9,800.00
C242370104  DEAN FOODS CO NEW COM
                                                                         Acquisitions          900.00     -28,574.24
                                                                         Dispositions       -2,400.00                     79,244.41
C244199105  DEERE & CO COM
                                                                         Acquisitions       12,300.00    -582,953.36
                                                                         Dispositions      -12,300.00                    658,013.13
                                                                         Free Delivery      -2,300.00
                                                                         Free Receipt        2,300.00
C25389G102  DIGITAL THEATER SYS INC OC-COM COM STK
                                                                         Acquisitions        3,000.00     -66,057.28
                                                                         Dispositions         -780.00                     19,959.56


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       52



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C25456W204  DIRECT GEN CORP COM STK
                                                                         Acquisitions        4,200.00     -92,936.04
                                                                         Dispositions         -990.00                     30,052.88
C256747106  DOLLAR TREE STORES INC COM
                                                                         Acquisitions          700.00     -20,373.20
                                                                         Dispositions       -2,300.00                     45,478.22
C25746U109  DOMINION RES INC VA NEW COM
                                                                         Acquisitions        3,600.00    -203,580.00
                                                                         Free Delivery      -3,600.00
                                                                         Free Receipt        3,600.00
C25848T109  DOT HILL SYS CORP COM
                                                                         Acquisitions        9,645.00    -107,334.01
                                                                         Dispositions       -2,895.00                     44,792.93
C260543103  DOW CHEM CO COM
                                                                         Acquisitions        1,200.00     -32,688.00
                                                                         Dispositions      -29,700.00                    905,003.00
                                                                         Free Delivery     -15,454.00
                                                                         Free Receipt       15,454.00
C262037104  DRIL-QUIP INC COM
                                                                         Acquisitions        1,200.00     -18,406.20
                                                                         Dispositions       -1,200.00                     19,902.27
C233326107  DST SYS INC COM
                                                                         Acquisitions        1,700.00     -62,755.37
                                                                         Dispositions         -600.00                     22,656.93
C263534109  DU PONT E I DE NEMOURS & CO COM STK
                                                                         Acquisitions       18,600.00    -717,148.63
                                                                         Dispositions       -2,600.00                    109,633.48
C278058102  EATON CORP COM
                                                                         Acquisitions        2,500.00    -197,225.00
                                                                         Dispositions         -600.00                     47,815.43
                                                                         Free Delivery      -2,500.00
                                                                         Free Receipt        2,500.00
C278642103  EBAY INC COM
                                                                         Acquisitions       34,775.00  -2,482,558.47
                                                                         Dispositions       -5,900.00                    349,111.93
C278762109  ECHOSTAR COMMUNICATIONS CORP NEW CL A
                                                                         Acquisitions        4,400.00    -123,004.22
                                                                         Dispositions       -4,400.00                    142,431.87


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       53



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C281347104  EDO CORP COM
                                                                         Acquisitions          700.00     -17,286.78
                                                                         Dispositions       -4,720.00                     80,028.25
C285512109  ELECTR ARTS COM
                                                                         Acquisitions       35,850.00  -2,514,986.14
                                                                         Dispositions       -1,550.00                    111,607.90
C286045109  ELECTRONICS BOUTIQUE HLDGS CORP COM
                                                                         Acquisitions        5,000.00     -96,374.98
                                                                         Dispositions       -5,000.00                    130,122.94
C532457108  ELI LILLY & CO COM
                                                                         Acquisitions        7,500.00    -502,500.99
                                                                         Dispositions       -2,500.00                    173,560.54
C28660G106  ELIZABETH ARDEN INC COM
                                                                         Acquisitions          700.00      -7,840.00
                                                                         Dispositions       -2,700.00                     29,672.17
C268648102  EMC CORP COM
                                                                         Acquisitions      138,800.00  -1,777,845.62
                                                                         Dispositions      -11,100.00                    146,820.84
C29084Q100  EMCOR GROUP INC COM
                                                                         Acquisitions        1,150.00     -56,826.61
                                                                         Dispositions       -2,050.00                     89,476.93
C291011104  EMERSON ELEC CO COM
                                                                         Acquisitions        6,700.00    -346,774.52
                                                                         Dispositions       -2,500.00                    127,808.26
                                                                         Free Delivery      -4,100.00
                                                                         Free Receipt        4,100.00
C292475209  EMULEX CORP COM NEW
                                                                         Acquisitions        1,000.00     -23,456.04
                                                                         Dispositions       -1,900.00                     49,229.33
C293637104  ENTERASYS NETWORKS INC COM
                                                                         Acquisitions       13,000.00     -42,121.95
                                                                         Dispositions      -13,000.00                     52,232.52
C293639100  ENTERCOM COMMUNICATIONS CORP CL A
                                                                         Acquisitions          400.00     -18,764.19
                                                                         Dispositions       -2,500.00                    123,001.70
C26875P101  EOG RESOURCES INC COM
                                                                         Acquisitions          300.00     -11,530.22
                                                                         Dispositions       -2,000.00                     82,434.78


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       54



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C294703103  EQTY INNS INC COM
                                                                         Acquisitions        2,830.00     -22,732.42
                                                                         Dispositions       -1,110.00                      9,203.25
C294724109  EQTY MARKETING INC COM
                                                                         Acquisitions          200.00      -2,895.83
                                                                         Dispositions         -200.00                      2,927.86
C299900308  EVERGREEN RES INC COM NO PAR
                                                                         Acquisitions          750.00     -32,885.77
                                                                         Dispositions       -1,170.00                     34,730.05
C30161N101  EXELON CORP COM
                                                                         Dispositions       -6,300.00                    334,594.88
                                                                         Free Delivery      -4,000.00
                                                                         Free Receipt        4,000.00
C302130109  EXPEDITORS INTL WASH INC COM
                                                                         Acquisitions        1,800.00     -62,058.05
                                                                         Dispositions         -800.00                     30,090.98
C30226D106  EXTREME NETWORKS INC COM
                                                                         Acquisitions        6,600.00     -61,256.00
                                                                         Dispositions       -1,100.00                     10,053.52
C30231G102  EXXON MOBIL CORP COM
                                                                         Acquisitions       15,700.00    -552,308.73
                                                                         Free Delivery     -31,400.00
                                                                         Free Receipt       15,700.00
C30231G102  EXXON MOBIL CORP COM
                                                                         Acquisitions       19,400.00    -704,201.31
                                                                         Dispositions      -11,300.00                    386,930.84
                                                                         Free Receipt       15,700.00
C302571104  F P L GROUP INC COM
                                                                         Acquisitions        7,600.00    -467,622.21
                                                                         Dispositions       -2,400.00                    160,552.21
                                                                         Free Delivery      -3,300.00
                                                                         Free Receipt        3,300.00
C303726103  FAIRCHILD SEMICONDUCTOR INTL INC COM
                                                                         Acquisitions        3,635.00     -64,384.99
                                                                         Dispositions       -4,635.00                    103,281.58
C307000109  FAMILY DLR STORES INC COM
                                                                         Acquisitions        6,300.00    -262,436.58
                                                                         Dispositions       -6,300.00                    219,132.61


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       55



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C311900104  FASTENAL CO COM
                                                                         Acquisitions        2,000.00     -71,098.14
                                                                         Dispositions       -1,400.00                     62,797.05
C31428X106  FEDEX CORP COM
                                                                         Acquisitions       10,400.00    -766,041.77
                                                                         Dispositions      -21,200.00                  1,420,990.89
C31410H101  FEDT DEPT STORES INC DEL COM
                                                                         Acquisitions       14,100.00    -396,389.62
                                                                         Dispositions      -14,100.00                    632,654.76
C319963104  FIRST DATA CORP COM
                                                                         Acquisitions       44,900.00  -1,736,912.76
                                                                         Dispositions      -58,600.00                  2,211,587.86
                                                                         Free Delivery     -18,500.00
                                                                         Free Receipt       18,500.00
C337932107  FIRSTENERGY CORP COM
                                                                         Acquisitions       14,700.00    -470,314.02
                                                                         Dispositions       -5,800.00                    199,717.01
                                                                         Free Delivery      -6,700.00
                                                                         Free Receipt        6,700.00
C337738108  FISERV INC COM
                                                                         Acquisitions          400.00     -13,347.48
                                                                         Dispositions       -2,200.00                     81,058.18
C313586109  FNMA COM STK
                                                                         Acquisitions       17,500.00  -1,218,596.14
                                                                         Dispositions      -37,825.00                  2,576,127.32
                                                                         Free Delivery     -16,400.00
                                                                         Free Receipt       16,400.00
C345838106  FOREST LAB INC COM
                                                                         Acquisitions       25,200.00  -1,279,285.08
                                                                         Dispositions      -30,300.00                  1,518,000.26
                                                                         Free Delivery     -15,400.00
                                                                         Free Receipt       15,400.00
C346375108  FORMFACTOR INC COM STK
                                                                         Acquisitions        1,481.00     -20,734.00
                                                                         Dispositions       -1,481.00                     26,821.15
C346563109  FORRESTER RESH INC COM
                                                                         Acquisitions        1,700.00     -28,708.41
                                                                         Dispositions       -1,700.00                     23,714.56


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       56



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C349882100  FOSSIL INC COM
                                                                         Acquisitions        3,000.00     -56,090.72
                                                                         Dispositions       -3,000.00                     79,780.27
C358438109  FRIEDMANS INC CLASS'A'COM STK USD0.01
                                                                         Acquisitions        5,800.00     -84,233.05
                                                                         Dispositions       -5,800.00                     60,799.37
C354613101  FRKLN RES INC COM
                                                                         Acquisitions        4,500.00    -207,136.00
                                                                         Dispositions       -1,800.00                     73,198.08
C361268105  G & K SVCS INC CL A
                                                                         Acquisitions        1,500.00     -47,618.68
                                                                         Dispositions         -440.00                     14,951.28
C36466R101  GAMESTOP CORP CL A
                                                                         Acquisitions        3,000.00     -43,635.00
                                                                         Dispositions         -880.00                     15,049.29
C366651107  GARTNER GROUP INC NEW CL A COM
                                                                         Acquisitions        5,000.00     -48,866.50
                                                                         Dispositions       -1,450.00                     18,069.64
C369385109  GEN COMMUNICATION INC CL A
                                                                         Acquisitions        7,350.00     -72,453.16
                                                                         Dispositions       -1,850.00                     16,534.77
C369604103  GEN ELEC CO COM
                                                                         Acquisitions      158,600.00  -4,604,396.79
                                                                         Dispositions      -61,400.00                  1,706,420.38
                                                                         Free Delivery     -41,000.00
                                                                         Free Receipt       41,000.00
C369604AY9  GEN ELEC CO NT 5 DUE 02-01-2013 BEO
                                                                         Acquisitions      225,000.00    -224,158.50
                                                                         Dispositions     -225,000.00                    227,945.25
CY2692M103  GEN MARITIME CORP COM
                                                                         Acquisitions        2,200.00     -19,340.14
                                                                         Dispositions       -2,200.00                     23,100.89
C370334104  GEN MILLS INC COM
                                                                         Acquisitions       13,100.00    -607,767.40
                                                                         Dispositions       -2,400.00                    106,506.87
                                                                         Free Delivery      -8,100.00
                                                                         Free Receipt        8,100.00
C36866T103  GEN-PROBE INC NEW COM


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       57



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions        2,000.00     -48,006.58
                                                                         Dispositions       -1,170.00                     34,599.45
C368710406  GENENTECH INC COM STK
                                                                         Acquisitions        9,800.00    -665,729.18
                                                                         Dispositions       -6,700.00                    465,430.70
C370442105  GENERAL MOTORS CORP COMMON STOCK
                                                                         Acquisitions       12,400.00    -488,436.00
                                                                         Dispositions       -6,500.00                    210,000.21
                                                                         Free Delivery     -12,400.00
                                                                         Free Receipt       12,400.00
C371532102  GENESCO INC COM
                                                                         Acquisitions        1,700.00     -22,746.72
                                                                         Dispositions       -1,700.00                     25,567.30
C372461103  GENUS INC COM STK
                                                                         Acquisitions        3,500.00     -19,608.19
                                                                         Dispositions         -500.00                      3,297.24
C372917104  GENZYME CORP COM
                                                                         Acquisitions        1,200.00     -48,920.48
                                                                         Dispositions       -2,400.00                     92,723.92
                                                                         Free Delivery      -1,100.00
                                                                         Free Receipt        1,100.00
C999500FC0  GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR
            RATE: 5.95% (BLEND**INC
                                                                         Acquisitions   30,903,593.24 -30,903,593.24
                                                                         Dispositions  -32,000,000.00                 32,000,000.00
C375558103  GILEAD SCI INC COM
                                                                         Acquisitions       32,850.00  -1,787,658.39
                                                                         Dispositions       -6,250.00                    350,227.77
C375766102  GILLETTE CO COM
                                                                         Acquisitions       18,600.00    -575,728.38
                                                                         Dispositions      -23,900.00                    747,358.35
                                                                         Free Delivery     -17,200.00
                                                                         Free Receipt       17,200.00
C377316104  GLATFELTER
                                                                         Acquisitions          800.00     -10,912.03
                                                                         Dispositions       -3,670.00                     53,753.04
C37934A100  GLOBAL IMAGING SYS INC COM
                                                                         Acquisitions        3,500.00     -65,331.97
                                                                         Dispositions       -2,230.00                     56,698.08


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       58



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C381317106  GOLDEN W. FNCL CORP COM
                                                                         Acquisitions          400.00     -34,817.70
                                                                         Dispositions       -6,800.00                    572,830.95
C38141G104  GOLDMAN SACHS GROUP INC COM
                                                                         Acquisitions       28,000.00  -2,363,315.73
                                                                         Dispositions      -10,000.00                    876,965.59
                                                                         Free Delivery      -8,000.00
                                                                         Free Receipt        8,000.00
C382388106  GOODRICH CORPORATION
                                                                         Acquisitions        1,700.00     -47,018.02
                                                                         Dispositions         -200.00                      5,294.75
C397888108  GREY WOLF INC COM
                                                                         Acquisitions       14,300.00     -57,413.96
                                                                         Dispositions       -7,500.00                     26,455.74
C401698105  GUIDANT CORP COM STK
                                                                         Acquisitions        2,800.00    -114,755.56
                                                                         Dispositions       -2,800.00                    123,398.78
C401829106  GUILFORD PHARMACEUTICALS INC COM
                                                                         Acquisitions        4,500.00     -23,125.50
                                                                         Dispositions       -4,500.00                     31,075.79
C402040109  GUITAR CTR INC COM
                                                                         Acquisitions        4,000.00     -79,277.62
                                                                         Dispositions       -2,210.00                     65,892.68
C403777105  GYMBOREE CORP COM
                                                                         Acquisitions        2,745.00     -41,382.06
                                                                         Dispositions       -1,645.00                     28,116.86
C412822108  HARLEY DAVIDSON INC COM
                                                                         Acquisitions       12,500.00    -588,105.34
                                                                         Dispositions      -29,975.00                  1,272,679.06
C416515104  HARTFORD FINL SVCS GROUP INC COM
                                                                         Acquisitions          800.00     -37,198.69
                                                                         Dispositions      -25,100.00                  1,126,326.80
C404119109  HCA INC COM
                                                                         Acquisitions       52,100.00  -1,809,601.17
                                                                         Dispositions      -13,900.00                    557,210.64
                                                                         Free Delivery      -6,500.00
                                                                         Free Receipt        6,500.00
C422819102  HEIDRICK & STRUGGLES INTL INC COM ISIN #954228191023


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       59



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions        1,400.00     -18,200.00
                                                                         Dispositions       -1,400.00                     28,236.39
C423074103  HEINZ H J CO COM
                                                                         Acquisitions       11,600.00    -391,732.00
                                                                         Dispositions      -24,800.00                    755,907.12
                                                                         Free Delivery     -11,600.00
                                                                         Free Receipt       11,600.00
C427866108  HERSHEY FOODS CORP COM
                                                                         Acquisitions          500.00     -32,523.95
                                                                         Dispositions       -1,000.00                     73,478.78
C428236103  HEWLETT PACKARD CO COM
                                                                         Acquisitions       35,000.00    -684,254.14
                                                                         Dispositions      -72,325.00                  1,431,348.93
C432848109  HILTON HOTELS CORP COM
                                                                         Acquisitions        1,600.00     -22,321.60
                                                                         Dispositions       -4,200.00                     62,981.96
C437076102  HOME DEPOT INC COM
                                                                         Acquisitions       36,500.00  -1,226,748.32
                                                                         Dispositions      -72,200.00                  1,745,986.54
                                                                         Free Delivery      -3,400.00
                                                                         Free Receipt        3,400.00
C438516106  HONEYWELL INTL INC COM STK
                                                                         Acquisitions       24,500.00    -632,753.61
                                                                         Dispositions       -3,300.00                     93,058.61
                                                                         Free Delivery      -9,900.00
                                                                         Free Receipt        9,900.00
C44914M104  HYPERION SOLUTIONS CORP COM
                                                                         Acquisitions        1,750.00     -60,068.95
                                                                         Dispositions       -1,750.00                     59,231.43
C449295104  ICOS CORP COM
                                                                         Acquisitions          500.00     -10,341.82
                                                                         Dispositions       -2,750.00                     99,600.10
C44936D108  ID BIOMEDICAL CORP COM
                                                                         Acquisitions          300.00      -3,171.36
                                                                         Dispositions         -300.00                      3,615.46
C452308109  ILL TOOL WKS INC COM
                                                                         Dispositions       -7,800.00                    518,877.64
                                                                         Free Delivery      -6,400.00


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       60



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Free Receipt        6,400.00
C45245E109  IMAX CORP COM
                                                                         Acquisitions        3,100.00     -28,286.57
                                                                         Dispositions         -450.00                      3,590.33
C45255A104  IMPAC MED SYS INC COM
                                                                         Acquisitions        1,400.00     -27,034.00
                                                                         Dispositions       -1,800.00                     40,900.31
C453235103  INAMED CORP COM
                                                                         Acquisitions          850.00     -60,383.66
                                                                         Dispositions         -240.00                     19,568.87
C999665037  INCOME FROM SECURITIES LENDING ACTIVITIES
                                                                         Free Delivery          -2.00
                                                                         Free Receipt            1.00
C457733103  INSPIRE PHARMACEUTICALS INC COM
                                                                         Acquisitions          300.00      -2,718.24
                                                                         Dispositions       -1,600.00                     21,581.22
C45890M109  INTEGRATED ALARM SVCS GROUP INC COM
                                                                         Acquisitions        4,200.00     -38,664.32
                                                                         Dispositions       -1,250.00                     10,139.98
C458140100  INTEL CORP COM
                                                                         Acquisitions      153,600.00  -3,366,036.00
                                                                         Dispositions      -44,300.00                  1,032,155.91
                                                                         Free Delivery     -55,800.00
                                                                         Free Receipt       55,800.00
C45840Q101  INTERACTIVECORP COM STK
                                                                         Acquisitions       19,800.00    -692,992.46
                                                                         Dispositions      -12,400.00                    416,105.17
                                                                         Free Delivery      -2,700.00
                                                                         Free Receipt        4,700.00
C46069S109  INTERSIL CORP
                                                                         Acquisitions       10,400.00    -262,282.92
                                                                         Dispositions      -10,600.00                    261,894.52
                                                                         Free Delivery      -4,200.00
                                                                         Free Receipt        4,200.00
C46114Y101  INTERVIDEO INC COM
                                                                         Acquisitions          700.00      -9,800.00
                                                                         Dispositions         -700.00                     14,258.32
C459200101  INTL BUSINESS MACHS CORP COM


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       61



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions       11,775.00    -992,417.26
                                                                         Dispositions      -14,875.00                  1,242,568.52
                                                                         Free Delivery      -4,600.00
                                                                         Free Receipt        4,600.00
C459506101  INTL FLAVORS & FRAGRANCES INC COM
                                                                         Acquisitions        5,100.00    -183,855.00
                                                                         Dispositions      -10,900.00                    357,667.68
                                                                         Free Delivery      -5,100.00
                                                                         Free Receipt        5,100.00
C460146103  INTL PAPER CO COM
                                                                         Acquisitions       24,500.00    -904,273.20
                                                                         Dispositions      -33,500.00                  1,207,014.42
                                                                         Free Delivery     -13,100.00
                                                                         Free Receipt       13,100.00
C461202103  INTUIT COM
                                                                         Acquisitions       29,800.00  -1,271,953.67
                                                                         Dispositions      -11,300.00                    482,352.44
C461915100  INVESTORS FINL SVCS CORP DEL COM
                                                                         Acquisitions          400.00     -11,280.00
                                                                         Dispositions       -1,100.00                     29,224.07
C46145F105  INVT TECH GROUP INC NEW COM
                                                                         Acquisitions        4,000.00     -74,185.98
                                                                         Dispositions       -1,150.00                     20,976.50
C46261V108  IPASS INC COM
                                                                         Acquisitions          400.00      -5,600.00
                                                                         Dispositions         -400.00                      7,222.50
C46262E105  IPAYMENT INC COM STK
                                                                         Acquisitions        2,000.00     -37,896.36
                                                                         Dispositions         -450.00                     11,047.78
C45031X204  ISTA PHARMACEUTICALS INC COM NEW
                                                                         Acquisitions        2,190.00     -20,805.00
                                                                         Dispositions         -330.00                      2,761.97
C465741106  ITRON INC
                                                                         Acquisitions        5,100.00     -90,038.65
                                                                         Dispositions       -5,100.00                    101,207.37
C46600W106  IXYS CORP DEL COM
                                                                         Acquisitions        1,800.00     -10,521.23
                                                                         Dispositions       -1,800.00                     12,838.51


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       62



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C466189107  J JILL GROUP INC COM
                                                                         Acquisitions        3,265.00     -45,316.66
                                                                         Dispositions       -3,265.00                     41,084.19
C46625H100  J P MORGAN CHASE & CO COM
                                                                         Acquisitions       39,400.00  -1,034,554.79
                                                                         Dispositions      -39,100.00                  1,126,731.07
                                                                         Free Delivery     -19,750.00
                                                                         Free Receipt       19,750.00
C466313103  JABIL CIRCUIT INC COM
                                                                         Acquisitions        8,200.00    -166,604.66
                                                                         Dispositions      -16,300.00                    409,501.77
                                                                         Free Delivery     -12,800.00
                                                                         Free Receipt       12,800.00
C47012E106  JAKKS PAC INC COM
                                                                         Acquisitions          600.00      -7,710.00
                                                                         Dispositions       -1,900.00                     26,795.39
C471109108  JARDEN CORP COM
                                                                         Acquisitions        3,900.00    -105,356.27
                                                                         Dispositions       -1,240.00                     43,461.11
C46612J101  JDS UNIPHASE CORP COM ISIN US46612J1016
                                                                         Acquisitions       25,200.00     -81,133.92
                                                                         Dispositions      -25,200.00                     87,535.61
C478160104  JOHNSON & JOHNSON COM
                                                                         Acquisitions       25,175.00  -1,301,607.30
                                                                         Dispositions      -96,500.00                  4,891,196.73
                                                                         Free Delivery      -8,200.00
                                                                         Free Receipt        8,200.00
C480838101  JOS A BK CLOTHIERS INC COM
                                                                         Acquisitions          900.00     -35,780.40
                                                                         Dispositions         -130.00                      4,864.97
C48203R104  JUNIPER NETWORKS INC COM
                                                                         Acquisitions       24,600.00    -301,877.22
                                                                         Dispositions      -15,200.00                    160,793.92
C487836108  KELLOGG CO COM
                                                                         Acquisitions       11,700.00    -393,079.88
                                                                         Dispositions       -8,800.00                    305,361.95
                                                                         Free Delivery      -9,500.00
                                                                         Free Receipt        9,500.00


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       63



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C488044108  KELLWOOD CO COM
                                                                         Acquisitions        1,560.00     -56,431.27
                                                                         Dispositions         -300.00                     11,245.48
C492386107  KERR MCGEE CORP COM
                                                                         Acquisitions       16,600.00    -700,791.22
                                                                         Free Delivery      -7,100.00
                                                                         Free Receipt        7,100.00
C492914106  KEY ENERGY SVCS INC
                                                                         Acquisitions        8,500.00     -84,540.45
                                                                         Dispositions       -1,700.00                     16,398.22
C493267108  KEYCORP NEW COM
                                                                         Acquisitions       34,700.00    -924,876.26
                                                                         Dispositions      -22,500.00                    599,658.66
C493596100  KEYSTONE PPTY TR COM
                                                                         Acquisitions          300.00      -5,037.68
                                                                         Dispositions       -1,300.00                     25,325.34
C494368103  KIMBERLY-CLARK CORP COM
                                                                         Acquisitions       16,400.00    -796,380.39
                                                                         Dispositions      -13,700.00                    683,807.94
                                                                         Free Delivery      -6,000.00
                                                                         Free Receipt        6,000.00
C494580103  KINDRED HEALTHCARE INC COM STK
                                                                         Acquisitions        1,200.00     -58,547.31
                                                                         Dispositions         -230.00                     11,417.60
C482480100  KLA-TENCOR CORP
                                                                         Acquisitions        5,500.00    -279,593.91
                                                                         Dispositions       -3,900.00                    208,345.96
C499063105  KNIGHT TRADING GROUP INC CL A COM
                                                                         Acquisitions       11,000.00     -71,864.16
                                                                         Dispositions       -7,200.00                     83,381.63
C499064103  KNIGHT TRANSN INC COM
                                                                         Acquisitions        2,000.00     -47,012.00
                                                                         Dispositions       -4,000.00                    109,447.94
C500255104  KOHLS CORP COM
                                                                         Acquisitions       30,300.00  -1,578,202.88
                                                                         Dispositions      -90,000.00                  4,797,060.09
                                                                         Free Delivery      -5,700.00
                                                                         Free Receipt        5,700.00


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       64



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C50075N104  KRAFT FOODS INC CL A
                                                                         Acquisitions       26,800.00    -795,071.71
                                                                         Dispositions      -10,400.00                    340,677.10
C501577100  KYPHON INC COM
                                                                         Acquisitions        2,900.00     -60,299.68
                                                                         Dispositions       -5,110.00                     79,483.38
C502424104  L-3 COMMUNICATIONS HLDG CORP COM
                                                                         Acquisitions        1,800.00     -79,134.17
                                                                         Dispositions       -1,100.00                     50,406.63
C505401208  LABOR READY INC COM NEW
                                                                         Acquisitions        3,260.00     -21,764.35
                                                                         Dispositions       -4,110.00                     26,497.40
C512815101  LAMAR ADVERTISING CO CL A COM
                                                                         Acquisitions          400.00     -12,497.44
                                                                         Dispositions       -1,600.00                     54,144.72
C515098101  LANDSTAR SYS INC COM
                                                                         Acquisitions          700.00     -45,470.88
                                                                         Dispositions         -330.00                     13,735.83
C518415104  LATTICE SEMICONDUCTOR CORP COM
                                                                         Acquisitions        7,000.00     -51,051.70
                                                                         Dispositions      -13,000.00                    109,302.00
C518439104  LAUDER ESTEE COS INC CL A
                                                                         Acquisitions        1,800.00     -62,607.99
                                                                         Dispositions         -600.00                     22,197.95
C501810105  LCC INTL INC CL A
                                                                         Acquisitions        9,900.00     -50,440.29
                                                                         Dispositions       -1,200.00                      5,963.71
C524908100  LEHMAN BROS HLDGS INC COM
                                                                         Acquisitions        3,300.00    -216,344.25
                                                                         Dispositions      -13,500.00                    865,950.56
C52886P104  LEXAR MEDIA INC COM
                                                                         Acquisitions       11,600.00     -54,671.06
                                                                         Dispositions      -11,600.00                     63,995.64
C529771107  LEXMARK INTL INC NEW CL A
                                                                         Acquisitions        2,200.00    -154,745.93
                                                                         Dispositions       -2,200.00                    147,033.19
C530718105  LIBERTY MEDIA CORP NEW COM SER A
                                                                         Acquisitions       27,200.00    -316,135.76


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       65



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions      -96,169.00                    975,254.35
                                                                         Free Delivery     -61,169.00
                                                                         Free Receipt       61,169.00
C53219L109  LIFEPOINT HOSPS INC COM ISIN US53219L1098
                                                                         Acquisitions        3,020.00     -71,500.14
                                                                         Dispositions       -4,560.00                    109,476.61
C532774106  LIN TV CORP CL A
                                                                         Acquisitions        3,475.00     -76,933.21
                                                                         Dispositions         -975.00                     22,354.94
C535679104  LINENS N THINGS INC COM
                                                                         Acquisitions        1,950.00     -44,123.19
                                                                         Dispositions       -3,650.00                     94,684.77
C536252109  LIONBRIDGE TECHNOLOGIES INC COM
                                                                         Acquisitions        3,400.00     -20,740.00
                                                                         Dispositions       -3,400.00                     34,728.32
C501889208  LKQ CORP COM
                                                                         Acquisitions        1,000.00     -13,000.00
                                                                         Dispositions       -1,000.00                     16,449.22
C539830109  LOCKHEED MARTIN CORP COM
                                                                         Acquisitions        5,400.00    -249,263.96
                                                                         Dispositions      -22,200.00                  1,078,345.91
C543442107  LOOKSMART LTD COM STK
                                                                         Acquisitions        8,500.00     -23,370.32
                                                                         Dispositions       -8,500.00                     22,091.30
C548661107  LOWES COS INC COM
                                                                         Acquisitions       56,325.00  -2,656,920.80
                                                                         Dispositions      -18,225.00                    881,253.83
                                                                         Free Delivery     -14,200.00
                                                                         Free Receipt       14,200.00
C532716107  LTD BRANDS
                                                                         Acquisitions       23,600.00    -325,871.16
                                                                         Dispositions      -14,100.00                    244,962.92
                                                                         Free Delivery     -23,600.00
                                                                         Free Receipt       23,600.00
C55261F104  M & T BK CORP COM
                                                                         Acquisitions          800.00     -74,703.82
                                                                         Dispositions         -200.00                     18,808.76
C556100105  MACROMEDIA INC COM


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       66



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions        4,845.00     -95,602.31
                                                                         Dispositions       -4,395.00                     87,299.44
C559775101  MAGUIRE PPTYS INC COM
                                                                         Acquisitions        1,840.00     -34,960.00
                                                                         Dispositions       -1,840.00                     36,690.45
C564563104  MANTECH INTL CORP CL A
                                                                         Acquisitions        1,200.00     -16,583.17
                                                                         Dispositions       -1,820.00                     35,433.03
C571748102  MARSH & MCLENNAN CO'S INC COM
                                                                         Acquisitions       23,600.00  -1,111,185.05
                                                                         Dispositions      -13,500.00                    647,493.58
                                                                         Free Delivery     -11,000.00
                                                                         Free Receipt       11,000.00
C57383M108  MARVEL ENTERPRISES INC COM STK
                                                                         Acquisitions        4,600.00     -73,329.71
                                                                         Dispositions       -1,200.00                     33,474.86
CG5876H105  MARVELL TECH GROUP MARVELL TECH GROUP INC
                                                                         Acquisitions        9,600.00    -332,470.84
                                                                         Dispositions       -2,600.00                     88,544.83
C577081102  MATTEL INC COM
                                                                         Acquisitions        3,850.00     -75,034.33
                                                                         Dispositions       -7,050.00                    135,503.76
C57772K101  MAXIM INTEGRATED PRODS INC COM
                                                                         Acquisitions        8,175.00    -335,320.72
                                                                         Dispositions       -4,475.00                    171,938.92
                                                                         Free Delivery      -9,000.00
                                                                         Free Receipt        9,000.00
C577778103  MAY DEPT STORES CO COM
                                                                         Acquisitions        4,800.00     -93,231.36
                                                                         Dispositions       -4,500.00                    114,690.62
C55262C100  MBIA INC COM
                                                                         Acquisitions       12,100.00    -514,427.19
                                                                         Dispositions      -12,100.00                    685,808.69
C55262L100  MBNA CORP COM
                                                                         Acquisitions       86,850.00  -1,405,597.49
                                                                         Dispositions     -215,100.00                  4,585,676.26
                                                                         Free Delivery     -23,800.00
                                                                         Free Receipt       23,800.00


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       67



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C580135101  MC DONALDS CORP COM
                                                                         Acquisitions       63,425.00  -1,239,008.03
                                                                         Dispositions      -48,691.00                    876,936.62
                                                                         Free Delivery     -12,591.00
                                                                         Free Receipt       12,591.00
C580031201  MCDATA CORP CL A
                                                                         Acquisitions        7,900.00     -98,331.81
                                                                         Dispositions       -7,900.00                     77,157.52
C58155Q103  MCKESSON CORP
                                                                         Acquisitions          900.00     -31,054.48
                                                                         Dispositions         -900.00                     29,029.79
C584690309  MEDICIS PHARMACEUTICAL CORP CL A NEW
                                                                         Acquisitions        1,000.00     -57,319.80
                                                                         Dispositions       -1,000.00                     58,376.16
C584699102  MEDIMMUNE INC COM
                                                                         Acquisitions       26,000.00    -834,403.95
                                                                         Dispositions      -26,400.00                    770,486.88
                                                                         Free Delivery      -1,300.00
                                                                         Free Receipt        1,300.00
C585055106  MEDTRONIC INC COM
                                                                         Acquisitions       37,050.00  -1,738,710.48
                                                                         Dispositions       -4,750.00                    224,181.22
                                                                         Free Delivery     -13,500.00
                                                                         Free Receipt       13,500.00
C58551A108  MELLON FINL CORP COM
                                                                         Acquisitions       41,900.00  -1,023,375.13
                                                                         Dispositions      -32,000.00                    888,099.68
                                                                         Free Delivery     -16,300.00
                                                                         Free Receipt       16,300.00
C587200106  MENTOR GRAPHICS CORP COM
                                                                         Acquisitions        5,500.00     -58,998.55
                                                                         Dispositions       -5,500.00                     94,445.83
C587376104  MERCANTILE BK CORP COM
                                                                         Acquisitions        1,200.00     -39,912.00
                                                                         Dispositions         -180.00                      5,833.52
C589331107  MERCK & CO INC COM
                                                                         Acquisitions       28,800.00  -1,351,611.94
                                                                         Dispositions      -25,000.00                  1,239,796.41


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       68



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C589405109  MERCURY INTERACTIVE CORP COM
                                                                         Acquisitions        2,900.00    -123,428.01
                                                                         Dispositions       -2,900.00                    131,588.51
                                                                         Free Delivery      -1,500.00
                                                                         Free Receipt        1,500.00
C590188108  MERRILL LYNCH & CO INC COM
                                                                         Acquisitions        6,100.00    -321,076.01
                                                                         Dispositions      -25,386.00                  1,111,650.58
C591097209  METAL MGMT INC COM NEW STK NEW
                                                                         Acquisitions        4,950.00    -104,756.23
                                                                         Dispositions       -1,070.00                     23,714.06
C592688105  METTLER-TOLEDO INTL INC COM
                                                                         Acquisitions        2,000.00     -76,791.00
                                                                         Dispositions         -570.00                     22,313.84
C552880106  MGI PHARMA INC COM
                                                                         Acquisitions          700.00     -28,633.28
                                                                         Dispositions         -200.00                      7,719.87
C552848103  MGIC INVT CORP WIS COM
                                                                         Acquisitions       16,800.00    -686,612.11
                                                                         Dispositions       -8,100.00                    441,645.76
C552953101  MGM MIRAGE COM
                                                                         Acquisitions       16,100.00    -429,822.00
                                                                         Dispositions      -16,100.00                    584,697.74
C595017104  MICROCHIP TECH INC COM
                                                                         Acquisitions       35,800.00    -846,093.82
                                                                         Dispositions      -30,200.00                    725,692.00
                                                                         Free Delivery     -19,800.00
                                                                         Free Receipt       19,800.00
C594918104  MICROSOFT CORP COM
                                                                         Acquisitions       73,700.00  -2,069,890.52
                                                                         Dispositions      -40,700.00                  1,181,040.70
                                                                         Free Delivery     -56,700.00
                                                                         Free Receipt       56,700.00
C594972408  MICROSTRATEGY INC CL A NEW
                                                                         Acquisitions        1,135.00     -44,932.50
                                                                         Dispositions         -355.00                     18,041.48
C608554200  MOLEX INC CL A
                                                                         Acquisitions        1,900.00     -43,927.34


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       69



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions       -2,300.00                     43,726.92
C60855R100  MOLINA HEALTHCARE INC COM
                                                                         Acquisitions        2,400.00     -53,705.99
                                                                         Dispositions         -700.00                     17,769.75
C61166W101  MONSANTO CO NEW COM
                                                                         Acquisitions    1,186,332.00 -25,911,334.51
                                                                         Dispositions   -1,089,003.00                 24,133,367.31
                                                                         Free Delivery  -2,097,155.00
                                                                         Free Receipt    2,026,883.00
C999899602  MONSANTO PARTICIPANT LOANS
                                                                         Acquisitions   10,284,002.68 -10,284,002.68
                                                                         Dispositions   -8,929,720.87                  8,929,720.87
C617446448  MORGAN STANLEY
                                                                         Acquisitions       49,700.00  -2,461,256.33
                                                                         Dispositions      -24,600.00                  1,241,996.58
                                                                         Free Delivery     -19,100.00
                                                                         Free Receipt       19,100.00
C619903107  MOTHERS WK INC COM
                                                                         Acquisitions          275.00      -8,596.50
                                                                         Dispositions       -1,175.00                     30,951.17
C55377A106  MTC TECHNOLOGIES INC COM
                                                                         Acquisitions          820.00     -17,164.68
                                                                         Dispositions       -1,920.00                     52,979.94
C62852P103  MYKROLIS CORP COM
                                                                         Acquisitions        5,650.00     -63,829.64
                                                                         Dispositions       -2,230.00                     30,237.79
C63607P208  NATL FINL PARTNERS CORP COM
                                                                         Acquisitions        1,600.00     -36,800.00
                                                                         Dispositions       -1,600.00                     42,114.34
C638904102  NAVIGATORS GROUP INC COM
                                                                         Acquisitions          400.00     -11,800.00
                                                                         Dispositions         -290.00                      9,011.27
C62886E108  NCR CORP COM
                                                                         Acquisitions        2,700.00     -46,384.92
                                                                         Dispositions       -1,600.00                     55,149.41
C640268108  NEKTAR THERAPEUTICS COM
                                                                         Acquisitions        3,400.00     -45,175.53
                                                                         Dispositions         -950.00                     13,285.36


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       70



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C64120L104  NETWORK APPLIANCE INC DEL
                                                                         Acquisitions        4,300.00     -73,317.82
                                                                         Dispositions      -11,100.00                    223,522.47
C640938106  NETWORKS ASSOC INC COM STK
                                                                         Acquisitions        1,100.00     -20,959.30
                                                                         Dispositions       -1,100.00                     13,515.61
C64124W106  NEUROBIOLOGICAL TECHNOLOGIES INC COM
                                                                         Acquisitions        3,500.00     -13,768.11
                                                                         Dispositions       -3,500.00                     19,866.11
C64125C109  NEUROCRINE BIOSCIENCES INC COM
                                                                         Acquisitions          600.00     -31,770.59
                                                                         Dispositions         -300.00                     15,527.26
C650111107  NEW YORK TIMES CO CL A ISIN #US6501111073
                                                                         Acquisitions          200.00      -9,271.19
                                                                         Dispositions       -9,800.00                    451,146.82
C651229106  NEWELL RUBBERMAID INC COM
                                                                         Acquisitions       46,000.00  -1,276,080.09
                                                                         Dispositions      -58,000.00                  1,265,578.08
                                                                         Free Delivery     -10,500.00
                                                                         Free Receipt       10,500.00
C65333F107  NEXTEL PARTNERS INC CL A
                                                                         Acquisitions        6,500.00     -35,836.80
                                                                         Dispositions      -12,500.00                    101,314.49
C654106103  NIKE INC CL B
                                                                         Acquisitions       12,800.00    -682,788.31
                                                                         Dispositions       -5,900.00                    308,149.56
                                                                         Free Delivery      -5,800.00
                                                                         Free Receipt        5,800.00
CG65422100  NOBLE CORPORATION COM
                                                                         Acquisitions       19,300.00    -667,072.68
                                                                         Dispositions      -11,800.00                    410,086.99
C670002104  NOVAVAX INC COM
                                                                         Acquisitions        2,600.00      -7,556.81
                                                                         Dispositions       -5,600.00                     23,384.31
C670006105  NOVELL INC COM
                                                                         Acquisitions       37,800.00    -279,222.82
                                                                         Dispositions      -16,900.00                     84,591.51
C670008101  NOVELLUS SYS INC COM


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       71



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions        2,600.00     -82,151.51
                                                                         Dispositions      -11,600.00                    460,156.89
C62936P103  NPS PHARMACEUTICALS INC COM
                                                                         Acquisitions        2,500.00     -55,046.25
                                                                         Dispositions         -780.00                     21,590.37
C628916108  NS GROUP INC COM
                                                                         Acquisitions        5,900.00     -42,900.94
                                                                         Dispositions       -3,000.00                     20,005.88
C629445206  NVE CORP COM NEW
                                                                         Acquisitions          700.00     -28,342.41
                                                                         Dispositions         -200.00                      9,553.79
C674599105  OCCIDENTAL PETE CORP COM
                                                                         Acquisitions       16,200.00    -472,333.95
                                                                         Dispositions       -7,100.00                    225,263.71
                                                                         Free Delivery      -9,500.00
                                                                         Free Receipt        9,500.00
C67611V101  ODYSSEY HEALTHCARE INC COM
                                                                         Acquisitions        1,625.00     -37,924.74
                                                                         Dispositions       -2,960.00                    102,398.62
C677240103  OH CAS CORP COM
                                                                         Acquisitions        3,700.00     -47,004.91
                                                                         Dispositions       -3,700.00                     51,454.87
CY6476W104  OMI CORP NEW COM
                                                                         Acquisitions        5,400.00     -26,237.54
                                                                         Dispositions       -5,400.00                     34,095.44
C681919106  OMNICOM GROUP INC COM
                                                                         Acquisitions        1,500.00     -86,402.54
                                                                         Dispositions       -4,800.00                    367,944.90
C682128103  OMNIVISION TECHNOLOGIES INC COM
                                                                         Acquisitions        2,500.00     -49,611.27
                                                                         Dispositions       -2,500.00                     63,697.01
C682189105  ON SEMICONDUCTOR CORP COM
                                                                         Acquisitions       17,000.00     -82,056.27
                                                                         Dispositions       -4,500.00                     21,562.98
C68273G101  ONLINE RES CORP COM
                                                                         Acquisitions        5,500.00     -33,679.97
                                                                         Dispositions       -2,300.00                     15,117.95
C683399109  ONYX PHARMACEUTICALS INC DEL COM


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       72



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions        4,800.00     -66,846.66
                                                                         Dispositions       -2,800.00                     59,286.44
C68371P102  OPEN SOLUTIONS INC COM STK
                                                                         Acquisitions          800.00     -13,600.00
                                                                         Dispositions         -800.00                     15,031.10
C68389X105  ORACLE CORP COM
                                                                         Acquisitions      154,900.00  -1,928,059.67
                                                                         Dispositions      -66,400.00                    825,433.08
                                                                         Free Delivery     -81,600.00
                                                                         Free Receipt       81,600.00
C688239201  OSHKOSH TRUCK CORP COM
                                                                         Acquisitions          600.00     -35,248.98
                                                                         Dispositions       -1,600.00                     89,759.07
C690310107  OVERLAND STORAGE INC COM
                                                                         Acquisitions        5,200.00    -104,029.52
                                                                         Dispositions       -1,170.00                     22,278.33
C690322102  OVERNITE CORP COM
                                                                         Acquisitions        3,050.00     -58,791.25
                                                                         Dispositions         -490.00                     10,433.32
CG6797E106  O2 MICRO INTL O2 MICRO INTL LTD COM STK
                                                                         Acquisitions        2,600.00     -27,208.25
                                                                         Dispositions       -1,330.00                     28,466.26
C693149106  P A M TRANSN SVCS INC COM
                                                                         Acquisitions        1,800.00     -39,977.59
                                                                         Dispositions       -2,700.00                     53,508.39
C703481101  PATTERSON-UTI ENERGY INC COM
                                                                         Acquisitions        1,400.00     -44,091.36
                                                                         Dispositions       -4,800.00                    151,752.78
C704326107  PAYCHEX INC COM
                                                                         Acquisitions        5,700.00    -156,223.16
                                                                         Dispositions       -5,700.00                    210,435.82
C705560100  PEETS COFFEE & TEA INC COM
                                                                         Acquisitions        4,500.00     -70,134.49
                                                                         Dispositions       -2,800.00                     51,630.95
C707051108  PENFORD CORP COM
                                                                         Acquisitions        1,585.00     -18,760.76
                                                                         Dispositions         -685.00                      8,320.68
C709754105  PENWEST PHARMACEUTICALS CO COM


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       73



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions        3,300.00     -74,082.39
                                                                         Dispositions         -810.00                     14,113.12
C712713106  PEOPLESOFT INC COM
                                                                         Acquisitions       13,500.00    -272,433.05
                                                                         Dispositions      -21,600.00                    346,360.56
C713409100  PEPSI BOTTLING GROUP INC COM STK ISIN US7134091005
                                                                         Acquisitions       17,800.00    -459,515.61
                                                                         Dispositions      -47,000.00                    984,801.04
                                                                         Free Delivery     -13,000.00
                                                                         Free Receipt       13,000.00
C713448108  PEPSICO INC COM
                                                                         Acquisitions       54,500.00  -2,460,626.30
                                                                         Dispositions       -8,450.00                    391,587.10
                                                                         Free Delivery     -11,200.00
                                                                         Free Receipt       11,200.00
C713569309  PER-SE TECHNOLOGIES INC COM NEW
                                                                         Acquisitions        5,340.00     -51,317.78
                                                                         Dispositions       -8,210.00                    105,196.51
C713755106  PERFORMANCE FOOD GROUP CO COM
                                                                         Acquisitions        2,800.00     -89,297.12
                                                                         Dispositions       -3,590.00                    137,380.83
C717081103  PFIZER INC COM STK $.11 1/9 PAR
                                                                         Acquisitions      215,569.00  -6,943,138.18
                                                                         Dispositions   -1,684,256.60                 55,166,826.77
                                                                         Free Delivery    -697,532.00
                                                                         Free Receipt   12,676,952.60
C71902E109  PHOENIX COS INC NEW COM
                                                                         Acquisitions        6,000.00     -58,005.90
                                                                         Dispositions       -6,000.00                     67,383.81
C719364101  PHOTON DYNAMICS INC COM
                                                                         Acquisitions        1,250.00     -41,726.68
                                                                         Dispositions       -1,250.00                     47,354.87
C720279108  PIER 1 IMPORTS INC COM
                                                                         Acquisitions        6,800.00    -133,053.38
                                                                         Dispositions       -6,800.00                    133,039.07
                                                                         Free Delivery      -6,600.00
                                                                         Free Receipt        6,600.00
C723481107  PINNACLE SYS INC COM


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       74



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions        8,000.00     -89,393.50
                                                                         Dispositions       -8,000.00                     72,842.80
C724479100  PITNEY BOWES INC COM
                                                                         Acquisitions        6,000.00    -201,052.20
                                                                         Free Delivery      -6,000.00
                                                                         Free Receipt        6,000.00
C693475105  PNC FINANCIAL SERVICES GROUP COM STK
                                                                         Acquisitions        4,100.00    -184,705.00
                                                                         Dispositions      -10,300.00                    440,010.96
                                                                         Free Delivery      -4,800.00
                                                                         Free Receipt        4,800.00
C732813100  POORE BROS INC COM
                                                                         Acquisitions        3,500.00     -16,240.00
                                                                         Dispositions       -3,500.00                     17,376.68
C732827100  POPE & TALBOT INC COM
                                                                         Acquisitions        1,400.00     -17,505.60
                                                                         Dispositions       -1,400.00                     16,234.32
C73640Q105  PORTFOLIO RECOVERY ASSOCS INC COM
                                                                         Acquisitions          900.00     -18,166.28
                                                                         Dispositions       -2,600.00                     59,517.53
C742718109  PROCTER & GAMBLE CO COM
                                                                         Acquisitions       21,400.00  -1,942,118.39
                                                                         Dispositions       -6,200.00                    551,413.59
                                                                         Free Delivery      -5,900.00
                                                                         Free Receipt        5,900.00
C743187106  PROGENICS PHARMACEUTICALS INC COM
                                                                         Acquisitions          900.00     -13,427.60
                                                                         Dispositions         -140.00                      2,246.89
C743315103  PROGRESSIVE CORP OH COM
                                                                         Acquisitions       12,900.00    -746,377.55
                                                                         Dispositions       -4,300.00                    323,130.28
C74369L103  PROTEIN DESIGN LABS INC COM
                                                                         Acquisitions        1,400.00     -20,827.66
                                                                         Dispositions       -5,400.00                     55,089.94
C744573106  PUB SERVICE ENTERPRISE GROUP INC COM
                                                                         Acquisitions        6,900.00    -249,306.66
                                                                         Dispositions      -14,800.00                    513,527.98
                                                                         Free Delivery      -6,900.00


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       75



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Free Receipt        6,900.00
C101121AA9  PVTPL BSTN PPTYS INC BSTN PROPS 5.625 DUE
            04-15-2015/04-14-2015 BEO
                                                                         Acquisitions      150,000.00    -149,847.00
                                                                         Free Delivery    -150,000.00
C10112RAA2  PVTPL BSTN PPTYS LTD PARTNERSHIP SR NT 144A 6.25
            DUE 01-15-2013/01-14-2013 BEO
                                                                         Acquisitions      175,000.00    -175,613.50
                                                                         Free Delivery    -175,000.00
C747277101  QLOGIC CORP COM
                                                                         Acquisitions          800.00     -32,260.08
                                                                         Dispositions         -800.00                     41,828.31
C747525103  QUALCOMM INC COM
                                                                         Acquisitions       10,050.00    -419,783.92
                                                                         Dispositions      -16,150.00                    611,599.27
C74834L100  QUEST DIAGNOSTICS INC COM
                                                                         Acquisitions          600.00     -40,406.98
                                                                         Dispositions         -900.00                     56,440.81
C74834T103  QUEST SOFTWARE INC COM ISIN US74834T1034
                                                                         Acquisitions        3,500.00     -42,692.30
                                                                         Dispositions       -3,500.00                     47,627.08
C74837R104  QUICKSILVER RES INC COM
                                                                         Acquisitions          600.00     -12,068.04
                                                                         Dispositions       -1,200.00                     28,875.53
C75040P405  RADIO 1 INC CL D NON VTG
                                                                         Acquisitions        3,500.00     -58,348.75
                                                                         Dispositions       -1,000.00                     15,522.28
CM81873107  RADWARE LTD COM STK
                                                                         Acquisitions        7,700.00    -122,278.26
                                                                         Dispositions       -3,250.00                     63,294.16
C755081106  RAYOVAC CORP COM
                                                                         Acquisitions        3,500.00     -43,829.88
                                                                         Dispositions       -3,500.00                     58,310.56
C755111507  RAYTHEON CO COM NEW
                                                                         Acquisitions        4,300.00    -129,079.10
                                                                         Dispositions      -33,600.00                    991,447.63
                                                                         Free Delivery      -8,900.00
                                                                         Free Receipt        8,900.00
C756577102  RED HAT INC COM
                                                                         Acquisitions        5,000.00     -40,673.50


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       76



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions       -1,450.00                     18,335.63
C75689M101  RED ROBIN GOURMET BURGERS INC COM
                                                                         Acquisitions        1,410.00     -17,147.60
                                                                         Dispositions       -1,410.00                     29,589.43
C758075402  REDWOOD TR INC COM
                                                                         Acquisitions        1,100.00     -47,852.89
                                                                         Dispositions       -1,020.00                     51,541.15
C758932107  REGIS CORP MINN COM
                                                                         Acquisitions        3,210.00    -106,782.79
                                                                         Dispositions         -810.00                     30,237.07
C749941100  RF MICRO DEVICES INC COM
                                                                         Acquisitions        4,400.00     -28,084.83
                                                                         Dispositions       -4,400.00                     21,791.08
C749607107  RLI CORP COM
                                                                         Acquisitions        1,000.00     -28,040.00
                                                                         Dispositions       -1,900.00                     54,815.45
C775371107  ROHM & HAAS CO COM
                                                                         Acquisitions        9,500.00    -293,238.53
                                                                         Dispositions      -13,900.00                    388,941.78
                                                                         Free Delivery      -3,900.00
                                                                         Free Receipt        3,900.00
C776696106  ROPER INDS INC NEW COM
                                                                         Acquisitions        2,330.00     -99,450.00
                                                                         Dispositions         -580.00                     28,062.08
C780008108  ROXIO INC COM
                                                                         Acquisitions        5,900.00     -62,036.96
                                                                         Dispositions       -5,900.00                     25,027.17
C780257804  ROYAL DUTCH PETRO N.Y REGISTRY SH PAR N 1.25 GLDR
                                                                         Acquisitions        9,300.00    -417,105.00
                                                                         Dispositions      -19,900.00                    856,860.67
                                                                         Free Delivery      -9,300.00
                                                                         Free Receipt        9,300.00
C781270103  RUDOPLH TECHNOLOGIES INC COM
                                                                         Acquisitions        1,500.00     -34,882.90
                                                                         Dispositions         -280.00                      6,453.69
C795435106  SALIX PHARMACEUTICALS LTD COM DE
                                                                         Acquisitions        2,900.00     -15,625.43
                                                                         Dispositions       -2,900.00                     29,034.73


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       77



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C800363103  SANDY SPRING BANCORP INC CMT-COM
                                                                         Acquisitions        1,500.00     -49,228.50
                                                                         Dispositions       -1,500.00                     55,761.33
C803062108  SAPIENT CORP COM
                                                                         Acquisitions       22,400.00     -51,403.26
                                                                         Dispositions      -22,400.00                     94,860.21
C80556P302  SAXON CAP INC COM
                                                                         Acquisitions        7,600.00    -111,529.28
                                                                         Dispositions       -7,600.00                    123,034.04
C78387G103  SBC COMMUNICATIONS INC COM
                                                                         Acquisitions       15,100.00    -357,281.20
                                                                         Dispositions      -12,200.00                    363,104.20
                                                                         Free Delivery      -8,800.00
                                                                         Free Receipt        8,800.00
C806605101  SCHERING-PLOUGH CORP COM
                                                                         Acquisitions       38,300.00    -644,352.30
                                                                         Dispositions      -38,600.00                    678,103.29
                                                                         Free Delivery     -11,300.00
                                                                         Free Receipt       11,300.00
C806857108  SCHLUMBERGER LTD COM STK
                                                                         Acquisitions        4,000.00    -209,415.97
                                                                         Dispositions       -3,200.00                    132,096.21
C806882106  SCHNITZER STL INDS INC CL A
                                                                         Acquisitions        2,585.00     -97,707.02
                                                                         Dispositions       -3,020.00                    124,354.31
C807066105  SCHOLASTIC CORP COM
                                                                         Acquisitions        2,100.00     -66,210.62
                                                                         Dispositions       -4,050.00                    118,312.43
C811054204  SCRIPPS E.W INC NEW CL A COM
                                                                         Acquisitions        7,500.00    -582,384.63
                                                                         Dispositions       -1,000.00                     88,220.32
                                                                         Free Delivery        -600.00
                                                                         Free Receipt          600.00
C812387108  SEARS ROEBUCK & CO COM
                                                                         Acquisitions        5,900.00    -129,113.83
                                                                         Dispositions      -37,849.00                    884,895.59
                                                                         Free Delivery     -14,749.00
                                                                         Free Receipt       14,749.00


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       78



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C81616X103  SELECT COMFORT CORP OC-CAP STK
                                                                         Acquisitions       10,800.00    -115,966.65
                                                                         Dispositions       -6,360.00                    140,902.40
C816850101  SEMTECH CORP
                                                                         Acquisitions        3,500.00     -50,805.65
                                                                         Dispositions       -1,100.00                     24,349.36
C81760N109  SERVICEMASTER CO COM
                                                                         Acquisitions       37,900.00    -406,861.99
                                                                         Dispositions      -41,000.00                    383,477.93
C825549108  SHUFFLE MASTER INC COM
                                                                         Acquisitions          300.00      -5,311.89
                                                                         Dispositions       -1,500.00                     33,097.64
C826516106  SIERRA WIRELESS INC COM STK
                                                                         Acquisitions        4,350.00     -77,403.75
                                                                         Dispositions         -740.00                     15,628.06
CG81477104  SINA CORPORATION COM STK USD0.133
                                                                         Acquisitions        3,000.00     -34,265.40
                                                                         Dispositions       -1,560.00                     54,802.95
C83088M102  SKYWORKS SOLUTIONS INC COM
                                                                         Acquisitions        3,700.00     -24,363.02
                                                                         Dispositions       -9,700.00                     51,694.87
C78442P106  SLM CORP COM
                                                                         Acquisitions       28,700.00  -1,502,511.09
                                                                         Dispositions      -18,500.00                    846,531.95
                                                                         Free Delivery      -6,900.00
                                                                         Free Receipt        6,900.00
C832110100  SMITH INTL INC COM
                                                                         Acquisitions        1,500.00     -56,281.46
                                                                         Dispositions       -2,300.00                     87,954.00
C83408W103  SOHU COM INC COM
                                                                         Acquisitions        2,000.00     -32,859.33
                                                                         Dispositions         -630.00                     20,397.23
C834376105  SOLUTIA INC COM STK
                                                                         Dispositions     -125,665.00                    316,609.00
                                                                         Free Delivery     -55,723.00
                                                                         Free Receipt       28,707.00
C845467109  SOUTHWESTN ENERGY CO COM
                                                                         Acquisitions        2,000.00     -23,919.76


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       79



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions         -650.00                     11,673.44
C846425882  SPANISH BROADCASTING SYS INC CL A COM STK
                                                                         Acquisitions        7,000.00     -68,478.57
                                                                         Dispositions         -900.00                      8,432.60
C848934105  SPORTSLINE.COM INC COM
                                                                         Acquisitions        8,400.00     -12,722.80
                                                                         Dispositions       -8,400.00                      9,119.14
C784635104  SPX CORP COM
                                                                         Acquisitions          700.00     -28,573.65
                                                                         Dispositions       -1,300.00                     67,408.42
C790849103  ST JUDE MED INC COM
                                                                         Acquisitions       16,400.00    -923,069.33
                                                                         Dispositions       -6,425.00                    338,087.92
C857477103  ST STR CORP COM
                                                                         Acquisitions       10,100.00    -491,971.36
                                                                         Dispositions       -3,100.00                    125,233.88
C855030102  STAPLES INC COM
                                                                         Acquisitions        5,500.00    -129,206.96
                                                                         Dispositions       -5,500.00                    132,428.29
                                                                         Free Delivery      -5,500.00
                                                                         Free Receipt        5,500.00
C855244109  STARBUCKS CORP COM
                                                                         Acquisitions       24,700.00    -680,848.32
                                                                         Dispositions       -7,900.00                    223,849.23
C85590A203  STARWOOD HOTELS & RESORTS WORLDWIDE INC PAIRED
            CTF 1 B SH BEN INT STARWOOD REIT
                                                                         Acquisitions        9,100.00    -221,255.67
                                                                         Dispositions      -12,500.00                    348,987.78
                                                                         Free Delivery      -8,100.00
                                                                         Free Receipt        8,100.00
C857873103  STEAK N SHAKE CO COM
                                                                         Acquisitions        1,580.00     -17,438.46
                                                                         Dispositions       -1,580.00                     23,523.74
C862685104  STRATASYS INC COM
                                                                         Acquisitions        3,375.00     -83,917.75
                                                                         Dispositions       -2,155.00                     82,515.35
C863667101  STRYKER CORP COM
                                                                         Acquisitions        7,700.00    -572,202.18
                                                                         Dispositions       -1,200.00                     89,143.90


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       80



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C867363103  SUNGARD DATA SYS INC COM
                                                                         Acquisitions        2,500.00     -56,906.55
                                                                         Dispositions       -3,000.00                     79,923.83
C867931107  SUPERCONDUCTOR TECHNOLOGIES INC COM
                                                                         Acquisitions       15,100.00     -81,160.19
                                                                         Dispositions       -8,400.00                     46,975.40
C868587106  SUPPORT SOFT INC
                                                                         Acquisitions        4,500.00     -39,631.36
                                                                         Dispositions       -1,600.00                     20,643.71
C871503108  SYMANTEC CORP COM
                                                                         Acquisitions       21,900.00  -1,008,561.55
                                                                         Dispositions      -11,600.00                    626,107.88
C871829107  SYSCO CORP COM
                                                                         Acquisitions       18,500.00    -575,759.51
                                                                         Dispositions      -20,400.00                    670,895.85
                                                                         Free Delivery      -8,400.00
                                                                         Free Receipt        8,400.00
C872443403  T-HQ INC COM NEW
                                                                         Acquisitions        2,700.00     -47,453.80
                                                                         Dispositions       -4,800.00                     73,510.92
C874054109  TAKE-TWO INTERACTIVE SOFTWARE INC CDT-COM
                                                                         Acquisitions        2,500.00     -52,554.75
                                                                         Dispositions       -4,260.00                    124,070.37
C87588Q109  TANOX INC COM STK
                                                                         Acquisitions        1,400.00     -12,173.46
                                                                         Dispositions         -690.00                      9,322.95
C87612E106  TARGET CORP COM
                                                                         Acquisitions       33,500.00  -1,276,781.07
                                                                         Dispositions       -9,100.00                    305,415.96
C872275102  TCF FNCL CORP COM
                                                                         Acquisitions          700.00     -26,551.70
                                                                         Dispositions       -2,000.00                     82,486.93
C886547108  TIFFANY & CO COM
                                                                         Acquisitions        1,900.00     -60,819.20
                                                                         Dispositions       -2,100.00                     60,765.33
C872540109  TJX COS INC COM NEW
                                                                         Acquisitions       31,200.00    -664,779.66
                                                                         Dispositions       -2,200.00                     42,481.59


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       81



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C890333107  TOO INC COM STK
                                                                         Acquisitions          180.00      -2,737.10
                                                                         Dispositions       -2,830.00                     50,809.38
C89531P105  TREX INC COM
                                                                         Acquisitions        3,300.00    -113,494.93
                                                                         Dispositions       -1,020.00                     37,653.12
C895925105  TRIAD GTY INC
                                                                         Acquisitions        1,300.00     -55,771.06
                                                                         Dispositions         -370.00                     17,797.86
C89579K109  TRIAD HOSPS INC COM
                                                                         Acquisitions        1,300.00     -32,512.95
                                                                         Dispositions       -3,600.00                     82,554.57
C896047107  TRIBUNE CO COM
                                                                         Acquisitions        6,100.00    -291,303.35
                                                                         Dispositions       -2,800.00                    132,898.57
C895919108  TRIDENT MICROSYSTEMS INC COM
                                                                         Acquisitions        5,700.00     -97,850.81
                                                                         Dispositions       -3,360.00                     71,061.31
C882508104  TX INSTRS INC COM
                                                                         Acquisitions       63,300.00  -1,402,019.61
                                                                         Dispositions      -74,700.00                  1,357,905.61
                                                                         Free Delivery     -18,300.00
                                                                         Free Receipt       18,300.00
C90262T308  UCBH HLDGS INC COM
                                                                         Acquisitions        1,050.00     -45,791.66
                                                                         Dispositions       -2,720.00                     86,574.72
C903914109  ULTRA PETE CORP COM NPV
                                                                         Acquisitions        2,210.00     -22,664.90
                                                                         Dispositions       -4,400.00                     79,854.11
C911312106  UNITED PARCEL SVC INC CL B
                                                                         Acquisitions        5,400.00    -347,887.22
                                                                         Dispositions       -1,100.00                     68,086.81
C912828AF7  UNITED STATES TREAS NTS BD INFLATION INDEXED 3 DUE
            07-15-2012 REG
                                                                         Acquisitions       50,000.00     -54,853.98
                                                                         Dispositions     -440,000.00                    483,127.66
C914906102  UNIVISION COMMUNICATIONS INC CL A
                                                                         Acquisitions        2,400.00     -73,387.30
                                                                         Dispositions       -3,200.00                    103,692.62


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       82



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C91529B106  UNOVA INC COM
                                                                         Acquisitions        2,580.00     -56,302.11
                                                                         Dispositions      -11,580.00                    177,021.40
C913903100  UNVL HEALTH SERVICES INC CL B COM
                                                                         Acquisitions        1,100.00     -43,966.06
                                                                         Dispositions      -12,500.00                    559,583.03
C902973304  US BANCORP
                                                                         Acquisitions       26,900.00    -590,305.27
                                                                         Dispositions       -4,700.00                    126,834.83
                                                                         Free Delivery     -22,600.00
                                                                         Free Receipt       22,600.00
C911163103  UTD NAT FOODS INC COM
                                                                         Acquisitions          450.00     -11,554.65
                                                                         Dispositions       -1,350.00                     48,381.94
C911301109  UTD PANAM FINL CORP COM
                                                                         Acquisitions        8,275.00    -113,918.14
                                                                         Dispositions       -2,305.00                     36,816.40
C913017109  UTD TECHNOLOGIES CORP COM
                                                                         Acquisitions       10,650.00    -837,450.29
                                                                         Dispositions      -18,650.00                  1,243,235.93
                                                                         Free Delivery      -9,200.00
                                                                         Free Receipt        9,200.00
C91307C102  UTD THERAPEUTICS CORP DEL COM STK
                                                                         Acquisitions        2,600.00     -59,170.34
                                                                         Dispositions       -1,180.00                     23,830.55
CG87210103  UTI WORLDWIDE INC ORD NPV
                                                                         Acquisitions          700.00     -18,875.52
                                                                         Dispositions       -1,620.00                     53,986.60
C918076100  UTSTARCOM INC COM
                                                                         Acquisitions          600.00     -11,290.92
                                                                         Dispositions       -5,350.00                    189,379.44
C920355104  VALSPAR CORP COM
                                                                         Acquisitions          550.00     -25,779.97
                                                                         Dispositions         -150.00                      7,317.14
C92046N102  VALUECLICK INC COM STK ISIN#US92046N1028
                                                                         Acquisitions        5,100.00     -18,051.45
                                                                         Dispositions       -5,100.00                     20,132.48
C921930103  VANS INC COM


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       83



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Acquisitions        5,400.00     -29,259.47
                                                                         Dispositions       -3,050.00                     33,229.87
C92220P105  VARIAN MED SYS INC COM ISIN #US9222091057
                                                                         Acquisitions        1,300.00     -70,539.53
                                                                         Dispositions       -1,400.00                     82,411.07
C918194101  VCA ANTECH INC COM STK
                                                                         Acquisitions        1,400.00     -21,350.00
                                                                         Dispositions       -2,030.00                     54,985.76
C922417100  VEECO INSTRS INC DEL COM
                                                                         Acquisitions        3,000.00     -46,448.25
                                                                         Dispositions       -3,000.00                     57,898.00
C923436109  VERITAS SOFTWARE CORP COM
                                                                         Acquisitions       35,300.00  -1,076,008.93
                                                                         Dispositions       -9,800.00                    287,273.12
C92343V104  VERIZON COMMUNICATIONS COM
                                                                         Acquisitions       16,400.00    -565,968.36
                                                                         Dispositions      -34,300.00                  1,387,888.16
                                                                         Free Delivery      -6,300.00
                                                                         Free Receipt        6,300.00
C925524308  VIACOM COM CL B
                                                                         Acquisitions       32,300.00  -1,296,247.97
                                                                         Dispositions      -16,500.00                    682,623.67
                                                                         Free Delivery      -6,200.00
                                                                         Free Receipt        6,200.00
C926471103  VICURON PHARMACEUTICALS INC COM
                                                                         Acquisitions        3,600.00     -51,044.13
                                                                         Dispositions       -1,050.00                     18,802.62
C92763R104  VIRAGE LOGIC CORP COM
                                                                         Acquisitions        1,500.00      -7,431.00
                                                                         Dispositions       -3,700.00                     15,668.76
C92839Y109  VISTACARE INC CL A COM
                                                                         Acquisitions        1,500.00     -29,395.16
                                                                         Dispositions       -2,480.00                     57,806.02
C954235107  W MARINE INC
                                                                         Acquisitions        5,700.00     -96,220.82
                                                                         Dispositions       -2,190.00                     47,373.53
C931142103  WAL-MART STORES INC COM
                                                                         Acquisitions       19,500.00  -1,066,026.72


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       84



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions      -21,800.00                  1,190,040.45
                                                                         Free Delivery     -17,800.00
                                                                         Free Receipt       17,800.00
C931422109  WALGREEN CO COM
                                                                         Acquisitions       24,100.00    -782,864.18
                                                                         Dispositions      -46,800.00                  1,498,687.60
                                                                         Free Delivery      -4,300.00
                                                                         Free Receipt        4,300.00
C942683103  WATSON PHARMACEUTICALS INC COM
                                                                         Acquisitions        3,500.00    -138,308.93
                                                                         Dispositions       -3,500.00                    145,222.33
                                                                         Free Delivery      -3,300.00
                                                                         Free Receipt        3,300.00
CG95089101  WEATHERFORD INTL LTD
                                                                         Acquisitions        8,200.00    -332,738.67
                                                                         Dispositions       -1,500.00                     55,424.81
C947684106  WEBSENSE INC COM STK ISIN# US9476841062
                                                                         Acquisitions          600.00      -8,155.00
                                                                         Dispositions       -1,400.00                     25,592.61
C94973H108  WELLPOINT HLTH NETWORKS INC CL A (NEW) DELAW EFF 8-4-97
                                                                         Acquisitions        9,400.00    -673,189.74
                                                                         Dispositions       -7,100.00                    594,618.04
C949746101  WELLS FARGO & CO NEW COM STK
                                                                         Acquisitions       23,700.00  -1,221,215.28
                                                                         Dispositions       -1,400.00                     66,139.18
                                                                         Free Delivery      -6,400.00
                                                                         Free Receipt        6,400.00
C959522103  WESTN SIERRA BANCORP COM
                                                                         Acquisitions        1,200.00     -39,046.33
                                                                         Dispositions         -274.75                     10,467.55
C961815107  WESTWOOD 1 INC COM
                                                                         Acquisitions       26,500.00    -837,566.28
                                                                         Dispositions       -4,900.00                    158,523.39
C961840105  WET SEAL INC CL A
                                                                         Acquisitions        9,350.00     -97,531.94
                                                                         Dispositions       -9,350.00                     94,990.37
C962166104  WEYERHAEUSER CO COM
                                                                         Acquisitions        8,600.00    -457,233.04


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       85



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Dispositions      -15,100.00                    835,280.81
C966387102  WHITING PETE CORP NEW COM STK
                                                                         Acquisitions        2,200.00     -34,100.00
                                                                         Dispositions         -400.00                      6,667.68
C969904101  WILLIAMS SONOMA INC COM
                                                                         Acquisitions        1,800.00     -51,132.24
                                                                         Dispositions       -1,600.00                     45,690.86
CG96655108  WILLIS GROUP HOLDINGS COM
                                                                         Acquisitions        1,400.00     -37,500.35
                                                                         Dispositions       -3,200.00                     97,958.62
C972232102  WILSON GREATBATCH TECHNOLOGIES INC COM
                                                                         Acquisitions        2,180.00     -62,197.33
                                                                         Dispositions         -680.00                     25,721.19
C97650W108  WINTRUST FINL CORP COM
                                                                         Acquisitions          425.00     -13,451.25
                                                                         Dispositions         -790.00                     31,959.24
C98235T107  WRIGHT MED GROUP INC COM
                                                                         Acquisitions        3,200.00     -67,220.23
                                                                         Dispositions         -900.00                     23,992.50
C982526105  WRIGLEY WM JR CO CAP
                                                                         Acquisitions        5,500.00     304,568.33
                                                                         Dispositions       -7,500.00                    415,236.16
C983024100  WYETH COM
                                                                         Acquisitions       54,400.00  -2,253,043.99
                                                                         Dispositions      -55,125.00                  2,339,810.36
                                                                         Free Delivery     -10,700.00
                                                                         Free Receipt       10,700.00
C983919101  XILINX INC COM
                                                                         Acquisitions        1,300.00     -29,844.88
                                                                         Dispositions       -1,300.00                     32,521.51
CG98255105  XL CAP LTD SHS A
                                                                         Acquisitions       15,050.00  -1,150,946.94
                                                                         Dispositions       -4,350.00                    355,052.63
                                                                         Free Delivery      -5,800.00
                                                                         Free Receipt        5,800.00
C98385X106  XTO ENERGY INC COM
                                                                         Acquisitions        2,300.00     -47,561.19
                                                                         Dispositions       -3,933.33                     92,386.78


NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                       86



5500 SUPPLEMENTAL SCHEDULES

01 JAN 03 - 31 DEC 03


*  Schedule of Acquisitions & Dispositions

                                                                                                             Cost of    Proceeds of
Asset ID    Security Description                                          Transaction      Shares/Par   Acquisitions   Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C989390109  ZENITH NATL INS CORP COM
                                                                         Acquisitions        2,200.00     -61,668.16
                                                                         Dispositions         -640.00                     19,315.68
C98956P102  ZIMMER HLDGS INC COM
                                                                         Acquisitions       10,500.00    -529,576.89
                                                                         Dispositions      -11,500.00                    610,568.04
                                                                         Free Delivery      -9,000.00
                                                                         Free Receipt        9,000.00
C989701107  ZIONS BANCORP COM
                                                                         Acquisitions          600.00     -37,223.87
                                                                         Dispositions         -100.00                      6,099.71
C989922109  ZOLL MED CORP COM
                                                                         Acquisitions        3,395.00    -111,626.57
                                                                         Dispositions       -2,455.00                     78,665.40
C98975F101  ZORAN CORP COM
                                                                         Dispositions       -2,190.04                     39,454.01
                                                                         Free Receipt          590.04
C336453105  1ST ST BANCORPORATION COM
                                                                         Acquisitions        1,000.00     -27,795.00
                                                                         Dispositions         -850.00                     22,294.12
C88579Y101  3M CO COM
                                                                         Acquisitions        6,725.00    -731,273.71
                                                                         Dispositions      -15,525.00                  1,440,522.56
                                                                         Free Delivery     -11,800.00
                                                                         Free Receipt       11,800.00
C350865101  4 KIDS ENTMT INC COM
                                                                         Acquisitions        1,400.00     -31,500.00
                                                                         Dispositions         -210.00                      5,537.44
C65440K106  99 CENTS ONLY STORES COM
                                                                         Acquisitions        1,730.00     -51,659.54
                                                                         Dispositions         -340.00                      9,203.36

NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04


                                                      87

MONSANTO SAVINGS AND INVESTMENT PLAN
SUPPLEMENTAL SCHEDULE 3
----------------------------------------------------------------------------










                     SCHEDULE OF REPORTABLE TRANSACTIONS

                           FOR THE PLAN YEAR ENDED

                                DEC. 31, 2003

5500 SUPPLEMENTAL SCHEDULES

1 JAN 03 - 31 DEC 03



*  5% Report - Part A


Single Transaction in Excess of 5%
===================================================================================================================================

                                                                                                    Purchase
Security Description / Asset ID                          Shares/Par Value             Date            Price           Sale Price

-----------------------------------------------------------------------------------------------------------------------------------


===================================================================================================================================

 Lease              Expenses                                      Current Value on
 Rental             Incurred              Cost                    Transaction Date                Net Gain/Loss

-----------------------------------------------------------------------------------------------------------------------------------




                                               THERE ARE NO REPORTABLE TRANSACTIONS


NOTE: TRANSACTIONS ARE BASED ON THE 2002-12-31 VALUE (INCLUDING ACCRUALS) OF 1,370,298,109.00










NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04

                                                                89

5500 SUPPLEMENTAL SCHEDULES

1 JAN 03 - 31 DEC 03



*  5% Report - Part B


Series of Non-Security Transactions with Same Party in Excess of 5%
===================================================================================================================================

                                                                                                    Purchase
Security Description / Asset ID                          Shares/Par Value             Date            Price           Sale Price

-----------------------------------------------------------------------------------------------------------------------------------


===================================================================================================================================

 Lease              Expenses                                      Current Value on
 Rental             Incurred              Cost                    Transaction Date                Net Gain/Loss

-----------------------------------------------------------------------------------------------------------------------------------




                                               THERE ARE NO REPORTABLE TRANSACTIONS


NOTE: TRANSACTIONS ARE BASED ON THE 2002-12-31 VALUE (INCLUDING ACCRUALS) OF 1,370,298,109.00










NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04

                                                                90

5500 SUPPLEMENTAL SCHEDULES

1 JAN 03 - 31 DEC 03



*  5% Report - Part C Summary


Series of Transactions by Issue in Excess of 5%
===================================================================================================================================

                                                                        Number of      ________Transaction Aggregate_________
Security Description / Asset ID                                      Transactions       Purchase Price            Sale Price

-----------------------------------------------------------------------------------------------------------------------------------
COLTV STIF CUSIP: 195997KR1                        Total purchases          1,263       334,715,168.09                  0.00

                                                       Total sales          1,804                 0.00        329,442,973.48

MFO FFTW FDS INC U S SHORT-TERM PORTFOLIO CUSIP:   Total purchases             61        68,783,604.35                  0.00
30242R105

                                                       Total sales            116                 0.00         69,950,000.00


===================================================================================================================================

 Lease              Expenses                                        Current Value of Asset
 Rental             Incurred               Cost of Asset                    on Transaction

-----------------------------------------------------------------------------------------------------------------------------------
                        0.00              334,715,168.09                    334,715,168.09

                        0.00              329,442,973.48                    329,442,973.48

                        0.00               68,783,604.35                     68,783,604.35


                        0.00               70,181,394.00                     69,950,000.00



NOTE: TRANSACTIONS ARE BASED ON THE 2002-12-31 VALUE (INCLUDING ACCRUALS) OF 1,370,298,109.00










NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04

                                                                91

5500 SUPPLEMENTAL SCHEDULES

1 JAN 03 - 31 DEC 03



*  5% Report - Part D


Series of Transactions with Same Party in Excess of 5%
===================================================================================================================================

                                                                                                    Purchase
Security Description / Asset ID                          Shares/Par Value             Date            Price           Sale Price

-----------------------------------------------------------------------------------------------------------------------------------


===================================================================================================================================

 Lease              Expenses                                      Current Value on
 Rental             Incurred              Cost                    Transaction Date                Net Gain/Loss

-----------------------------------------------------------------------------------------------------------------------------------




                                               THERE ARE NO REPORTABLE TRANSACTIONS


NOTE: TRANSACTIONS ARE BASED ON THE 2002-12-31 VALUE (INCLUDING ACCRUALS) OF 1,370,298,109.00










NORTHERN TRUST                                                         Generated by Northern Trust from periodic data on 18 May 04

                                                                92

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                               MONSANTO SAVINGS AND INVESTMENT PLAN


                             By:
                             /s/ WILMA K. SCHOPP
                             --------------------------------------------------
                             Wilma K. Schopp, Chairperson of the
                             Monsanto Company Employee Benefits Plan Committee, Administrator of the Plan

June 1, 2004

                                EXHIBIT INDEX

Exhibit
Number             Description
------             -----------

    23             Consent of Independent Registered Public Accounting Firm



                                     94